      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 13, 2001

                                                                     FILE NO. 0-

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES

     Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

                     ---------------------------------------

                            COLONY RIH HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                             95-4849060
(State or Other Jurisdiction of                              (I.R.S. Employer
Incorporation or Organization)                             Identification No.)

                     ---------------------------------------

                          COLONY RIH ACQUISITIONS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                             95-4828297
(State or Other Jurisdiction of                              (I.R.S. Employer
Incorporation or Organization)                             Identification No.)

                     ---------------------------------------

             1133 Boardwalk
            Atlantic City, NJ                                     08401
(Address of principal executive offices)                        (Zip Code)


               Registrants' telephone number, including area code:
                                 (609) 344-6000

                     ---------------------------------------

                          Copies of correspondence to:

 Thomas J. Barrack, Jr.                               Thomas M. Cerabino, Esq.
   Colony Capital, LLC                                Willkie Farr & Gallagher
1999 Avenue of the Stars                                 787 Seventh Avenue
       Suite 1200                                        New York, NY 10019
  Los Angeles, CA 90067

                     ---------------------------------------

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

   NOT APPLICABLE                                       NOT APPLICABLE
 Title of each class                            Name of each exchange on which
 to be so registered                            each class is to be registered

                     ---------------------------------------

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                            COLONY RIH HOLDINGS, INC.
                 CLASS A COMMON STOCK, PAR VALUE $.01 PER SHARE
                                (Title of Class)

                     ---------------------------------------

                          COLONY RIH ACQUISITIONS, INC.
                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                                (Title of Class)

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                                TABLE OF CONTENTS

   ITEM 1.  BUSINESS..........................................................2

   ITEM 2.  FINANCIAL INFORMATION............................................20

   ITEM 3.  PROPERTIES.......................................................31

   ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...31

   ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS.................................33

   ITEM 6.  EXECUTIVE COMPENSATION...........................................35

   ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................35

   ITEM 8.  LEGAL PROCEEDINGS................................................37

   ITEM 9.  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANTS'
             COMMON EQUITY AND RELATED STOCKHOLDER MATTERS...................38

   ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.........................38

   ITEM 11.  DESCRIPTION OF REGISTRANTS' SECURITIES TO BE REGISTERED.........39

   ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.......................41

   ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.....................42

   ITEM 14.  CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON
              ACCOUNTING AND FINANCIAL DISCLOSURE............................42

   ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS...............................42

FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE

      CERTAIN STATEMENTS IN THIS REGISTRATION STATEMENT CONTAIN OR MAY CONTAIN INFORMATION THAT IS FORWARD-LOOKING. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS AND WILL BE AFFECTED BY A VARIETY OF RISKS AND FACTORS INCLUDING BUT NOT LIMITED TO THE FOLLOWING: THE INABILITY OF REGULATED ENTITIES AND CERTAIN OFFICERS AND OTHER AFFILIATES OF THE COMPANY, THE SUBSIDIARY OR RIH (AS DEFINED HEREIN) TO OBTAIN GAMING LICENSES OR PERMITS IN JURISDICTIONS WHERE THE CURRENT OR PLANNED BUSINESS OF RIH REQUIRES SUCH LICENSES OR PERMITS; THE LIMITATION, CONDITIONING, REVOCATION OR SUSPENSION OF ANY SUCH GAMING LICENSES OR PERMITS; A FINDING OF UNSUITABILITY OR DENIAL BY REGULATORY AUTHORITIES WITH RESPECT TO ANY OFFICERS, DIRECTORS OR KEY EMPLOYEES REQUIRED TO BE FOUND SUITABLE; LOSS OR RETIREMENT OF KEY EXECUTIVES; INCREASED COMPETITION IN EXISTING MARKETS OR THE OPENING OF NEW GAMING JURISDICTIONS (INCLUDING IN NATIVE AMERICAN LANDS); A DECLINE IN THE PUBLIC ACCEPTANCE OF GAMING; INCREASES IN OR NEW TAXES OR FEES IMPOSED ON GAMING REVENUES OR GAMING DEVICES; SIGNIFICANT INCREASES IN FUEL OR TRANSPORTATION PRICES; ADVERSE ECONOMIC CONDITIONS IN RIH'S KEY MARKETS; AND SEVERE OR UNUSUAL WEATHER IN RIH'S KEY MARKETS. THE LEVEL OF RIH'S INDEBTEDNESS AND OTHER FIXED CHARGE OBLIGATIONS COULD HAVE IMPORTANT CONSEQUENCES, INCLUDING BUT NOT LIMITED TO THE FOLLOWING:
(1) A SUBSTANTIAL PORTION OF RIH'S CASH FLOW FROM OPERATIONS IS DEDICATED TO DEBT SERVICE AND OTHER FIXED CHARGE OBLIGATIONS AND MAY NOT BE AVAILABLE FOR OTHER PURPOSES; (2) RIH'S ABILITY TO OBTAIN ADDITIONAL FINANCING IN THE FUTURE FOR WORKING CAPITAL, CAPITAL EXPENDITURES OR ACQUISITIONS MAY BE LIMITED; AND
(3) RIH'S LEVEL OF INDEBTEDNESS COULD LIMIT ITS FLEXIBILITY IN REACTING TO CHANGES IN ITS INDUSTRY AND ECONOMIC CONDITIONS GENERALLY. READERS SHOULD CAREFULLY REVIEW THIS REGISTRATION STATEMENT IN ITS ENTIRETY, INCLUDING BUT NOT LIMITED TO THE COMPANY'S, THE SUBSIDIARY'S AND RIH'S RESPECTIVE FINANCIAL STATEMENTS AND THE NOTES THERETO.

ITEM 1.  BUSINESS

The Registrants

      Colony RIH Holdings, Inc., or the Company, was formed at the direction of Colony Investors IV, L.P., a Delaware limited partnership, or Colony IV, and an affiliate of Colony Capital, LLC, or Colony Capital, of Los Angeles, California, under the laws of the State of Delaware on March 7, 2001. Colony RIH Acquisitions, Inc., or the Subsidiary, is a wholly-owned subsidiary of the Company and was formed at the direction of Colony IV under the laws of the State of Delaware on October 24, 2000. The Company and the Subsidiary are referred to herein as the Registrants. The Registrants have conducted no business other than in connection with holding the outstanding capital stock of RIH (as defined herein).

      Colony Capital is a private, international investment firm focusing primarily on real estate-related assets and operating companies with a strategic dependence on such assets. Colony IV is its fourth discrete investment fund. Colony Capital is led by Thomas J. Barrack, Jr., Chairman and Chief Executive Officer. Colony Capital has a staff of approximately 85 people, with offices in Los Angeles, New York, Kohala Coast in Hawaii, Singapore, Seoul, Tokyo and Paris.

      The Subsidiary, Sun International North America, Inc., or SINA, a Delaware corporation, and GGRI, Inc., or GGRI, a Delaware corporation, entered into a Purchase Agreement, dated as of October 30, 2000, as amended. Pursuant to the Purchase Agreement, the Subsidiary acquired all of the capital stock of Resorts International Hotel, Inc., or RIH, a New Jersey corporation, the Warehouse Assets (as defined in the Purchase Agreement) and all of the capital stock of New Pier Operating Company, Inc., or New Pier, a New Jersey corporation, on April 25, 2001. The acquisition of the capital stock of RIH, the capital stock of New Pier and the Warehouse Assets is referred to herein as the Acquisition.

      Simultaneously with the closing of the Acquisition, the Subsidiary entered into an Option Agreement, dated April 25, 2001, which gives the Subsidiary the right to acquire certain undeveloped real estate, adjacent to Resorts Atlantic City (as defined below), owned by SINA for a purchase price of $40 million. The Option Agreement has a two-year term, which term may be extended for two additional one-year terms upon the payment of a $2.5 million extension fee, payable upon each extension. The Subsidiary currently leases the property subject to the Option Agreement from SINA pursuant to a Lease Agreement, dated April 25, 2001, with a term concurrent with the term of the Option Agreement.

      In connection with and immediately prior to the Acquisition, the Company issued the following:

      o 19,950 shares of its Class A common stock, par value $.01 per share, or Class A Common, to Colony RIH Voteco, LLC, or Voteco, a Delaware limited liability company,

      o 403,740 shares of its Class B common stock, par value $.01 per share, or Class B Common, and, together with the Class A Common, the Common Stock, to Colony IV and

      o 1,050 shares of its Class A Common and 21,250 shares of its Class B Common to Nicholas L. Ribis, who serves as Vice Chairman of the Subsidiary's Board of Directors and head of its Operating Committee.

Holders of Class A Common are entitled to one vote per share in all matters to be voted on by stockholders of the Company. Holders of Class B Common have no vote, except as otherwise expressly required by law. Mr. Barrack is the sole member and manager of Voteco.

      The Company issued Class A Common and Class B Common in connection with the organizational structure put in place in order to consummate the Acquisition. As a result of the Acquisition, Colony IV owns 95% of the outstanding non-voting common stock of RIH through the ownership of 95% of the outstanding Class B Common, representing approximately 95% of the common equity of RIH. Voteco owns 95% of the voting common stock in RIH through

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the ownership of 95% of the outstanding Class A Common, representing less than
1% of the common equity of RIH. Mr. Ribis owns 5% of the outstanding non-voting common stock and 5% of the voting common stock of RIH through the ownership of 5% of the outstanding Class B Common and 5% of the outstanding Class A Common, representing approximately 5% of the equity interest in RIH. As a result, Voteco will be able to govern all matters of the Company that are subject to the vote of stockholders, including the appointment of directors and the amendment of the Company's Certificate of Incorporation and Bylaws.

      The conditions to the consummation of the Acquisition included the Subsidiary obtaining interim authorization from the authority regulating gaming in the State of New Jersey, the New Jersey Casino Control Commission, or the NJCCC. The Subsidiary was required to obtain interim authorization from the NJCCC in order for RIH to continue to conduct gaming activities in New Jersey after the consummation of the Acquisition. The NJCCC granted interim authorization on March 28, 2001, by way of Resolution No. 01-7-6, or the Resolution, finding that the Subsidiary established by clear and convincing evidence that issuance of interim authorization to it will best serve the interest of the public. See "--Regulatory and Gaming Taxes and Fees."

      The diagram below shows the ownership of RIH immediately before the Acquisition, as well as certain affiliations between certain parties.

      [diagram]

      The diagram below shows the ownership of the Company and RIH following the Acquisition, as well as certain affiliations among certain parties.

      [diagram]

      The Company financed the Acquisition and paid related fees and expenses with:

      o proceeds from the issuance of Common Stock to Colony IV, Voteco and Mr. Ribis,

      o     a $17.5 million note issued by the Company to SINA, or the Seller
            Note,

      o borrowings by the Subsidiary guaranteed by the Company under a $90 million Credit Agreement, dated April 5, 2001, among the Company, the Guarantors named therein, the Lenders named therein, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bankers Trust Company, or the Credit Facility and

      o     RIH's available cash.

      The Seller Note pays interest at a rate of 12.5% per annum. The interest is payable semi-annually, 50% in cash and 50% in additional subordinated notes with the principal due April 25, 2008. The Credit Facility is comprised of term loans and a revolving credit facility. The principal lender under the Credit Facility is Merrill Lynch Capital Corporation and assignments by lenders are restricted by gaming law requirements. The loans under the Credit Facility are secured by substantially all of the Company's, the Subsidiary's and, directly or indirectly, RIH's assets, including a pledge of all of the capital stock of the Subsidiary and RIH, mortgages on all material real property owned or leased by the Subsidiary or RIH and the accounts receivable, inventory, equipment and intangibles of the Subsidiary or RIH. The revolving credit facility will mature on April 25, 2006 and the term loans will mature on the last business day of either December 2005 or March 2007. The principal balance of the term loans will be reduced on a quarterly basis, commencing June 29, 2001. Interest on borrowings outstanding shall be either at LIBOR or an alternative base rate, plus an applicable margin in each case. In the future, the applicable margins may be changed, based on the Subsidiary's leverage ratio, as defined in the Credit Agreement. The Credit Facility contains a number of covenants that, among other things, restrict the ability of the Registrants, RIH and their respective subsidiaries, to incur additional indebtedness, create liens on assets, dispose of assets, make investments, loans, or advances, engage in mergers or consolidations, pay dividends, engage in certain transactions with affiliates, change their respective line of business and otherwise restrict certain corporate activities. In addition, under the Credit Facility, the Subsidiary and its subsidiaries are required to maintain specified financial ratios, satisfy specified financial tests, including interest coverage and leverage tests, and limit capital expenditures. The Credit Facility contains events of default customary for facilities of this nature.

      The Registrants are filing this Registration Statement on Form 10 voluntarily. The Registrants are not required to file this Registration Statement pursuant to the Securities Exchange Act of 1934, or the Exchange Act, or the rules and regulations of the Securities and Exchange Commission, or the SEC, promulgated thereunder.

      Upon the effectiveness of this Registration Statement, the Class A Common of the Company and common stock of the Subsidiary would be registered under
Section 12(g) of the Exchange Act. The New Jersey Casino Control Act, N.J.S.A. 5:12-1 et seq., or the NJCCA, defines a publicly traded corporation as any corporation which has one or more classes of security registered pursuant to
Section 12 of the Exchange Act. Therefore, once the Registration Statement is deemed effective, the Registrants will be considered publicly traded corporations under the NJCCA.

      Following the effectiveness of this Registration Statement, the Registrants will be required and expect to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by the Registrants at the SEC's public reference facility at Room 1300, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Registrants' filings are also available to the public from commercial document retrieval services and at the world wide web site maintained by the SEC at http://www.sec.gov.

Resorts Atlantic City

      The following information about the business of RIH, and the financial information regarding RIH, and the information derived therefrom appearing elsewhere herein, is derived in part from the annual, quarterly and other reports and proxy statement filed by SINA, the former owner of RIH, with the SEC.

Resort and Hotel Facilities

      Resorts Atlantic City commenced operations in May 1978 and was the first casino hotel opened in Atlantic City. This was accomplished by the conversion of the former Haddon Hall Hotel, a classic hotel structure originally built in the early 1900's, into a casino hotel. It is situated on approximately seven acres of land with approximately 310 feet of Boardwalk frontage overlooking the Atlantic Ocean. Resorts Atlantic City consists of two hotel towers, the 15-story Ocean Tower and the nine-story Atlantic City Tower. In addition to the casino facilities described below, the casino hotel complex includes 644 guest rooms and suites, a 1,400-seat theater, seven restaurants, a VIP slot and table player lounge, an indoor swimming pool, a lounge, a health club and leased retail shops. The complex also has approximately 28,500 square feet of convention facilities, including six large meeting rooms and a 12,000 square foot ballroom.

      RIH owns a parking garage that is connected to Resorts Atlantic City by a covered walkway. This garage is used for patrons' self-parking and accommodates approximately 700 vehicles. RIH also owns additional adjacent properties consisting of approximately 3.5 acres that provide parking for approximately 300 cars. In addition, under the terms of the Lease Agreement, the Subsidiary leases from SINA approximately 4.4 acres adjoining Resorts Atlantic City. The leased acreage currently provides additional uncovered self-parking for approximately 400 cars and valet parking for approximately 415 cars.

      Consistent with industry practice, RIH reserves a portion of its hotel rooms and suites as complimentary accommodations for high-level casino patrons. The average occupancy rates, including complimentary rooms, which were primarily provided to casino patrons, were 87% in 2000, 82% in 1999 and 90% in 1998. The average occupancy rate and average daily room rate, excluding complimentary rooms, were 27% and $86 for 2000, as compared with 27% and $82 for 1999 and 36% and $71 for 1998.

Gaming Facilities

      Resorts Atlantic City has a 75,000 square foot casino and a simulcast and pari-mutuel betting facility of approximately 3,000 square feet. At December 31, 2000, these gaming areas contained 73 table games that consisted of 35 blackjack tables, eight roulette tables, seven craps tables, and 23 other specialty games that included Caribbean Stud, Baccarat, Mini-Baccarat, Let It Ride, Three-card Poker, Pai Gow Poker, Big Six, Pai Gow and Spanish Twenty-One. Additionally, there are also approximately 2,370 slot machines, and, for simulcast pari-mutuel betting, five betting windows and six customer-operated terminals. Resorts Atlantic City added 258 additional slot machines to its gaming areas on June 30, 2001, the majority of which are located directly adjacent to the Boardwalk. Management of Resorts Atlantic City continuously monitors the configuration of the casino floor and the games it offers to patrons with a view towards making changes and improvements. As new games have been approved by the NJCCC, management has integrated such games into its casino operations to the extent it deems appropriate.

      Casino gaming in Atlantic City is highly competitive and is strictly regulated under the NJCCA and the regulations promulgated thereunder, which affect virtually all aspects of RIH's casino operations. See "--Competition" and "--Regulation and Gaming Taxes and Fees" below.

Business Strategy

      RIH offers casino gaming and a full range of amenities in a friendly atmosphere that caters to middle- to higher-income customers. Beginning February 2000, a new management team was put in place and has been retained in large measure following the Acquisition. This management team has an intimate knowledge of the local market and has significant experience in the Atlantic City gambling market. The current management team includes Audrey Oswell, former President and Chief Operating Officer of Caesars Atlantic City, who serves as President and Chief Operating Officer, and Joseph D'Amato, former acting Chief Operating Officer and Chief Financial Officer of Trump Marina, who serves as Chief Financial Officer. This new management team has implemented a new strategy, which includes:

      HIGH QUALITY FACILITIES AND SUPERIOR CUSTOMER SERVICE. As part of its commitment to providing a quality entertainment experience for its patrons, RIH is dedicated to ensuring a high level of customer satisfaction and loyalty by providing distinctive and modern accommodations and attentive customer service in a friendly atmosphere. Management recognizes that consistent quality and a comfortable atmosphere can differentiate its facilities from the competition. To foster a high level of customer satisfaction through attentive customer service, management plays an active role in the training of all of its employees at all levels.

      TARGETED CUSTOMER BASE. RIH targets middle- and higher-income customers who tend to have more disposable income for gaming and entertainment. RIH has completely reengineered its customer databases to identify and target value-added high margin repeat gaming customers and uses sophisticated player tracking systems to award cash rebates or promotional allowances, such as complimentary rooms, food, beverage and entertainment to guests based on their level of profitability to RIH. In addition, RIH instituted an aggressive slot club that increases player's loyalty by rewarding a player with increasing cash incentives based on their level of play. Finally, RIH implemented a competitive slot program, which includes gift giveaways, tournaments and other promotional activities.

      FOCUSED MARKETING. RIH promotes Resorts Atlantic City through radio, billboard, print advertising and direct mailings. The vast majority of future marketing efforts will seek to increase Resorts Atlantic City's market share of drive-in slot players. Management believes drive-in players tend to be higher-margin slot customers with larger bankrolls than customers who travel by bus and tend to spend more of their time in the casino where they are staying.

      EMPHASIS ON SLOT PLAY. Responding to the increased popularity of slot machines over the past several years, RIH has shifted its gaming mix and promotional efforts toward slot machines. Slot machines are less labor intensive, require less square footage than table games and generate higher profit margins compared to table games. RIH monitors payout percentages closely and ensures that its slot machine payouts are competitive, and as a result lowered the

Resorts Atlantic City's slot hold percentage in the second half of 2000. Resorts Atlantic City has also implemented a new slot club.

Entertainment

      Resorts Atlantic City has reduced the amount of headline entertainment it offers as compared to recent years. It continues to offer headliners that appeal to its targeted customer base.

Player Development/Casino Hosts/Junkets

      RIH employs junket, player development and Asian marketing representatives to promote Resorts Atlantic City to prospective gaming patrons. Resorts Atlantic City has casino hosts who assist patrons on the casino floor, make room and dinner reservations, encourage the Resorts Card (the player identification card) membership sign-ups in order to increase Resorts Atlantic City's marketing base and provide general assistance.

Promotional Activities

      The Resorts Card constitutes a key element in Resorts Atlantic City's direct marketing program. Slot players are encouraged to register for and utilize their personalized Resorts Card to earn complimentary items based upon their level of play. The Resorts Card is inserted during play into a card reader attached to the slot machine for use in computerized rating systems. These proprietary information systems are critical to the success of the program. The database maintains a comprehensive profile of the cardholder, which includes playing preferences, frequency and denomination of play and the amount of gaming revenues produced.

      Resorts Atlantic City designs promotional offers, conveyed via direct mail and telemarketing, to patrons expected to provide revenues based upon their historical gaming patterns. Such information is gathered on slot wagering by the Resorts Card and on table game wagering by the table games management.

      Resorts Atlantic City offers extensive promotional programs to attract patrons to the facility. The nature of the gifts and prizes awarded in connection with these programs vary based on the targeted group, and their relative gaming level.

Capital Improvements

      In June 1999, management completed the renovation of Resorts Atlantic City, which included extensive renovations to the casino floor, hotel lobby, guest rooms and suites, room corridors, restaurants, the hotel porte cochere, public areas and the addition of a new VIP player lounge and three new restaurants. The total cost of the 1999 expansion was approximately $50 million. In November 2000, management completed construction of a $3.5 million nine-bay bus center. Additionally, during 2000, RIH expended $3.3 million on new slot machines, conversions and upgrades of existing machines and for associated amenities. Other expenditures consisted of various building improvement projects and information technology upgrades.

      Management recently completed the addition of a new, nine-bay bus center, which dramatically improved the appearance and convenience of the bus waiting area. The entrance from the new bus center leads patrons directly into the casino, significantly improving the performance of the slot machines located in the immediate area. This addition has been extremely well received by guests. Furthermore, the relocation of the bus waiting area allowed the casino floor to be further expanded to include an additional 136 slot machines. Management also closed Club 1133 and installed 258 new slot machines in this area on June 30, 2001. This new gaming area offers gaming access from the Boardwalk, previously lacking at the facility.

The Atlantic City Market

      Atlantic City is located along the New York-Philadelphia-Baltimore-Washington, D.C. corridor, with nearly 30.0 million people living within a three-hour driving distance of Atlantic City. Average household income within the 50-mile radius of Atlantic City is 10.0% above the national average, and 23.0% to 32.0% above the national average in the outer 200-mile radius. The average income per household within 50 miles of Atlantic City is $53,469. This 50-mile area has the second highest average household income among all gaming jurisdictions in North America. Management believes that the foregoing statistics, coupled with the many community improvements, either recently completely or currently underway in Atlantic City, bode well for Atlantic City's potential as a destination resort. Construction projects recently completed or currently in progress in Atlantic City include the following:

      o the $268.0 million new Atlantic City Convention Center, the second largest convention center in the Northeast, completed in May 1997,

      o the $84.0 million Grand Boulevard project completely revamping the entrance to the city from the Atlantic City Expressway, completed in 1998,

      o the $330.0 million Atlantic City Tunnel Project currently underway and which is expected to be completed in the summer of 2001, and will, when completed, connect the Atlantic City Expressway to the Marina District and H-Tract,

      o $200.0 million in new, publicly subsidized housing replacing dilapidated housing,

      o a $14.5 million minor league baseball stadium home to the Atlantic City Surf, an Atlantic League team, completed in June 1999, and

      o the $90.0 million refurbishment of the Boardwalk Convention Center Hall into a 12,000 to 15,000-seat special events venue, which is expected to be completed in the summer of 2001, with the potential to attract major entertainers and strong boxing matches.

      The Atlantic City market has demonstrated continued, steady growth despite the recent proliferation of new gaming venues across the country. The 12 casino hotels located in Atlantic City generated approximately $4.31 billion in gaming revenues in 2000, an increase of approximately 3.2% over 1999 gaming revenues of approximately $4.18 billion. From 1996 to 2000, total gaming revenues in Atlantic City have increased approximately 12.7%, while the number of hotel rooms increased by 21.9% during the same period. Although total visitor volume to Atlantic City remained relatively constant in 2000, the volume of bus customers decreased to 9.1 million in 2000 from 9.5 million in 1999, also representing a decline from 10.2 million bus customers in 1996. The volume of customers traveling by other means to Atlantic City has grown to 24.3 million in 2000 from 23.5 million in 1996.

      During the last five years, however, overall casino revenue growth in Atlantic City has lagged behind that of other traditional gaming markets, principally Las Vegas, Nevada. Management believes that this relatively slower growth is primarily attributable to three key factors: Atlantic City's shortage of hotel rooms, more stringent regulatory environment and infrastructure problems. First, there are currently only 12 casinos in Atlantic City, as compared to 27 casinos located on the Las Vegas Strip. Until 1996, there had been no significant additions to hotel capacity in Atlantic City, and the last totally new property constructed in Atlantic City was the Taj Mahal in 1990, whereas Las Vegas has experienced a boom in recent hotel constructions and the addition of rooms to existing hotels. Both markets have exhibited a strong correlation between hotel room inventory and total casino revenues. Second, the regulatory environment and infrastructure problems in Atlantic City have made it more difficult and costly to operate a casino in Atlantic City as compared to Las Vegas. Overall regulatory costs and tax levies in New Jersey have exceeded those in Nevada since gambling was legalized in Atlantic City in 1976, and management believes there is generally a higher level of regulatory oversight in New Jersey than in Nevada. Third, management believes that the infrastructure problems of Atlantic City, manifested by impaired accessibility to the casinos, downtown Atlantic City congestion and the structural decay of the areas immediately surrounding the casinos, have impacted the public's perception of Atlantic City as a desirable recreational location. Management believes, however, that the development projects recently completed or currently underway in Atlantic City, particularly the construction of the new $268.0 million Atlantic City Convention Center, completed in May 1997, and the current Tunnel Project, when completed, will enhance Atlantic City's public perception as a favorable convention and destination location, although no assurances can be given. Moreover, no assurances can be given that the Tunnel Project, when completed, will alleviate the traffic congestion as originally proposed. See "--Gaming and Other Laws and Regulations."

      Total Atlantic City slot revenues increased 4.4% in 2000 from 1999, continuing a trend of increases over the past eight years. From 1996 through 2000, slot revenue growth in Atlantic City has averaged 3.7% per year. Total table game revenue increased by 0.5% in 2000 from 1999, while table game revenue from 1996 to 2000 has increased on average approximately 0.6% per year. Management believes the slow growth in table game revenue is primarily attributable to two factors. First, the selection and variety of the slot product has been significantly improved over the last eight years. Bill and coupon acceptors, new slot machines, video poker, themed slot machines and other improvements have been effective in increasing the popularity of slot play to guests who tend to gamble more for entertainment value. During the past several years, casino operators in Atlantic City have opted to increase their number of slot machines in favor of table games due to the increased popularity of slot play to the Atlantic City patron and to slot machines' higher profit margin. Since 1996, the number of slot machines in Atlantic City has increased by 13.4%, while the number of table games has decreased by 5.1%. Slot revenues increased from 68.7% of total casino revenues in 1996 to 72.5% in 2000. The second reason for the historical slow growth in table game revenue is that table game players tend to typically be higher-end players who are more likely to be interested in overnight stays and other amenities. During the peak spring and summer seasons and weekends, room availability in Atlantic City has typically proven to be inadequate in meeting demand, indirectly making it difficult for casino operators and hosts to aggressively promote table play to potential higher-end table game customers.

      Atlantic City's new $268.0 million Convention Center, completed in May 1997, with approximately 500,000 square feet of exhibition and pre-function space, 45 meeting rooms, food-service facilities and an underground parking garage that can accommodate up to 1,600 cars located at the base of the Atlantic City Expressway, is currently the second largest convention center in the Northeast. Atlantic City's original convention center is located on the Boardwalk and is owned by the New Jersey Sports and Exposition Authority, or the NJSEA. Its East Hall, which was completed in 1929 and is listed on the National Register of Historic Places, is currently undergoing, with funding approved by the New Jersey Casino Reinvestment Development Authority, or the CRDA, in February 1999, a $90.0 million renovation to be completed by the summer of 2001. These improvements, while preserving the historic features of this landmark, will convert the East Hall into a modern special events venue and will include new seating for 12,000 to 15,000 people in its main auditorium and new lighting, sound and television-ready wiring systems. Management believes that the East Hall, when completed, will have the potential to attract major entertainers and showcase popular boxing events, although no assurances can be given that these events will occur.

      In the fall of 1998, the South Jersey Transportation Authority, or the SJTA, commenced the Tunnel Project, consisting of the construction of an approximate 2.2 mile roadway and tunnel system in Atlantic City which, when completed, will connect the Atlantic City Expressway to:

      o     the Marina District,

      o the H-Tract, which has been Atlantic City's focal point for new casino construction and

      o     the nearby residential city of Brigantine.

The Tunnel Project is scheduled to be completed in the summer of 2001. The projected cost of the Tunnel Project is currently estimated to be $330.0 million.

      In addition to the construction projects completed or currently underway, major infrastructure improvements have been completed in the past several years. In 1998, an $88.0 million "Grand Boulevard" corridor linking the new Atlantic City Convention Center with the Boardwalk was completed. Also in 1998, the CRDA undertook a $20.8 million beautification project for the five-block Virginia and Maryland Avenue corridor which connects the 30-acre Boardwalk site of the Taj Mahal to Absecon Boulevard (Route 30), one of Atlantic City's principal access roadways. This comprehensive project included the repair, resurfacing and resignalizing of these roads and the installation of new roadside lighting, the acquisition and demolition of deteriorated structures on Virginia Avenue and, to a lesser extent, Maryland Avenue, and the installation and maintenance of roadside landscaping on those sites, the construction of a 26-unit subdivision of two-story, single unit and duplex residences which will front on opposing sides of Virginia Avenue, and the improvement of the exterior facades of selected Virginia Avenue structures among others, with the consents of the owners, to achieve a harmony and continuity of design among closely proximate properties. Construction of the roadway and housing elements of this project was completed in the summer of 2000. See "--Competition."

      In conjunction with a street beautification and housing project that was given approval by the CRDA, the CRDA has engaged consultants to explore the feasibility of the beautification of North Carolina Avenue, which will allow for improved traffic flow in a more appealing corridor from Absecon Boulevard
(Route 30) to the main entrance of Resorts Atlantic City. Management believes the improved traffic flow from this project would bring more patrons to Resorts Atlantic City.

Transportation Facilities

      The lack of an adequate transportation infrastructure in the Atlantic City area continues to negatively affect the industry's ability to attract patrons from outside a core geographic area. In 1996, the Atlantic City International Airport (located approximately 12 miles from Atlantic City) underwent renovations which doubled the size of the terminal and added departure gates, improved the baggage handling system and provided sheltered walkways connecting the terminal and planes. However, scheduled service to the Atlantic City airport from major cities by national air carriers remains extremely limited.

      Since the inception of gaming in Atlantic City, there has been no significant change in the industry's marketing base or in the principal means of transportation to Atlantic City, which continues to be automobile and bus. The resulting geographic limitations and traffic congestion have restricted Atlantic City's growth as a major destination resort.

      RIH continues to utilize day-trip bus programs. To accommodate its bus patrons, Resorts Atlantic City constructed a nine-bay bus center with a waiting area that can accommodate up to 200 persons.

Competition

      Atlantic City. Competition in the Atlantic City market remains intense. At the present time, there are 12 casino hotels located in Atlantic City, including Resorts Atlantic City, all of which compete for patrons. Substantial new expansion and development activity has recently been completed or has been announced in Atlantic City, which intensifies competitive pressures in the Atlantic City market. In addition, in September 2000, Boyd Gaming and MGM Grand, Inc., or MGM, commenced their joint development of a 25-acre site located in the Marina District for the construction of a Tuscan-style casino resort to be named the "Borgata." The Borgata is planned to feature a 40-story tower with 2,010 rooms and suites, as well as a 143,500 square-foot casino, restaurants, retail shops, a spa and pool, and entertainment venues. Construction of the Borgata is scheduled to be completed by mid-2003 and is estimated to cost approximately $1.0 billion. In addition, management believes that there are several other sites on the Boardwalk and in the Marina District on which casino hotels could be built in the future, and various applications for casino licenses have been filed and announcements with respect to these applications have been made from time to time. While management believes that the addition of hotel capacity would be generally beneficial to the Atlantic City market overall, especially in peak spring and summer months when there has historically been an inadequate supply of available hotel rooms, there can be no assurances that the proposed and future expansions would not have a material adverse effect on the business and operations of Resorts Atlantic City.

      In March 2000, MGM consummated its acquisition of Mirage Resorts, Inc. to become MGM Mirage Inc., or MGM Mirage. MGM Mirage owns and/or operates 18 casino properties on three continents. In addition to the Borgata project discussed above, MGM Mirage also owns the 55-acre lot adjacent to the site committed to the Borgata, and in the first quarter of 2001, announced its intention to build an additional casino hotel on such site. At this time, it is not possible to determine the impact that this acquisition and announcement will have on any planned development in the H-Tract, on the Boardwalk or elsewhere in Atlantic City.

      During the first quarter of 2001, Aztar Corp. announced its plan to build a $225.0 million expansion of its Atlantic City Tropicana, which would include an additional 502 hotel rooms and a 200,000 square-foot retail, dining and entertainment complex. Park Place Entertainment Corporation acquired the Claridge Casino Hotel. Harrah's Entertainment Inc. commenced building a $110.0 million hotel tower and parking garage at Harrah's Atlantic City. Sands Casino Hotel announced its plan to convert a recently acquired structure into an additional 132 to 135 suites. Additionally, Showboat Hotel & Casino has announced plans to construct a 500 room tower. The Claridge Casino Hotel has announced plans to build a $25.0 million air-bridge linking the Claridge Casino Hotel with Bally's Atlantic City, making it possible for visitors to go to four Park Place Entertainment Corporation casinos without needing to go outside. The Claridge Casino Hotel also announced a $25.0 million renovation plan which includes upgrading slot machines and renovating hotel rooms. Management does not know if or when any of these projects will be completed and cannot ascertain the effect they might have, if or when they are completed, on the business and operations of Resorts Atlantic City.

      Total Atlantic City gaming revenues have increased over the past five years, although the casinos have experienced such increase at varying rates. In 1998, seven casinos experienced increased gaming revenues compared to 1997, while five casinos, including Resorts Atlantic City, experienced decreased revenues. In 1999, nine casinos experienced increased gaming revenues compared to 1998, while three casinos, including Resorts Atlantic City, experienced decreased revenues. In 2000, eight casinos, including Resorts Atlantic City, experienced increased gaming revenues, while four casinos experienced decreased revenues.

      During 1998, a total of approximately 38,350 square feet of casino floor space was added. Slot machines increased by 167 units and table games decreased by 78 units during 1998. During 1999, casino floor space decreased by approximately 41,070 square feet. Slot machines increased by 175 units and table games decreased by 55 units during 1999. During 2000, a total of approximately 27,430 square feet of casino floor space was added. Slot machines increased by 71 units and table games decreased by 25 units during 2000.

      Resorts Atlantic City also competes, or will compete, with facilities in the northeastern and mid-Atlantic regions of the United States at which casino gaming or other forms of wagering are currently, or in the future may be, authorized. To a minimal extent, Resorts Atlantic City faces competition from gaming facilities nationwide, including land-based, cruise line, riverboat and dockside casinos located in Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Michigan, Mississippi, Missouri, Nevada, South Dakota, Ontario (Windsor and Niagara Falls), the Bahamas, Puerto Rico and other locations inside and outside the United States, from other forms of legalized gaming in New Jersey and its surrounding states, such as lotteries, horse racing (including off-track betting), jai alai, bingo and dog racing, and from illegal wagering of various types. New or expanded operations by other persons in the above markets can be expected to increase competition and could result in the saturation of certain gaming markets. For example, at the end of 2000, there were a total of approximately 5,150 slot machines installed and operational in Delaware. West Virginia also permits slot machines at racetracks, and track owners in several other states, including Maryland and Pennsylvania, are seeking to do the same. In December 1996, the Casino Niagara opened in Niagara Falls, Ontario. In February 1998, the Ontario Casino Commission designated a consortium whose principal investor is Hyatt Hotels Corporation as the preferred developer of the permanent Casino Niagara. Moreover, Resorts Atlantic City also faces competition from various forms of internet gambling.

      Native American Casinos. In addition, Resorts Atlantic City also faces competition from casino facilities in a number of states operated by federally recognized Native American tribes. Pursuant to the Indian Gaming Regulatory Act of 1988, or the IGRA, any state which permits casino-style gaming (even if only for limited charity purposes) is required to negotiate gaming compacts with federally recognized Native American tribes. Under the IGRA, Native American tribes enjoy comparative freedom from regulation and taxation of gaming operations, which provides them with an advantage over their competitors, including Resorts Atlantic City. In March 1996, the United States Supreme Court struck down a provision of the IGRA which had allowed Native American tribes to sue states in federal court for failing to negotiate gaming compacts in good faith. Management cannot predict the impact of this decision on the ability of Native American tribes to negotiate compacts with states.

      In February 1992, the Mashantucket Pequot Nation opened Foxwoods Resorts Casino, or Foxwoods, a casino hotel in Ledyard, Connecticut (located in the far eastern portion of the state), approximately a three-hour drive from New York City and approximately a two and one-half hour drive from Boston, Massachusetts. Foxwoods currently offers 24-hour gaming and has approximately 5,900 slot machines, 350 table games, over 1,400 rooms and suites, 24 restaurants, 17 retail shops, entertainment and a year-round golf course. Also, a high-speed ferry operates seasonally between New York City and Foxwoods. The Mashantucket Pequot Nation has also announced plans for a high-speed train linking Foxwoods to the interstate highway and an airport outside Providence, Rhode Island.

      In October 1996, the Mohegan Nation opened the Mohegan Sun Resort in Uncasville, Connecticut, located 10 miles from Foxwoods. Developed by Sun International Hotels Limited, the Mohegan Sun Resort has approximately 3,000 slot machines and 192 table games, off-track horse betting, bingo, 20 food and beverage outlets and retail shops. The Mohegan Sun Resort is in the midst of a $960.0 million, 4.0 million square-foot expansion entailing the construction of a 115,000 square-foot casino, a 10,000-seat arena, a 34-story tower with 1,200 rooms, nine new restaurants and two parking garages that will accommodate up to 5,000 cars. The project is expected to be completed in the spring of 2002. The expansion of the Mohegan Sun Resort could have a material adverse impact on the revenue growth of Resorts Atlantic City.

      In July 1993, the Oneida Nation opened Turning Stone, a casino featuring 24-hour table gaming and electronic gaming machines near Syracuse, New York. In October 1997, the Oneida Nation opened a hotel which included expanded gaming facilities and constructed a golf course and convention center at Turning Stone. Construction of a new 24,000 square-foot clubhouse for the Oneida Nation's golf course is expected to commence in the summer of 2001 and to be completed in 2002. There are also preliminary plans for a casino expansion consisting of 300 additional hotel rooms and a water park.

      In April 1999, the St. Regis Mohawk Nation opened the Akwesasne Casino, featuring electronic gaming machines, in the northern portion of New York State, close to the Canadian border. In April 1999, the St. Regis Mohawks also announced their intention of opening a casino with Catskill Development Company at the Monticello Race Track in the Catskill Mountains region of New York. This plan was approved by the Assistant Secretary-Indian Affairs (Interior) but is also subject to the approval of the Governor of New York pursuant to IGRA. In April 2000, the St. Regis Mohawks terminated their contract with Catskill Development Company and announced that Park Place Entertainment Corporation would build and manage a tribal casino in the Catskill Mountains. In May 2000, Park Place Entertainment Corporation agreed to purchase Kutshers Resort for the new St. Regis Mohawks' casino site. In April 2001, a New York State court ruling invalidating compacts allowing Indian casinos in New York put the future of the proposed casino and Turning Stone in doubt. New York State officials plan to appeal the decision.

      The Seneca Nation plans to negotiate with New York State to open a casino in Western New York. Approval of the proposed casino would be contingent upon the purchase of additional property that is declared reservation property by the federal government. However, a recent ruling by the federal Interior Department may allow the Seneca Nation to transform its bingo halls into casino-type operations without having to negotiate with New York State.

      The Narragansett Nation of Rhode Island, which has federal recognition, is seeking to open a casino in Rhode Island.

      The Aquinnah Wampanoag Tribe is seeking to open a casino in the state of Massachusetts. The Eastern Pequot Tribe, along with the Paucatuck Eastern Pequot Tribe, is seeking federal recognition as a Tribal Nation. Both tribes received findings of preliminary recognition in 2000. Other Native American nations are seeking federal recognition and land and negotiating gaming compacts in New York, Pennsylvania, Connecticut and other states near Atlantic City. If successful, there can be no assurance that additional casinos built in or near this portion of the United States, as well as the casino expansions discussed above, would not have a material adverse effect on the business and operations of Resorts Atlantic City.

      State Legislation. Legislation permitting other forms of casino gaming has been proposed, from time to time, in various states, including those bordering the state of New Jersey. Six states have presently legalized riverboat gambling while others are considering its approval, including New York State and the Commonwealth of Pennsylvania. The business and operations of Resorts Atlantic City could be materially adversely affected by such competition, particularly if casino gaming were permitted in jurisdictions near or elsewhere in New Jersey, or in other northeastern states. Currently, casino gaming, other than Native American gaming, is not allowed in other areas of New Jersey or in Connecticut, New York or Pennsylvania. In June 1998, the New York State Senate and General Assembly failed to enact a constitutional amendment to legalize casino gambling in certain areas of New York State, effectively postponing any referendum to authorize such a constitutional amendment until not earlier than November 2001. To the extent that legalized gaming becomes more prevalent in New Jersey or other jurisdictions near Atlantic City, competition would intensify. In addition, legislation has from time to time been introduced in the New Jersey State Legislature relating to types of statewide legalized gaming, such as video games with small wagers. To date, no such legislation, which may require a state constitutional amendment, has been enacted. Management is unable to predict whether any such legislation, in New Jersey or elsewhere, will be enacted or whether, if passed, it would have a material adverse effect on Resorts Atlantic City.

Gaming Credit Policy

      Resorts Atlantic City extends credit to selected gaming customers, primarily in order to compete with other casino hotels in Atlantic City that also extend credit to customers. Credit play represented 25% of table game volume at Resorts Atlantic City in 2000, 25% in 1999 and 17% in 1998. The credit play percentage of table game volume for the Atlantic City industry was 23% in 2000, 24% in 1999 and 23% in 1998. RIH's gaming receivables, net of allowance for uncollectible amounts, were $6.9 million as of December 31, 2000, $4.8 million as of December 31, 1999 and $3.3 million as of December 31, 1998. The collectibility of gaming receivables has an effect on results of operations and management believes that overall collections have been satisfactory. Atlantic City gaming debts are enforceable under the laws of New Jersey and certain other states, although it is not clear whether other states will honor this policy or enforce judgments rendered by the courts of New Jersey with respect to such debts.

Security Controls

      Gaming at Resorts Atlantic City is conducted by trained personnel and supervised by RIH. Prior to employment, all casino personnel must be licensed under the NJCCA. Security checks are made to determine, among other matters, that job applicants for key positions have had no criminal ties or associations. RIH employs extensive security and internal controls at its casino. Security at Resorts Atlantic City utilizes closed circuit video cameras to monitor the casino floor and money counting areas. The count is observed daily by representatives of NJCCC.

Seasonal Factors

      RIH's business activities are affected by seasonal factors that influence New Jersey tourism. Higher revenues and earnings are typically realized during the middle third of the year.

Employees

      RIH had approximately 3,200 employees during 2000. RIH believes that its employee relations are satisfactory. Approximately 1,300 of RIH's employees are represented by unions.

Of these employees, approximately 1,000 are represented by the Hotel Employees and Restaurant Employees International Union Local 54, whose contract was renewed in September 1999 for a term of five years. There are several union contracts covering other union employees.

      All of RIH's casino employees and certain of its hotel employees must be licensed under the NJCCA. Casino employees are those employees whose work requires access to the casino, the casino simulcasting facility or restricted casino areas. Casino and certain hotel employees must meet applicable standards pertaining to such matters as financial stability, integrity and responsibility; good character, honesty and integrity; and New Jersey residency. Certain hotel employees are no longer required to be registered with the NJCCC.

Regulation and Gaming Taxes and Fees

      General

      RIH's operations in Atlantic City are subject to regulation under the NJCCA, which authorizes the establishment of casinos in Atlantic City, provides for licensing, regulation and taxation of casinos and created the NJCCC and the Division of Gaming Enforcement to administer the NJCCA. In general, the provisions of the NJCCA concern: the ability, character and financial stability and integrity of casino operators, their officers, directors and employees and others financially interested in a casino; the nature and suitability of hotel and casino facilities, operating methods and conditions; and financial and accounting practices. Gaming operations are subject to a number of restrictions relating to the rules of games, type of games, credit play, size of hotel and casino operations, hours of operation, persons who may be employed, companies which may do business with casinos, the maintenance of accounting and cash control procedures, security and other aspects of the business.

      There were significant regulatory changes in recent years. In addition to the approval of new games, the NJCCA was amended to allow casinos to expand their casino floors before building the requisite number of hotel rooms, subject to approval of the NJCCC. This amendment was designed to encourage hotel room construction by giving casino licensees an incentive and an added ability to generate cash flow to finance hotel construction. Previous law only allowed for casino expansion if a casino built new hotel rooms first. In addition, the minimum casino square footage has been increased from 50,000 square feet to 60,000 square feet for the first 500 qualifying rooms and the current law allows for an additional 10,000 square feet for each additional 100 qualifying rooms over 500, up to a maximum of 200,000 square feet. Future costs of regulation have been reduced as new legislation no longer requires hotel employees to be registered, extends the term for casino and casino key employee license renewals from two years to four years and allows greater efficiency by either reducing or eliminating the time permitted to allow the NJCCC to approve internal controls, patron complimentary programs and the movement of gaming equipment.

      Casino License

      A casino license is initially issued for a term of one year and must be renewed annually by action of the NJCCC for the first two renewal periods succeeding the initial issuance of a casino license. The NJCCC may renew a casino license for a period of four years, although the

NJCCC may reopen licensing hearings at any time. A license is not transferable and may be conditioned, revoked or suspended at any time upon proper action by the NJCCC. The NJCCA also requires an operations certificate which, in effect, has a term coextensive with that of a casino license.

      In January 2000, RIH's license was renewed until January 31, 2004.

      Restrictions on Ownership of Equity and Debt Securities

      The NJCCA imposes certain restrictions upon the ownership of securities issued by a corporation which holds a casino license or is a holding, intermediary or subsidiary company of a corporate licensee, or collectively, Holding Company. Among other restrictions, the sale, assignment, transfer, pledge or other disposition of any security issued by a corporation which holds a casino license is conditional and shall be ineffective if disapproved by the NJCCC. If the NJCCC finds that an individual owner or holder of any securities of a corporate licensee or its Holding Company must be qualified and is not qualified under the NJCCA, the NJCCC has the right to propose any necessary remedial action. In the case of corporate holding companies and affiliates whose securities are publicly traded, the NJCCC may require divestiture of the security held by any disqualified holder who is required to be qualified under the NJCCA.

      In the event that entities or persons required to be qualified refuse or fail to qualify and fail to divest themselves of such security interest, the NJCCC has the right to take any necessary action, including the revocation or suspension of the casino license. If any security holder of the licensee or its holding company or affiliate who is required to be qualified is found disqualified, it will be unlawful for the security holder to:

      o     receive any dividends or interest upon any such securities,

      o exercise, directly or through any trustee or nominee, any right conferred by such securities or

      o receive any remuneration in any form from the corporate licensee for services rendered or otherwise.

The Amended and Restated Certificate of Incorporation of the Company and the Certificate of Incorporation, as amended, of the Subsidiary provide that all securities of the Company and the Subsidiary are held subject to the condition that if the holder thereof is found to be disqualified by the NJCCC pursuant to the provisions of the NJCCA, then the Company or the Subsidiary has the absolute right to repurchase at the lesser of the market price or the purchase price, any security, share or other interest in the corporation.

      Remedies

      In the event that it is determined that a licensee has violated the NJCCA, or if a security holder of the licensee required to be qualified is found disqualified but does not dispose of his securities in the licensee or holding company, under certain circumstances the licensee could be subject to fines or have its license suspended or revoked.

      The NJCCA provides for the mandatory appointment of a conservator to operate the casino and hotel facility if a license is revoked or not renewed and permits the appointment of a conservator if a license is suspended for a period in excess of 120 days. If a conservator is appointed, the suspended or former licensee is entitled to a "fair rate of return out of net earnings, if any, during the period of the conservatorship, taking into consideration that which amounts to a fair rate of return in the casino or hotel industry." Under certain circumstances, upon the revocation of a license or failure to renew, the conservator, after approval by the NJCCC and consultation with the former licensee, may sell, assign, convey or otherwise dispose of all of the property of the casino hotel. In such cases, the former licensee is entitled to a summary review of such proposed sale by the NJCCC and creditors of the former licensee and other parties in interest are entitled to prior written notice of the sale.

      License Fees, Taxes and Investment Obligations

      The NJCCA provides for casino license renewal fees, other fees based upon the cost of maintaining control and regulatory activities and various license fees for the various classes of employees. In addition, a casino licensee is subject annually to a tax of 8% of gross revenue, as defined under the NJCCA, and license fees of $500 for every slot machine for use or in use in a casino as of the first of July each year. Also, the NJCCA has been amended to create an Atlantic City fund, or the AC Fund, for economic development projects other than the construction and renovation of casino hotels. Beginning with fiscal year 1999/2000 and for the following three fiscal years, an amount equal to the average amount paid into the AC Fund for the previous four fiscal years shall be contributed to the AC Fund. Each licensee's share of the amount to be contributed to the AC Fund is based upon its percentage of the total industry gross revenue for the relevant fiscal year. After eight years, the casino licensee's requirement to contribute to this fund ceases.

      The following table summarizes, for the periods shown, the fees, taxes and contributions assessed upon RIH by the NJCCC.

                                                For the Year Ended December 31,
                                           -------------------------------------
                                             2000          1999            1998
                                           -------       -------         -------
                                                     ($ in thousands)
Gaming tax..............................   $18,904       $17,701         $18,785
License, investigation, inspection
   and other fees.......................     3,891         3,603           3,733
Contribution to AC Fund.................       453           307             496
                                           -------       -------         -------
     Total                                 $23,248       $21,611         $23,014
                                           =======       =======         =======

      The amended NJCCA requires a licensee to satisfy its investment obligation by purchasing bonds to be issued by the CRDA or by making other investments authorized by the CRDA, in an amount equal to 1.25% of a licensee's gross revenue. If the investment obligation is not satisfied, then the licensee will be subject to an investment alternative tax of 2.5% of gross revenue. Licensees are required to make quarterly deposits with the CRDA against their current year investment obligations. RIH's investment obligations amounted to $2.6 million for 2000,

$2.7 million for 1999 and $3.0 million for 1998, and have been satisfied by deposits made with the CRDA. At December 31, 2000, RIH held $7.5 million face amount of bonds issued by the CRDA and had $19.8 million on deposit with the CRDA. The CRDA bonds issued through 2000 have interest rates ranging from 3.5% to 7.0% and have repayment terms of between 20 and 50 years.

      In February 1999, Resorts Atlantic City and various Atlantic City casinos entered into agreements with the CRDA to invest in a project through which the CRDA and NJSEA are planning to renovate the existing Atlantic City Boardwalk Convention Center into a 10,000- to 14,000-seat special events center, or the Project.

      The Project will be funded in phases through direct investments from various Atlantic City casinos, including RIH. Of the total budgeted cost, RIH has agreed to invest $8.7 million in cash which will be paid from funds RIH has or will have deposited with the CRDA to meet its investment obligations as described above. As of December 31, 2000, $1.9 million of the total amount deposited with the CRDA by RIH had been allocated to the Project. As the CRDA allocates funds deposited by RIH to the Project, RIH will receive an investment credit reducing its obligation to purchase CRDA bonds in an equal amount.

Other Properties

      The Subsidiary owns approximately 5.5 acres of land adjacent to Resorts Atlantic City and an additional 5.5 acres at various sites in Atlantic City. The Subsidiary has an option to acquire an additional six acres of land adjacent to Resorts Atlantic City and an additional six acres at various sites in Atlantic City, or collectively, the Option Properties, pursuant to the terms of the Option Agreement. See "Item 3. Properties."

      The Subsidiary leases the Option Properties from SINA under the Lease Agreement.

ITEM 2.  FINANCIAL INFORMATION

The Registrants

      The Registrants have conducted no business other than in connection with the Purchase Agreement and the Credit Facility, and had no material assets or liabilities as of March 31, 2001. See "Item 1. Business--The Registrants" and the balance sheet of the Company and the Subsidiary as of March 31, 2001, included elsewhere herein.

Selected Pro Forma Condensed Financial Data

      The following table sets forth selected pro forma condensed consolidated financial data of the Company as of and for the three months ended March 31, 2001 and for the year ended December 31, 2000. The selected pro forma condensed consolidated financial data gives effect to the Acquisition and the Acquisition Financing as if they occurred, for balance sheet purposes, on March 31, 2001, and for income statement purposes, at the beginning of the periods presented. The selected pro forma condensed consolidated financial data should be read in conjunction with the Registrants' audited balance sheets, and notes thereto, and the financial statements, and those notes thereto, of RIH appearing elsewhere in this Registration Statement.

The selected pro forma condensed consolidated financial data is not necessarily indicative of the results that would have been reported had such transactions actually occurred on the dates specified, nor are they indicative of the Registrants' future results. The selected pro forma condensed consolidated financial data is based on and should be read in conjunction with, and are qualified in their entirety by, the historical and pro forma financial statements and notes thereto of the Registrants, the historical financial statements and notes thereto of RIH (including "Management's Discussion and Analysis of Financial Condition and Results of Operations" relating thereto) appearing elsewhere in this Registration Statement.

      For all periods described herein, RIH was a wholly owned subsidiary of SINA. SINA provided certain services during these periods for which RIH paid management fees. Adjustments have been made to account for elimination of these fees. Depreciation and amortization have been reduced as a result of the recognition of the fair value of the property and equipment and the associated reduction of goodwill based on the preliminary application of purchase accounting allocating the purchase price to the assets and liabilities acquired. Interest expense has been adjusted to reflect (1) the elimination of RIH's existing revolving credit agreement and subordinated unsecured notes and the associated amortization of deferred financing costs and (2) the additional interest expense on the term loans, revolving credit facility and Seller Note and the associated amortization of the deferred financing costs associated with the Acquisition. Selling, general and administrative expenses have been adjusted to reflect the elimination of the SINA management fees noted above, additional rent paid to SINA for certain undeveloped real estate not acquired by the RIH and additional stand-alone contractual costs resulting from the transaction.

      The pro forma adjustments are based upon available information and upon certain assumptions that the Registrants believe are reasonable under the circumstances.

                                                   FOR THE THREE MONTHS
                                                           ENDED                           FOR THE YEAR ENDED
                                                      MARCH 31, 2001                        DECEMBER 31, 2000
                                           --------------------------------------  ---------------------------------------
                                                  RIH             Pro Forma              RIH           Pro Forma
                                              Historical         As Adjusted         Historical        As Adjusted
                                           -----------------  -------------------  ------------------------------------
REVENUES:                                                               ($ in thousands)
    Casino...............................          $52,054              $52,054         $224,259             $224,259
    Lodging..............................            3,083                3,083           16,412               16,412
    Food and beverage....................            5,386                5,386           26,039               26,039
    Other................................            1,106                1,106            4,973                4,973
Less casino promotional allowances......            (5,826)              (5,826)         (25,288)             (25,288)
                                           -----------------  -------------------  ----------------  ------------------
       Total net revenues................           55,803               55,803          246,395              246,395

COST AND EXPENSES:
    Casino...............................           33,104               33,104          146,324              146,324
    Lodging..............................              656                  656            4,186                4,186
    Food and beverage....................            2,791                2,791           14,716               14,716
    Other operating......................            6,612                6,612           25,668               25,668
    Selling, general and administrative..            8,078                8,544 (1)       37,727               33,019  (1)
    Depreciation and amortization........            4,376                1,742 (2)       17,034                6,864  (2)
                                           -----------------  -------------------  ----------------  ------------------

                                           -----------------  -------------------  ----------------  ------------------
       Total costs and expenses.........            55,617               53,449          245,655              230,777
                                           -----------------  -------------------  ----------------  ------------------

Operating income........................               186                2,354              740               15,618
Interest expense, net...................            (5,696)              (2,429)(3)      (23,146)             (10,579) (3)
Income (loss) before income taxes.......            (5,510)                 (75)         (22,406)               5,039
Provision for income taxes..............                 -                    -                -               (2,016)
                                           -----------------  -------------------  ----------------  ------------------
Net income (loss).......................           ($5,510)                ($75)        ($22,406)              $3,023
                                           =================  ===================  ================  ==================


BALANCE SHEET DATA:

Cash and cash equivalents...............           $28,817              $21,758
Total assets............................           413,637              175,393
Long-term debt, net.....................           278,357               90,850
Total stockholders' equity..............           $51,985              $40,375

----------

(1) Selling, general and administrative expenses are adjusted to recognize the elimination of management fees paid to SINA that were terminated as part of the Purchase Agreement, additional lease payments to SINA for certain undeveloped real estate under the Lease Agreement and additional standalone contractual costs resulting from the transaction.

(2) Depreciation and amortization expense is adjusted to reflect: (a) the step-down in value of property and equipment to reflect the fair market value of the assets and (b) the elimination of existing goodwill.

(3) Interest expense is adjusted to recognize: (a) additional interest expense related to the anticipated borrowing under the Credit Facility and the Seller Note, (b) the elimination of interest expense related to the existing revolving credit agreement and senior subordinated unsecured notes, (c) a reduction in interest expense related to the amortization of the premium recorded on the existing senior subordinated unsecured notes,
     (d) additional interest expense related to the amortization of deferred financing costs incurred with the Credit Facility and (e) the decrease of amortization expense related to existing debt issuance costs.

(4) Provision for income taxes is adjusted to recognize the effects of the foregoing adjustments on the provision for income taxes based on the Company's effective tax rate.

Selected Historical Financial Data

      The following table sets forth the selected financial data of RIH as of and for each of the years in the five-year period ended December 31, 2000, and as of and for the three-month periods ended March 31, 2000 and 2001. The statement of income and balance sheet data as of and for each of the years in the five-year period ended December 31, 2000 are derived from RIH's audited financial statements and related notes thereto. The audited financial statements of RIH and related notes thereto as of December 31, 1998, 1999 and 2000 and for the years then ended appear elsewhere herein. Arthur Andersen, LLP's report with respect to the financial statements for the fiscal years ended December 31, 1998, 1999 and 2000 is included elsewhere in this Registration Statement. The statement of income and balance sheet data as of and for each of the three-month periods ended March 31, 2000 and 2001 are unaudited; however, in the opinion of management, all included adjustments consist only of normal recurring adjustments necessary for a fair presentation of the results for such periods. The results for such periods should not be considered indicative of results for a full fiscal year. The selected financial data is not necessarily indicative of the Registrants' or RIH's future results of operations or financial condition, and should be read in conjunction with "Management's Discussion and Analysis of RIH's Financial Condition and Results of Operations" and RIH's financial statements, including the notes thereto, appearing elsewhere in this Registration Statement.

                                                                                                UNAUDITED THREE
                                                                                                  MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                           MARCH 31,
                                                    ($ in thousands)                            ($ in thousands)
                              -------------------------------------------------------------- -----------------------
                                 1996         1997        1998         1999         2000        2000        2001
                              ------------ ----------- ------------ ------------ ----------- ------------ ----------
REVENUES:

    Casino.............          $241,408    $227,574     $219,854     $210,758    $224,259      $49,563    $52,054
    Lodging............            16,010      16,514       16,148       15,160      16,412        3,551      3,083
    Food and beverage..            27,867      27,085       26,692       25,512      26,039        5,966      5,386
    Other..............             9,534      11,344       11,460        8,076       4,973          991      1,106
    Less casino
    promotional
    allowances.........           (26,272)    (28,465)     (28,295)     (26,632)    (25,288)      (5,509)    (5,826)
                              ------------ ----------- ------------ ------------ ----------- ------------ ----------
       Total net
       revenues........           268,547     254,052      245,859      232,874     246,395       54,562     55,803
                              ------------ ----------- ------------ ------------ ----------- ------------ ----------
COSTS AND EXPENSES:

    Casino.............           146,247     136,977      131,673      141,803     146,324       34,621     33,104
    Lodging............             3,604       3,036        3,454        2,929       4,186        1,023        656
    Food and beverage..            16,747      15,973       16,638       15,401      14,716        3,748      2,791
    Other operating....            35,193      33,045       30,509       28,762      25,668        6,214      6,612
    Selling, general
    and administrative.            44,090      37,988       37,513       35,568      37,727        9,301      8,078
    Depreciation and
    amortization.......            13,851      14,452       14,722       16,737      17,034        4,549      4,376
    Preopening.........                 -           -            -        5,398           -

                              ------------ ----------- ------------ ------------ ----------- ------------ ----------
       Total costs and
       expenses........           259,732     241,471      234,509      246,598     245,655       59,456     55,617
                              ------------ ----------- ------------ ------------ ----------- ------------ ----------

       Operating income
       (loss)..........             8,815      12,581       11,350      (13,724)        740       (4,894)       186
    Interest expense,
    net................           (15,936)    (15,509)     (16,861)     (19,639)    (23,146)      (5,718)    (5,696)
    Loss before income
    taxes..............            (7,121)     (2,928)      (5,511)     (33,363)    (22,406)     (10,612)    (5,510)
    Provision for
    income taxes.......            _______     _______      _______     ________    ________     ________    _______
    Loss before
    extraordinary
    item...............            (7,121)     (2,928)      (5,511)     (33,363)    (22,406)     (10,612)    (5,510)
    Extraordinary
    item...............            _______     (2,957)      _______     ________    ________     ________    _______
                              ------------ ----------- ------------ ------------ ----------- ------------ ----------
       Net loss........          $ (7,121)   $ (5,885)    $ (5,511)    $(33,363)   $(22,406)    $(10,612)   $(5,510)
                              ============ =========== ============ ============ =========== ============ ==========

BALANCE SHEET DATA:
Cash and cash
equivalents............          $ 20,892    $ 43,250     $ 23,357     $ 14,541    $ 21,453     $ 13,784   $ 28,817
Total assets...........           351,402     391,589      386,622      417,251     410,971      402,092    413,637
Long-term debt, net....           156,210     205,925      205,940      272,374     278,337      272,381    278,357
Stockholders' equity...          $118,083    $119,148     $113,637     $ 79,901    $ 57,495     $ 69,289   $ 51,985

OTHER OPERATING DATA:

Net cash provided by
(used in) operating
activities.............          $  (584)    $ 14,967     $ 10,419    $(20,443)    $(3,742)    $(13,385)    $ 9,198
Net cash provided by
(used in) investing
activities.............          (16,196)    (22,861)     (24,792)     (44,652)    (14,296)      (3,249)    (1,599)
Net cash provided by
(used in) financing
activities.............             (355)      29,502      (5,520)       56,279      24,950       15,877      (235)

EBITDA (1).............            34,265      36,005       35,993       10,143      25,063        1,514      4,563
Capital
expenditures(2)........          $ 13,126    $ 19,739     $ 21,837     $ 41,906    $ 11,692      $ 2,603      $ 929

OPERATING STATISTICS:

Table games drop.......          $470,924    $458,608     $415,609     $454,820    $466,978     $108,540   $104,132
Hold %.................             15.1%       14.9%        14.8%        13.6%       14.9%        14.0%      15.2%
Table games units (3)..                81          82           76           69          69           68         73

Slot handle............        $2,049,594  $1,947,023   $1,822,418   $1,683,519  $1,924,629     $412,805   $475,473

Hold %.................              8.0%        7.9%         8.6%         8.7%        7.9%         8.2%       7.5%
Slot units (3).........             2,350       2,299        2,253        2,033       2,298        2,235      2,411
Gaming square footage,
including simulcasting.            75,713      75,713       75,713       75,713      76,454       75,713     78,442

Room inventory.........               662         662          662          651         644          644        644

---------------------------

(1) EBITDA is defined as earnings before interest, taxes, depreciation and amortization, management fees, construction contingency, CRDA bond discount and extraordinary item. EBITDA is provided because it is a measure of financial performance commonly used as an indicator of a company's historical ability to service debt. EBITDA is presented to enhance an investor's understanding of RIH's operating results. It should not be construed as an alternative to operating income as an indicator of operating performance. It should also not be construed as an alternative to cash flows from operating activities as a measure of liquidity determined in accordance with Generally Accepted Accounting Principles (GAAP). RIH may calculate EBITDA differently from other companies. For further information, see RIH's financial statements and related notes elsewhere in this Registration Statement.

(2) Of the capital expenditures shown, $10.9 million in fiscal 1997 was for acquisition of land; $1.3 million in fiscal 1997, $9.9 million in fiscal 1998, $36.1 million in fiscal 1999 and $2.6 million in fiscal 2000 related to a major renovation to the facility, including the casino floor and hotel public areas; and $3.5 million in fiscal 2000 was for construction of a bus waiting center and related casino floor improvements. The remaining capital expenditures were recurring capital expenditures related to the maintenance of the facility, including the periodic purchase of new gaming equipment.

(3) During fiscal 1999, RIH renovated a major portion of the public areas of the facility, including parts of the casino floor. As a result of the renovation, there was a net reduction in table game units of 7 (9.2%) until 2001 and a reduction of 220 (9.8%) slot units on the casino floor until completion of the bus waiting center in the later part of the fiscal 2000.

      In the first quarter of 2001, the Emerging Issues Task Force, or the EITF, reached a consensus on certain issues in EITF 00-22 "Accounting for "Points" and Certain Other Time-Based Sales Incentive Offers, and Offers for Free Products or Services to Be Delivered in the Future." EITF 00-22 requires that volume based cash rebates or refunds be shown as a reduction of revenues effective for quarters ending after February 15, 2001. The Company adopted the consensus provisions of EITF 00-22 in the first quarter of 2001. To be consistent with the 2001 presentation, approximately $1.9 million of cash rebates and refunds, previously shown as casino expenses, were reclassified as a reduction of casino revenues in the first quarter of 2000. Similar reclassifications were made for the twelve months ended December 31, 1996, 1997, 1998, 1999, and 2000 of $17.3 million, $16.6 million, $14.9 million, $10.3 million, and $11.6 million, respectively. This did not have any effect on previously reported operating income or net income.

      Certain reclassifications have been made to the previous years' balances to conform with the current year presentation.

Management's Discussion and Analysis of Financial Condition and Results of Operations

      Overview of the Registrants

      The Registrants have conducted no business other than in connection with the Purchase Agreement and the Credit Facility, and had no material assets or liabilities as of March 31, 2001. See "Item 1. Business--The Registrants" and the balance sheet of the Company and the Subsidiary as of March 31, 2001, included elsewhere herein.

      Overview of RIH

      RIH currently owns and operates Resorts Atlantic City.

      Liquidity

      RIH's principal source of liquidity is cash flow from operations. For the quarter ended March 31, 2001, cash flow from operations approximated $9.2 million, compared to cash used by operations of approximately $13.4 million in the same period for the prior year. As of April 25, 2001, RIH also has available for its use a five-year term revolving credit facility of $10.0 million, of which $2.0 million was borrowed as of the close of the Acquisition.

      RIH expended approximately $929,000 on capital improvements and replacements for the three months ended March 31, 2001, as compared to $2.6 million for the same period for the prior year. RIH plans to expend approximately $10.0 million in the aggregate for the year ended December 31, 2001, including $5.0 million to convert a closed nightclub to a slot parlor with 258 slot machines, and the purchase of additional slot machines, with the remainder being used for ordinary maintenance and other improvements.

      At March 31, 2001, RIH's cash and cash equivalents were $28.8 million as compared to $13.8 million at March 31, 2000. The increase over prior year is primarily attributable to the discontinuance of payments to SINA for interest on intercompany borrowings and other intercompany charges in accordance with the Purchase Agreement, and improved operating results. A portion of the unrestricted cash and cash equivalents is required for the day-to-day operations of Resorts Atlantic City, which includes approximately $10.0 million of currency and coin on-hand for casino and hotel operations. This amount varies by days of the week, holidays, and seasons. Additionally RIH's long term debt increased from $272.4 million at March 31, 2000 to $278.4 million at March 31, 2001, due to borrowing on its credit facility to pay interest. RIH's debt at March 31, 2001 consisted of a $347,000 capital lease, $199.4 million senior notes excluding the unamortized premium, and $79.0 million due to the credit facility. Immediately following the close of the Acquisition, RIH's debt consisted of a $347,000 capital lease, $80 million in senior notes, $17.5 million in subordinate notes issued to SINA and $2.0 million outstanding on a $10.0 million revolving credit facility.

      As of April 25, 2001, the Acquisition was completed. In connection with the closing of the Acquisition, Mr. Ribis, Colony IV and Voteco were issued shares of the Company's capital stock in exchange for $42.5 million in cash, the Subsidiary and RIH entered into a new Credit Facility, RIH was released from its then outstanding debt obligations and the Subsidiary issued the Seller Note of $17.5 million. The Credit Facility is structured as term loan facilities, in an aggregate principal amount of $80.0 million, and a revolving credit facility, in an aggregate principal amount of $10.0 million. As of April 30, 2001, the Company has drawn down $2.0 million under the revolving credit facility. The term loan facilities are structured as a term loan A facility in an aggregate principal amount of $25.0 million, and a term loan B facility in an aggregate principal amount of $55.0 million. The Seller Note is provided by SINA. The term loan A facility will mature on the last business day of December 2005. This loan will amortize principal on a quarterly basis, beginning with the first full quarter after April 25, 2001. Interest will be based, at RIH's option, at the lower of the London Inter-Bank Offering Rate, or LIBOR, plus 3.5% per annum or an alternative base rate, or ABR, plus 2.5% per annum. The term loan B facility will amortize principal on a quarterly basis, beginning with the first full quarter after April 25, 2001, at 1% through December 2004. The remaining principal will be paid off during the next 3 years with payments totaling $11.0 million in 2005, $31.5 million in 2006 and $11.0 million in 2007. Interest will be based, at RIH's option, at the lower of LIBOR plus 4.5% per annum or an ABR plus 3.5% per annum. The Seller Note is subordinated to the term loans and has a 7-year term. This loan bears interest at 12.5% per annum of which 6.25% is payable in cash and 6.25% is paid in kind. Principal is due in full on April 25, 2008. As of April 25, 2001, RIH also has available for its use a five-year term revolving credit facility of $10.0 million. The revolving credit facility bears interest based on the same terms as the term loan A facility, accrues commitment fees on the unused balance of 0.5% per annum, and has due and payable yearly on April 25th a $45,000 Collateral Agent Fee. The agreements covering term loan A facility, term loan B facility, the revolving credit facility, and the Seller Note contain certain covenants. The covenants under these agreements, among other things, subject to applicable gaming approvals, restrict the company's ability to dispose of assets, incur additional indebtedness, pay dividends, create liens on assets, make investments, loans or advances, engage in certain transactions with affiliates, and otherwise restrict certain corporate activities. In addition, under the Credit Facility, RIH is required to maintain specified financial ratios and net worth requirements, satisfy specified financial tests, including interest coverage tests, and maintain certain levels of annual capital expenditures. The Credit Facility contains events of default customary for facilities of this nature. As a result of the Acquisition, RIH's long-term debt was substantially reduced.

      Management believes that its existing cash and projected operating cash flows, combined with its borrowing capacity under the revolving credit facility, will be sufficient to meet the cash requirements of its existing operations, including maintenance capital improvements and debt service requirements, for at least the next twelve months. Management currently believes that cash requirements of its existing operations beyond the next twelve months will consist of debt service requirements and capital improvements and replacements in the ordinary course of business, which management expects to be met by then-existing cash, cash flows from operations, and borrowing capacity under the revolving credit facility.

      Capital Expenditures and Resources

      On June 30, 1999, the former owners of RIH completed the renovation of Resorts Atlantic City. The construction included extensive renovations to the casino floor, hotel lobby, guestrooms and suites, restaurants and public areas. The renovation also included adding an additional restaurant, VIP player lounge, and Club 1133. Club 1133 was closed early this year and on June 30, 2001, 258 slot machines were installed in the former location of Club 1133.

      In 2000, RIH invested $11.7 million in capital expenditures, which included $3.5 million for the construction of the bus transportation center. Other capital expenditures included the purchase of approximately 280 slot machines and computer equipment.

      In November 2000, RIH completed construction and opened a bus transportation center. The transportation center includes a 200-seat passenger waiting area and nine parking bays for buses. This allowed RIH to add 86 slot machines to its existing casino floor. The project cost $3.5 million and was funded by operating cash flows.

      The Company is considering the construction of a new hotel tower on the site of its existing 166 room tower that was constructed in 1961. The Company is in the process of completing the architectural and design of the tower. The expansion is expected to add additional gaming space. The Company anticipates demolition of the existing hotel tower could commence as soon as the fourth quarter of 2001 and construction of the new tower as soon as the first quarter of 2002. This project is subject to many variables including financing, regulatory and governmental approvals and typical delays associated with construction. The Company can give no assurances when this expansion project will commence or if the project will be completed.

      Competition for Atlantic City casino patrons remains intense. Over the past few years, several Atlantic City casinos have expanded to add more casino space and hotel rooms. On October 1, 1999, one casino company closed its hotel and gaming space. Construction has started on a major casino hotel in the Marina section of Atlantic City and other operators have announced plans to expand existing casino hotels in Atlantic City. See "Competition."

      Results of Operations - Comparison of Three Months Ended
      March 31, 2001 and 2000

      Revenues

      Gaming revenues were $52.1 million for the three months ended March 31, 2001, an increase of $2.5 million, or 5.0%, from gaming revenues for the comparable 2000 period of $49.6 million.

      Slot revenues were $35.6 million for the three months ended March 31, 2001, an increase of $2.0 million, or 6.0%, from the comparable 2000 period of $33.6 million. This was due to an increase in slot handle, or dollar amounts wagered, of $62.7 million, or 15.2%, to $475.5 million, partially offset by a decrease in the net slot hold percentage to 7.5% for the three months ended March 31, 2001 from 8.2% for the comparable 2000 period.

      Table games revenues were $15.8 million for the three months ended
March 31, 2001, an increase of $468,000, or 3.1%, from table game revenues for the comparable 2000 period of $15.3 million. Net table games hold percentage increased to 15.2% for the three months ended March 31, 2001 from 14.0% for the comparable 2000 period, partially offset by a decrease in table games drop, or the dollar amount of chips purchased, of $4.4 million, or 4.1%, to $104.1 million for the three months ended March 31, 2001 from $108.5 million for the comparable 2000 period.

      Simulcast revenues were $685,000 for the three months ended March 31, 2001, an increase of $76,000, or 12.5%, from the comparable 2000 period of $609,000.

      Room revenues were $3.1 million for the three months ended March 31, 2001, a decrease of $468,000, or 13.2%, from the comparable 2000 period of $3.6 million. Room revenues decreased due to a lower average room rate. The average room rate was $66.78 for the three months ended March 31, 2001, a decrease of $8.47, or 11.3%, from the comparable 2000 period of $75.25. The reduction in average room rate is attributable to a reduction in the complimentary room rate of $14.62, or 18.5%, from $79.06 for the three months ended March 31, 2000 to $64.44 for the comparable 2001 period. For the same periods, cash room rates increased $7.47, or 10.9%, from $68.49 in 2000 to $75.96 in 2001. The occupancy rate was 84.5% for both the three months ended March 31, 2001 and 2000.

      Other revenues, which include revenues from entertainment and other miscellaneous items, were $1.1 million for the three months ended March 31, 2001, an increase of $115,000, or 11.6%, from the comparable 2000 period. Entertainment revenues were $406,000 for the three months ended March 31, 2001, an increase of $139,000, or 52.0%, from the comparable 2000 period, due to an increase in the number of headliner acts from the comparable 2000 period.

      Gaming Costs and Expenses. Gaming costs and expenses were $33.1 million for the three months ended March 31, 2001, a decrease of $1.5 million, or 4.3%. The decrease consisted primarily of lower labor costs. The lower labor costs reflect operating efficiencies implemented in April and October 2000.

      Lodging costs and expenses were $656,000 for the three months ended March 31, 2001, a decrease of $367,000, or 35.9%, from lodging costs and expenses for the comparable 2000 period of $1.0 million. The decrease in costs is attributable to reduced labor costs and operating expenses as a result of operational efficiencies.

      Selling, general and administrative costs were $8.1 million for the three months ended March 31, 2001, a decrease of $1.2 million, or 13.1%, from expenses for the comparable 2000 period of $9.3 million. This decrease is mainly due to the elimination of management fees for the first quarter 2001, from $1.9 million for the comparable 2000 period, offset by an increase of $580,000 for employee incentives.

      Results of Operations - Comparison of Years Ended
      December 31, 2000 and 1999

      Revenues

      Gaming revenues were $224.3 million for the year ended December 31, 2000, an increase of $13.5 million, or 6.4%, from gaming revenues for the comparable 1999 period of $210.8 million. All sources of gaming revenues showed increases for this period.

      Slot revenues were $152.0 million for the year ended December 31, 2000, an increase of $5.3 million, or 3.6%, from the comparable 1999 period. This was due to an increase in slot handle, or dollar amounts wagered, of $241.1 million, or 14.3%, to $1,924.6 million, partially offset by a decrease in the net slot hold percentage to 7.9% for the year ended December 31, 2000 from 8.7% for the comparable 1999 period. In 2000, RIH instituted several effective marketing initiatives that had favorable impact on slot revenues.

      Table game revenues were $69.6 million for the year ended December 31, 2000, an increase of $7.6 million, or 12.3%, from table game revenues of $62.0 million for the comparable 1999 period. This increase resulted from an increase in the net table game hold percentage to 14.9% for the year ended December 31, 2000, from 13.6% for the comparable 1999 period and higher table game drop, or the dollar amount of chips purchased, of $12.2 million, or 2.7%, to $467.0 million for the year ended December 31, 2000, from $454.8 million for the comparable 1999 period.

      Simulcast revenues were $2.7 million for the year ended December 31, 2000, an increase of $700,000, or 36.8%, from the comparable 1999 period.

      Room revenues were $16.4 million for the year ended December 31, 2000, an increase of $1.2 million, or 7.9%, from the comparable 1999 period. Room revenues increased due to higher occupancy and average room rate. Room occupancy was 87.2% for the year ended December 31, 2000, an increase of 3.5% over the comparable 1999 period. The average room rate was $80.77 for the year ended December 31, 2000, an increase of $3.25, or 4.2%, over the comparable 1999 period. The higher occupancy resulted from increased emphasis on using the hotel to support gaming operations.

      Other revenues including entertainment and miscellaneous items were $5.0 million for the year ended December 31, 2000, a decrease of $3.1 million, or 38.3% from the comparable 1999 period. Entertainment revenues were $1.5 million for the year ended December 31, 2000, a decrease of $3.5 million from the comparable 1999 period due to a reduction in the number of headliner acts from the prior year.

      Gaming Costs and Expenses. Gaming costs and expenses were $146.3 million for the year ended December 31, 2000, an increase of $3.8 million, or 2.7% from the comparable 1999 period. This increase represents higher costs attributable to increased gaming revenues compared to the prior year, principally labor and casino win tax.

      Lodging costs and expenses were $4.2 million for the year ended December 31, 2000, an increase of $1.3 million, or 44.8% from the comparable 1999 period. This increase is directly attributable to increased occupancy compared to the prior year.

      Selling, general and administrative costs were $37.7 million for the year ended December 31, 2000, a decrease of $1.9 million, or 4.8%, from expenses of $39.6 million for the comparable 1999 period. This decrease is a result of the elimination of management fees during the fourth quarter of 2000.

      Interest expense, net of amortization and interest income, was $23.1 million for the year ended December 31, 2000, an increase of $3.5 million, or 17.9%, from the comparable 1999 period. This increase is directly attributable to a higher level of advances from SINA's credit facility.

      Results of Operations - Comparison of Years Ended
      December 31, 1999 and 1998

      Revenues

      Gaming and Resort Revenues. For the year 1999, gaming revenues were lower than the previous year by $9.1 million, or 4.1%. This decrease consisted of a reduction in slot revenues partially offset by an increase in table games revenues.

      Slot revenues decreased by $9.3 million, or 5.9%, mainly due to a decrease in slot handle (dollar amounts wagered) of $138.9 million, or 7.6%. Beginning in February 1999, Resorts Atlantic City had taken out of service and/or removed from the casino floor as many as 800 slot machines at a time during the renovation of Resorts Atlantic City. As a result, there was an average of 2,033 slot machines in service during the year 1999 compared to 2,253 in 1998.

      Table game revenues increased by $393,000, or 0.6%, over the previous year. This was primarily due to an increase in table game drop (the dollar amount of chips purchased) of $39.2 million, or 9.4%, which was partially offset by a reduction in the net hold percentage to 13.6% in 1999 from 14.8% in 1998.

      RIH also experienced slight decreases in room and food and beverage revenues for the year ended 1999 as a result of the renovation. Throughout the year, in order to complete the renovation of its existing hotel rooms, RIH took out of service an average of 45 rooms of its existing inventory of 658. Upon completion of the renovation, the number of available rooms decreased to 644 compared to 662 in 1998.

      Other revenues decreased by $3.4 million in 1999 compared to the previous year. This decrease was primarily due to lower complimentary entertainment revenues. With the availability of "Club 1133" entertainment lounge, which offered free admission to patrons, there were fewer headliner shows in the main theater.

      On June 30, 1999, management completed the renovation of Resorts Atlantic City. The construction included extensive renovations to the casino floor, hotel lobby, guestrooms and suites, room corridors, restaurants, the hotel porte cochere and public areas. In addition, three new restaurants were created, replacing two older restaurants and a VIP player lounge was constructed. As of December 31, 1999, RIH had spent $47.3 million on the renovation. In addition, in 1999, Resorts Atlantic City purchased approximately 340 slot machines and leased approximately 260 slot machines. Other expenditures consisted of various building improvement projects and computer upgrades.

      Gaming Costs and Expenses. While gaming revenues were down for the year 1999, gaming expense increased by $10.8 million. This was primarily due to increased promotional costs which more than offset a decrease in casino win tax which is based on a percentage of casino win. As explained above, the effect of fewer slot machines on the floor and lower hold percentage on table games had an unfavorable impact on casino revenues. Therefore, RIH was not able to fully realize the effects of the increased promotional costs.

      Quantitative and Qualitative Disclosures About Market Risk

      Interest Rate Risk

      RIH's exposure to interest rate risk arises principally from the variable rates associated with its credit facilities. As of April 30, 2001, RIH had borrowings of $82 million under its Credit Facility that was subject to variable rates, with a blended rate of 10.6%. An adverse change of 1.0% in the interest rate of all such borrowings outstanding would cause RIH to incur an increase in interest expense of approximately $820,000 on an annual basis. Pursuant to the Credit Facility, RIH must hedge its exposure to interest rate fluctuations by having not less than 50% of its aggregate principal amount of Indebtedness (as defined in the Credit Facility) be either, or any combination thereof, fixed rate debt or debt subject to an interest rate swap, cap or collar agreement or similar arrangement between RIH and one or more approved financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

ITEM 3.  PROPERTIES

Casino, Hotel and Related Properties

      RIH's core real estate assets consist of approximately 26 acres of developed land and land available for development in Atlantic City which it either owns or has an option to purchase.

      Land used in the operation of the casino hotel consists of approximately 12 acres and is owned in fee simple, except for approximately 1.2 acres of the Resorts Atlantic City site which are leased pursuant to ground leases expiring from 2056 through 2067. The 12 acres includes approximately seven acres under the Resorts Atlantic City building complex, approximately 3.5 acres of parking lots available for future expansion and the approximate one acre in front of the casino hotel which is utilized for patron valet and related services.

      The Subsidiary also owns an approximate 5.5 acre Atlantic Ocean pier site, two acres of which contained the former Steeplechase Pier. The pier has been removed and the Subsidiary has current Federal and state permits to construct a new pier on two acres of the 5.5 acre site, although no decision has been made at this time to develop this location. Atlantic City amended its zoning ordinances to permit casinos, hotel rooms and ancillary amusements on five of the City's pier sites, including the Steeplechase Pier site. State environmental regulations are currently under review as a result of these recent zoning changes.

      The Subsidiary has an option to purchase approximately 5.5 acres of real property immediately adjacent to the Resorts Atlantic City site, pursuant to the terms of the Option Agreement for a purchase price of $40 million. The Option Agreement has a two-year term, which term may be extended for two additional one-year terms upon the payment of a $2.5 million extension fee payable upon each extension. The option property is zoned for casino hotel use and available for future expansion. Some of the acreage is currently utilized as a surface parking lot. During the option period, the Subsidiary leases the property pursuant to the terms of the Lease Agreement.

Other Properties

      The Subsidiary also owns in fee simple an approximate six acres of land adjacent to Delaware Avenue in Atlantic City, a portion of which is utilized by RIH for a warehouse operation servicing Resorts Atlantic City.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company

      The table below sets forth information regarding beneficial ownership of the Company's Class A Common (the only class of voting securities of the Company) as of April 30, 2001 for:

      o each stockholder who owns beneficially more than 5% of the outstanding shares of common stock;

      o     each of the Company's directors;

      o     each of the Company's named executive officers; and

      o     all of the Company's directors and executive officers as a group.

      Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them. Except as otherwise indicated, the address for each of the Company's named executive officers and other key executive officers is 1133 Boardwalk, Atlantic City, New Jersey 08401.

------------------------------ --------------------------- --------------------
   Name of Beneficial Owner     Total Shares Beneficially    Percent of Class
                                            Owned
------------------------------ --------------------------- --------------------
Colony RIH Voteco, LLC (1)                  19,950               92.6% (2)
------------------------------ --------------------------- --------------------
Thomas J. Barrack, Jr. (1)(3)               19,950                 92.6%
------------------------------ --------------------------- --------------------
Nicholas L. Ribis (4)                        1,605                 7.4%
------------------------------ --------------------------- --------------------
Joseph A. D'Amato                              0                    0%
------------------------------ --------------------------- --------------------
All directors and executive                 21,555                100.0%
officers as a group
(3 persons) (3)
------------------------------ --------------------------- --------------------

----------
(1) The address of each of Mr. Barrack and Colony RIH Voteco, LLC is 1999 Avenue of the Stars, Suite 1200, Los Angeles, CA 90067. Mr. Barrack is the sole member of Colony RIH Voteco, LLC.

(2) Pursuant to the Transfer Restriction Agreement, dated April 25, 2001, Colony IV has the right to acquire such shares on each occasion that shares of Class B Common held by Colony IV would be transferred to a proposed purchaser who, in connection with such proposed transfer, has obtained all licenses, registrations, authorizations, consents, waivers, orders, findings of suitability or other approvals required to be obtained from, and has made all filings, notices or declarations required to be made with, all gaming authorities under all applicable gaming laws. In such event, Colony IV shall have an option to purchase from Voteco the number of shares of Class A Common equal to the product of the number of shares of Class A Common held by Voteco and the fraction whose numerator is the number of shares of Class B Common proposed to be sold by Colony IV in the Approved Sale and whose denominator is the number of shares of Class B Common held by Colony IV.

(3) Mr. Barrack is the Manager of Voteco, and thereby may be deemed to have beneficial ownership of Class A Common owned of record by Voteco. Mr. Barrack has disclaimed beneficial ownership of such shares of Class A Common.

(4)   Includes vested options to acquire 555 shares of Class A Common.

The Subsidiary

      The table below sets forth information regarding beneficial ownership of the Subsidiary's common stock as of April 30, 2001 for:

      o each stockholder who owns beneficially more than 5% of the outstanding shares of common stock;

      o     each of the Subsidiary's directors;

      o     each of the Subsidiary's named executive officers; and

      o     all of the Subsidiary's directors and executive officers as a group.

      Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them. Except as otherwise indicated, the address for each of the Subsidiary's named executive officers and other key executive officers is 1133 Boardwalk, Atlantic City, New Jersey 08401.

------------------------------ --------------------------- --------------------
   Name of Beneficial Owner     Shares Beneficially Owned    Percent of Class
------------------------------ --------------------------- --------------------
Colony RIH Holdings, Inc. (1)             100                     100%
------------------------------ --------------------------- --------------------
Thomas J. Barrack, Jr. (2)                 0                       0%
------------------------------ --------------------------- --------------------
Nicholas L. Ribis                          0                       0%
------------------------------ --------------------------- --------------------
Joseph A. D'Amato                          0                       0%
------------------------------ --------------------------- --------------------
All directors and executive                0                       0%
officers as a group
(3 persons)
------------------------------ --------------------------- --------------------

----------

(1) The principal address of Colony RIH Holdings, Inc. is 1133 Boardwalk, Atlantic City, NJ 08401. The Subsidiary is wholly owned by Colony RIH Holdings, Inc. and all of the outstanding common stock of the Subsidiary is pledged to lenders under the terms of our Credit Facility.

(2) The address of Mr. Barrack is 1999 Avenue of the Stars, Suite 1200, Los Angeles, CA 90067.


ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

The Company

      The directors and executive officers of the Company are as follows:

--------------------------- ------------------------- -------------------------
Name                        Age                       Position
--------------------------- ------------------------- -------------------------
Thomas J. Barrack, Jr.      54                        President and Treasurer;
                                                      Director
--------------------------- ------------------------- -------------------------

--------------------------- ------------------------- -------------------------
Nicholas L. Ribis           56                        Vice President and
                                                      Secretary; Director
--------------------------- ------------------------- -------------------------
Joseph A. D'Amato           53                        Vice President
--------------------------- ------------------------- -------------------------


The Subsidiary

      The directors and executive officers of the Subsidiary are as follows:

--------------------------- ------------------------- -------------------------
Name                        Age                       Position
--------------------------- ------------------------- -------------------------
Thomas J. Barrack, Jr.      54                        President and Treasurer;
                                                      Director
--------------------------- ------------------------- -------------------------
Nicholas L. Ribis           56                        Vice President and
                                                      Secretary; Director
--------------------------- ------------------------- -------------------------
Joseph A. D'Amato           53                        Vice President
--------------------------- ------------------------- -------------------------


RIH

      The directors and executive officers of RIH are as follows:

--------------------------- ------------------------- -------------------------
Name                        Age                       Position
--------------------------- ------------------------- -------------------------
Nicholas L. Ribis           56                        Director
--------------------------- ------------------------- -------------------------
Audrey Oswell               44                        Chief Operating Officer;
                                                      President
--------------------------- ------------------------- -------------------------
Joseph A. D'Amato           53                        Chief Financial Officer;
                                                      Senior Vice President
                                                      of Finance
--------------------------- ------------------------- -------------------------

      THOMAS J. BARRACK, JR. serves as director of the Company and the Subsidiary. He also serves as President and Treasurer for the Company and the Subsidiary. He has held these positions with the Company and the Subsidiary since March 2001 and October 2000, respectively. Mr. Barrack is also the sole member of Voteco. Mr. Barrack serves as director of Continental Airlines, Inc., Public Storage, Inc., Kennedy-Wilson, Inc., Lucia, S.A., Olipar, S.A., Megaworld Properties & Holdings, Inc., Aozora Bank and First Republic Bank, all publicly traded companies. Mr. Barrack has served as Chairman and Chief Executive Officer of each of Colony Capital, LLC and Colony Advisors, LLC since 1992 and 1991, respectively. Colony

Capital, LLC and Colony Advisors, LLC are international real estate investment and management firms.

      NICHOLAS L. RIBIS serves as director of the Company, the Subsidiary and RIH. He also serves as Vice President and Secretary of the Company and the Subsidiary. He has held these positions with the Company, the Subsidiary and RIH since March 2001, October 2000 and April 2001, respectively. Mr. Ribis served as President, Chief Executive Officer and director of Trump Hotels and Casino Resorts from 1995 to 2000. Trump Hotels and Casino Resorts engages in investments in real estate and gaming facilities. From January 1993 to January 1995, Mr. Ribis was Chairman of the Casino Association of New Jersey, and has served for seven years on the board of trustees of the CRDA.

      AUDREY S. OSWELL has served as the President and Chief Operating Officer of RIH since February 2000. Ms. Oswell also served as a director of RIH from February 2000 to April 2001. Prior to February 2000, Ms. Oswell spent 21 years with Caesars Atlantic City and held various management positions of increasing responsibility, which included Executive Vice President and General Manager, ultimately serving as President and Chief Operating Officer.

      JOSEPH A. D'AMATO serves as Vice President for both the Company and the Subsidiary and as the Chief Financial Officer and Senior Vice President of Finance of RIH. He has held these positions with the Company, the Subsidiary and RIH since March 2001, October 2000 and August 2000, respectively. Prior to August 2000, Mr. D'Amato served as the acting Chief Operating Officer, from May 2000 until August 2000, and Chief Financial Officer, from November 1999 until August 2000, of Trump Marina. Mr. D'Amato also served as the Chief Operating Officer, from July 1997 until November 1999, and Chief Financial Officer, from April 1997 until July 1997, of Trump Indiana Inc. From January 1997 until March 1997, Mr. D'Amato served as Vice President of the Atlantic City Hilton. Mr. D'Amato is a Certified Public Accountant in New Jersey and Pennsylvania.

ITEM 6.  EXECUTIVE COMPENSATION

      The Company and Subsidiary currently pay no compensation to any of their executive officers. See "Item 7. Certain Relationships and Related Transactions--Vice Chairman's Agreement."

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Transfer Restriction Agreement

      Shares of Class A Common held by Voteco are subject to a Transfer Restriction Agreement, dated April 25, 2001 by and among Mr. Barrack, Voteco and Colony IV, or the Transfer Restriction Agreement. The Transfer Restriction Agreement provides, among other things, that:

      o Colony IV has the right to acquire shares of Class A Common from Voteco on each occasion that shares of Class B Common held by Colony IV would be transferred to a proposed purchaser who, in connection with such proposed sale, has obtained all licenses, permits, registrations, authorizations, consents, waivers, orders, findings of suitability or other approvals required to be obtained from, and has made all filings, notices or declarations required to be made with, all gaming authorities under all applicable gaming laws, and

      o Voteco will not transfer ownership of shares of Class A Common owned by it except pursuant to such option of Colony IV.

See "Item 4. Security Ownership of Certain Beneficial Owners and Management." Colony IV required Voteco and Barrack to enter into the Transfer Restriction Agreement to restrict the ability of Voteco and Barrack, without the assent of Colony IV, to obtain personal benefit from any control premium or price appreciation associated with the shares of Class A Common or to transfer control of RIH to a third party. The per share exercise price of Colony IV's option under the Transfer Restriction Agreement has been set to reimburse Voteco for its original cost of acquiring shares of Class A Common, as the case may be, plus a market-based interest rate. In addition, the Amended and Restated Certificate of Incorporation of the Company provides that no stock or other securities issued by the Company, and no interest, claim or charge therein or thereto, may be transferred, except in accordance with the provisions of the NJCCA and the regulations promulgated thereunder. See "Item 11. Description of Company's Securities to be Registered."

      Stockholders Agreement

      On April 25, 2001, the Company, Voteco, Colony IV and Mr. Ribis entered into a Stockholders Agreement. Pursuant to the terms of the Stockholders Agreement, Mr. Ribis and any other future employee stockholder, or an Employee Stockholder, will be prohibited from transferring any shares of the Company's capital stock prior to the initial public offering of the Company's common stock. In the event Mr. Ribis or any Employee Stockholder proposes to transfer any shares of the Company's capital stock, the Company, then Voteco and Colony IV have a right of first offer on such transfer. In the event that Colony IV or Voteco sell their respective holdings or a substantial portion of their respective holdings of the Company's capital stock, Mr. Ribis and other Qualified Stockholders (as defined in the Stockholders Agreement) have the right to participate in the sale on the same terms.

      All holders of the Company's common stock who are party to the Stockholders Agreement have "piggyback" registration rights. If the Company registers any of its equity securities, the investors may require the Company to include all or a portion of their registrable securities in the registration and in any related underwriting. In an underwritten offering, the managing underwriter, if any, of any such offering, has the right, subject to certain conditions, to limit the number of registrable securities. In general, the Company will bear all fees, costs and expenses of any such registrations, other than underwriting discounts and commissions.

      Vice Chairman's Agreement

      The Subsidiary and the Company entered into a Vice Chairman's Agreement with Nicholas L. Ribis on April 25, 2001, as amended. Mr. Ribis is currently serving as a Director of the Company, the Subsidiary and RIH. The current term of this agreement expires on April 25, 2006. The Subsidiary currently pays Mr. Ribis annual consulting fees of $240,000 and an annual base salary of $60,000. Mr. Ribis is entitled an annual bonus based upon certain performance criteria established by the Subsidiary's board of directors. Mr. Ribis received a one-time payment of $300,000 during the second quarter of 2001. Under this agreement, the Company agreed to grant Mr. Ribis an option to purchase 1,105 shares of Class A Common at a price of $0.0475 per share and 22,368 shares of Class B Common at $100 per share, of which 555 shares of Class A Common and 11,188 shares of Class B Common vested on April 25, 2001 and 55 shares of Class A Common and 1,118 shares of Class B Common vest on each of April 25, 2002, 2003, 2004, 2005, and 2006. Additionally, 55 shares of Class A Common and 1,118 shares of Class B Common vest on each of April 25, 2002, 2003, 2004, 2005, and 2006, subject to the Subsidiary satisfying certain performance targets. Upon termination of this agreement under certain circumstances, the Company shall have the right to purchase and Mr. Ribis shall have the right to sell, any shares of capital stock of the Company held by Mr. Ribis. The Subsidiary has also agreed to pay Mr. Ribis' reasonable business expenses. The agreement also contains customary confidentiality and competition provisions.

      The agreement includes the following termination benefits:

      o If Mr. Ribis is terminated without "cause," as defined in the agreement, dies or becomes disabled or Mr. Ribis terminates his services for "good reason," as defined in the agreement, he will be entitled to receive his salary for a period of 12 months following the date of termination and the portion of his annual bonus accrued in the year of termination. The options that would vest in the two-year period following the date of termination shall immediately vest and shall be exercisable for a period of 90 days following the date of termination.

      o If Mr. Ribis is terminated for "cause," as defined in the agreement or Mr. Ribis terminates his services "without good reason," he will receive no additional compensation and all outstanding but unexercised options shall be cancelled.

      The options issued to Mr. Ribis will be accounted for under the fair value method of accounting on the date the shares become vested and will be reflected as compensation expense over the life of the agreement. Further, the common shares purchased by Mr. Ribis will be classified separately from stockholders' equity as "Redeemable common stock" in the balance sheet of the Company to reflect the rights granted Mr. Ribis to require the Company to repurchase his shares upon termination of the agreement under certain circumstances.

      The directors and certain executive officers of the Company will enter into an Indemnification Agreement. See "Item 12--Indemnification of Directors and Officers."

ITEM 8.  LEGAL PROCEEDINGS

      Various legal proceedings are now pending against RIH. Management considers all such proceedings to be ordinary litigation incident to the character of its business. Management believes that the resolution of these claims will not, individually or in the aggregate, have a material adverse effect on its financial condition or results of operations.

      From time to time, RIH may be involved in routine administrative proceedings involving alleged violations of certain provisions of the NJCCA. However, management believes that the final outcome of these proceedings will not, either individually or in the aggregate, have a material adverse effect on the Company, the Subsidiary or RIH, or on their ability to otherwise retain or renew any casino or other licenses required under the NJCCA, although no assurances can be given.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANTS' COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      No established public trading market exists for either the Company's or the Subsidiary's common equity. There are no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in either of the Company's or the Subsidiary's common equity.

      There are no outstanding options or warrants to purchase, or securities convertible into, either the Company's or Subsidiary's common equity. The Company has agreed to grant Mr. Ribis an option to purchase 1,105 shares of Class A Common at a price of $0.0475 per share and 22,368 shares of Class B Common at $100 per share, of which 555 shares of Class A Common and 11,188 shares of Class B Common vested on April 25, 2001 and 55 shares of Class A Common and 1,118 shares of Class B Common vest on each of April 25, 2002, 2003, 2004, 2005, and 2006. Additionally, 55 shares of Class A Common and 1,118 shares of Class B Common vest on each of April 25, 2002, 2003, 2004, 2005, and 2006, subject to the Subsidiary satisfying certain performance targets. See
"Item 7--Certain Relationships and Related Transactions." All shares of the Company's and Subsidiary's common equity are subject to sale pursuant to Rule 144 of the Securities Act of 1933, as amended, or the Securities Act, subject to the limitations set forth therein. Neither the Company nor the Subsidiary has agreed with any security holder to register any of their common equity for sale by any security holder. Neither the Company nor the Subsidiary currently proposes to publicly offer any shares of their common equity.

      Presently, the Company has three holders of record and the Subsidiary has one holder of record.

      Neither the Company nor the Subsidiary pays or anticipates paying in the foreseeable future any dividends on their common equity. The Credit Facility contains restrictions on the payment of dividends by the Company and the Subsidiary. See "Item 1. Business--The Registrants." In addition, Section 1.05 of NJCCA prohibits the Company from paying dividends to any person who is disqualified by the NJCCC. Both the Company and the Subsidiary are restricted from paying any dividends without the consent of the lenders under the Credit Facility.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

      Since March 7, 2001, the Company's date of incorporation, the Company has issued the following securities without registration pursuant to Section 4(2) of the Securities Act:

      o In April 2001, the Company issued 19,950 shares of Class A Common to Voteco at a cash price of $0.0475 per share for a total price of $950;

      o In April 2001, the Company issued 403,740 shares of Class B Common to Colony IV at a cash price of $100 per share for a total price of $40,374,000;

      o In April 2001, the Company issued 1,050 shares of Class A Common at a cash price of $0.0475 per share and 21,250 shares of Class B Common to Ribis at a cash price of $100 per share for a total price of $2,125,050; and

      o In April 2001, the Company agreed to grant Ribis options to purchase 1,105 shares of Class A Common at a price of $0.0475 per share and 22,368 shares of Class B Common at a price of $100 per share.

      Since October 24, 2000, the Subsidiary's date of incorporation, the Subsidiary has issued the following securities without registration pursuant to
Section 4(2) of the Securities Act of 1933, as amended, or the Securities Act:

      o In October 2000, the Subsidiary issued 100 shares of common stock to Colony IV at a cash price of $.01 per share for a total price of $1.00; and

      o In April 2001, Colony IV transferred the shares of common stock of the Subsidiary to the Company, pursuant to the terms of a Securities Purchase Agreement between Colony IV and the Company, dated April 25, 2001.

ITEM 11. DESCRIPTION OF REGISTRANTS' SECURITIES TO BE REGISTERED

The Company

      The authorized capital stock of the Company consists of 1.1 million shares of common stock, of which 600,000 shares have been designated Class A Common, par value $.01 per share, and 500,000 shares have been designated Class B Common, par value $.01 per share, and 50,000 shares of preferred stock, par value $.01 per share, none of which are designated. Presently, 21,000 shares of Class A Common and 424,990 shares of Class B Common are outstanding. The Class A Common is the only class of the Company's capital stock being registered pursuant to this Registration Statement.

      Common Stock

      Holders of Class A Common are entitled to one vote per share on all matters to be voted on by the stockholders of the Company and are not entitled to cumulative voting for the election of directors. Except as otherwise expressly required by law, holders of Class B Common have no right to vote on any matters to be voted on by the stockholders of the Company. Holders of Class A Common and Class B Common have no preemptive rights, no other rights to subscribe for additional shares of the Company, no conversion rights and no redemption rights, will not benefit from any sinking fund and will not have preferential rights upon liquidation. Subject to preferences that may apply to shares of preferred stock at the time, holders of Class A Common and Class B Common are entitled to share ratably, share for share, in dividends when, as and if declared on the common stock of the Company, provided that dividends or distributions that are declared that are payable in shares of, or in subscription or other rights to acquire Class A Common or Class B Common, dividends or distributions payable in shares of, or in subscription or other rights to acquire shares of, any particular class of common stock shall be payable only to holders of such class of common stock.

      The shares of Class A Common are subject to substantial dilution. Colony IV holds approximately 95 percent of the Class B Common issued. The Company's Amended and Restated Certificate of Incorporation provides Colony IV and its successor entities and affiliates (as such term is defined in Rule 501(b) under the Securities Act) with the right to convert at any time any of their shares of Class B Common into an equal number of shares of Class A Common, subject to compliance with all gaming and other statutes, laws, rules and regulations applicable to the Company at the time of such exercise.

      No stock or other securities issued by the Company and no interest, claim or charge therein or thereto may be transferred, except in accordance with the provisions of the NJCCA and the regulations promulgated thereunder. Any transfer in violation thereof is ineffective until the Company either ceases to be subject to the jurisdiction of the NJCCC, or the NJCCC validates or waives any defect in such transfer. Stock issued by the Company may be liable to a call option. See "Item 1--Business--Regulation and Gaming Taxes and Fees--Restrictions on Ownership of Equity and Debt Securities."

      Undesignated Preferred Stock

      The board of directors of the Company is authorized to provide for the issuance of the preferred stock in one or more classes, or series, and to fix for such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such class or series including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Company; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Company at such price or prices or at such rates of exchange and with such adjustments, all as may be stated in such resolution or resolutions. Stock issued by the Company may be liable to a call option. See "Item 1--Business--Regulation and Gaming Taxes and Fees--Restrictions on Ownership of Equity and Debt Securities." Notwithstanding the foregoing, the rights of each holder of Preferred Stock shall be subject at all times to compliance with all gaming and other statutes, laws, rules and regulations applicable to the Company and such holder at that time.

The Subsidiary

      The authorized capital stock of the Subsidiary consists of 10,000 shares of common stock, par value $.01 per share. Presently, 100 shares of common stock are outstanding. The common stock is being registered pursuant to this Registration Statement.

      Holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders of the Subsidiary and are not entitled to cumulative voting for the election of directors. Holders of common stock have no preemptive rights, no other rights to subscribe for additional shares of the Subsidiary, no conversion rights and no redemption rights, will not benefit from any sinking fund and will not have preferential rights upon liquidation. Common stockholders are entitled to share ratably, share for share, in dividends when, as and if declared on the common stock of the Subsidiary, provided that dividends or distributions that are declared that are payable in shares of, or in subscription or other rights to acquire common stock, dividends or distributions payable in shares of, or in subscription or other rights to acquire shares of, any particular class of common stock shall be payable only to holders of such class of common stock. Stock issued by the Subsidiary may be liable to a call option. See "Item 1. Business--Regulation and Gaming Taxes and Fees--Restrictions on Ownership of Equity and Debt Securities."

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Company's Amended and Restated Certificate of Incorporation and the Subsidiary's Certificate of Incorporation, as amended, limit the liability of the Company's and the Subsidiary's directors to the fullest extent permitted under Delaware corporate law. Specifically, the directors are not liable to either Registrant or its stockholders for monetary damages for any breach of fiduciary duty by a director, except for liability for:

      o any breach of the director's duty of loyalty to either Registrant or its stockholders:

      o acts or omissions not in good faith or which may involve intentional misconduct or a knowing violation of law;

      o dividends or other distributions of our corporate assets that are in contravention of restrictions in Delaware law, the applicable certificate of incorporation, bylaws or any agreement to which the Registrants are a party; and

      o any transaction from which a director derived an improper personal benefit.

      The provision will generally not limit liability under state or federal securities laws.

      Delaware law, and the Registrants' respective certificates of incorporation, provide that the Registrants will, in certain situations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person's former or present official capacity with the Registrant against judgments, penalties, fines, settlements and reasonable expenses including reasonable attorney's fees. Any person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding.

      Under the Indemnification Agreement, the Company shall indemnify to the fullest extent permitted by law, against all expenses, liability and loss reasonably incurred or suffered by the director or executive officer in connection with any action, suit or proceeding (other than an action by or in the right of the Company) in which the director or executive officer is or was a party, is threatened to be made a party to or is involved in by reason of his or her position with the Company or his or her serving at the request of the Company as an officer or director of another enterprise.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

      The financial statements and supplementary data are as set forth in the "Index to Financial Statements" on page F-1.

ITEM 14. CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON
         ACCOUNTING AND FINANCIAL DISCLOSURE

      In April 2001, RIH engaged Ernst & Young LLP as its independent accountants. The decision to engage Ernst & Young LLP as RIH's independent accountants was not approved by RIH's board of directors. Prior to April 2001, RIH had not consulted with Ernst & Young LLP on items that involved accounting principles.

      From October 1997 to April 2001, RIH retained Arthur Andersen, LLP as its principal accountants. Arthur Andersen, LLP audited the financial statements of RIH for the years ended December 31, 1997 through 2000. The audit reports of Arthur Andersen, LLP did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope and accounting principles. RIH did not have any disagreement with Arthur Andersen, LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures, with respect to the financial statements they audited, which disagreement, if not resolved to the satisfaction of Arthur Andersen, LLP would have caused Arthur Andersen, LLP to make reference to the matter of the disagreement in their reports.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a) List separately all financial statements filed. See "Index to Financial Statements."

(b)   Exhibits

Exhibit
Numbers    Exhibit
-------    -------
3.1        Amended and Restated Certificate of Incorporation of Colony RIH
           Holdings, Inc.

3.2        By-Laws of Colony RIH Holdings, Inc.

3.3        Certificate of Incorporation of Colony RIH Acquisitions, Inc.

3.4 Certificate of Amendment of Certificate of Incorporation of Colony RIH Acquisitions, Inc.

3.5        By-Laws of Colony RIH Acquisitions, Inc.

4.1        Form of Colony RIH Holdings, Inc. Stock Certificate

4.2        Form of Colony RIH Acquisitions, Inc. Stock Certificate

10.1 Purchase Agreement, dated October 30, 2000, by and among Colony RIH Acquisitions, Inc., Sun International North America, Inc. and GGRI, Inc.

10.2 First Amendment to the Purchase Agreement, dated February 28, 2001, among Colony RIH Acquisitions, Inc., Sun International North America, Inc. and GGRI, Inc.

10.3 Second Amendment to the Purchase Agreement, dated April 5, 2001, among Colony RIH Acquisitions, Inc., Sun International North America, Inc. and GGRI, Inc.

10.4 Third Amendment to the Purchase Agreement, dated April 24, 2001, among Colony RIH Acquisitions, Inc., Sun International North America, Inc. and GGRI, Inc.

10.5 Second Amended and Restated Credit Agreement, dated May 18, 2001, among Colony RIH Acquisitions, Inc., the guarantors named therein, the lenders named therein, Merrill Lynch & Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bankers Trust Company

10.6 Amendment No. 1 to the Second Amended and Restated Credit Agreement, dated June 27, 2001, among Colony RIH Acquisitions, Inc., the guarantors named therein, the lenders named therein, Merrill Lynch
           & Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bankers Trust Company.

10.7 Security Agreement, dated April 25, 2001, by Colony RIH Acquisitions, Inc., Colony RIH Holdings, Inc. Resorts International Hotel, Inc., New Pier Operating Company, Inc., the guarantors named therein and Bankers Trust Company

10.8 Option Agreement, dated April 25, 2001, by and between Colony RIH Acquisitions, Inc. and Sun International North America, Inc.

10.9 Lease Agreement, dated April 25, 2001, by and between Sun International North America, Inc. and Colony RIH Acquisitions, Inc.

10.10      Form of Note

10.11      Form of Indemnification Agreement

10.12      Securities Purchase Agreement, dated April 25, 2001, between Nicholas
           L. Ribis and Colony RIH Holdings, Inc.

10.13 Securities Purchase Agreement, dated April 25, 2001, between Colony RIH Voteco, LLC and Colony RIH Holdings, Inc.

10.14 Securities Purchase Agreement, dated April 25, 2001, between Colony Investors IV, L.P. and Colony RIH Holdings, Inc.

10.15 Stockholders Agreement, dated April 25, 2001, by and among Colony RIH Holdings, Inc., Colony RIH Voteco, LLC, Colony Investors IV, L.P. and Nicholas L. Ribis

10.16      Vice Chairman Agreement, dated April 25, 2001, by and among Nicholas
           L. Ribis and Colony RIH Acquisitions, Inc.

16.1       Acknowledgment of Arthur Andersen, LLP

21.1       Subsidiaries of the registrant

23.1       Consent of Arthur Andersen, LLP

23.2       Consent of Ernst & Young, LLP, Colony RIH Holdings, Inc.

23.3       Consent of Ernst & Young, LLP, Colony RIH Acquisitions, Inc.

                                   SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, each registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         COLONY RIH HOLDINGS, INC.


Dated:  July 12, 2001                    By:    /s/ Thomas J. Barrack, Jr.
                                               ----------------------------
                                               Name:  Thomas J. Barrack, Jr.
                                               Title:  President and Treasurer


                                         COLONY RIH ACQUISITIONS, INC.


Dated:  July 12, 2001                    By:    /s/ Thomas J. Barrack, Jr.
                                               ----------------------------
                                               Name:  Thomas J. Barrack, Jr.
                                               Title:  President and Treasurer

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                    Page
                                                                                                    ----
Colony RIH Holdings, Inc.
         Report of Independent Auditors...........................................................   F-3
         Balance Sheet............................................................................   F-4
         Notes to Balance Sheet...................................................................   F-5
         Pro Forma Condensed Consolidated Financial Statements....................................   F-7
         Pro Forma Condensed Consolidated Balance Sheet...........................................   F-8
         Pro Forma Condensed Consolidated Income Statement........................................   F-9
         Notes to Pro Forma Condensed Consolidated Financial Statements...........................   F-11

Colony RIH Acquisitions, Inc.
         Report of Independent Auditors...........................................................   F-14
         Balance Sheet............................................................................   F-15
         Notes to Balance Sheet...................................................................   F-16

Resorts International Hotel, Inc.
         Unaudited Balance Sheets for the quarters ended March 31, 2001 and 2000..................   F-18
         Unaudited Statement of Operations for the quarters ended March 31, 2001 and 2000.........   F-19
         Unaudited Statements of Cash Flows for the quarters ended March 31, 2001 and 2000........   F-20
         Notes to Financial Statements for the quarters ended March 31, 2001 and 2000.............   F-21
         Report of Independent Public Accountants for the years ended December 31, 2000 and 1999..   F-30
         Balance Sheets for the years ended December 31, 2000 and 1999............................   F-31
         Statements of Operations for the years ended December 31, 2000 and 1999 .................   F-32
         Statements of Shareholder's Equity for the years ended December 31, 2000 and 1999........   F-33
         Statements of Cash Flows for the years ended December 31, 2000 and 1999..................   F-34
         Notes to Financial Statements for the years ended December 31, 2000 and 1999.............   F-35
         Report of Independent Public Accountants for the years ended December 31, 1999 and 2000..   F-44
         Valuation and Qualifying Accounts for the years ended December 31, 1999 and 2000.........   F-45
         Report of Independent Public Accountants for the years ended December 31, 1999 and 1998..   F-46
         Balance Sheets for the years ended December 31, 1999 and 1998............................   F-47
         Statements of Operations for the years ended December 31, 1999 and 1998 .................   F-48
         Statements of Shareholder's Equity for the years ended December 31, 1999 and 1998........   F-49


         Statements of Cash Flows for the years ended December 31, 1999 and 1998..................   F-50
         Notes to Financial Statements for the years ended December 31, 1999 and 1998.............   F-51
         Report of Independent Public Accountants for the years ended December 31, 1998 and 1999..   F-61
         Valuation and Qualifying Accounts for the years ended December 31, 1998 and 1999.........   F-62

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Colony RIH Holdings, Inc.

We have audited the accompanying balance sheet of Colony RIH Holdings, Inc. as of March 31, 2001. The balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on the balance sheet based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Colony RIH Holdings, Inc. at March 31, 2001 in conformity with accounting principles generally accepted in the United States.

                                                          \s\ Ernst & Young LLP
Philadelphia, Pennsylvania
July 6, 2001

                           COLONY RIH HOLDINGS, INC.
                                 BALANCE SHEET
                                 MARCH 31, 2001

ASSETS                                                                                                 $-

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES                                                                                            $-

SHAREHOLDERS' EQUITY
     Preferred stock, $.01 par value, 50,000 shares authorized,
        none issued and outstanding                                                                     -
     Common stock, $.01 par value:
     Class A - authorized, 600,000 shares; 21,000 shares subscribed                                   210
     Class B - authorized, 500,000 shares; 424,990 shares subscribed                                4,250
     Additional paid-in capital                                                                42,495,540
     Stock subscription receivable                                                            (42,500,000)
                                                                                             ------------
                                                                                      $                 -
                                                                                      ===================

                             NOTES TO BALANCE SHEET
                                 MARCH 31, 2001

1.       ORGANIZATION AND CAPITAL STRUCTURE

         Colony RIH Holdings, Inc. (the "Company") was formed by affiliates of Colony Capital, LLC ("Colony Capital"), under the laws of the State of Delaware on March 7, 2001. The Company has conducted no business other than in connection with the Purchase Agreement (as defined herein).

         Colony RIH Acquisitions, Inc. (the "Subsidiary"), Sun International North America, Inc. ("SINA"), and GGRI, Inc. ("GGRI"), entered into a Purchase Agreement, dated as of October 30, 2000, as amended (the "Purchase Agreement"). Pursuant to the Purchase Agreement, the Subsidiary acquired all of the capital stock of Resorts International Hotel, Inc., ("RIH"), the Warehouse Assets (as defined in the Purchase Agreement) and all of the capital stock of New Pier Operating Company, Inc., (collectively, the "Acquisition") on April 25, 2001 for total consideration of approximately $144.8 million. The acquisition will be accounted for using the purchase method, and accordingly, the aggregate purchase price, including transaction fees and expenses will be allocated based on the preliminary estimated fair value of the assets acquired and the liabilities assumed.

         Pursuant to the terms of a Securities Purchase Agreement with Colony Capital, the Subsidiary also became a wholly owned subsidiary of the Company on April 25, 2001. Simultaneously with the closing of the Acquisition, the Subsidiary entered into a Lease Agreement, (the "Lease Agreement"), which gives the Subsidiary the right to acquire certain undeveloped real estate owned by SINA, adjacent to Resorts Atlantic City, for a purchase price of $40 million. The Lease Agreement has a two-year term which term may be extended for two additional one-year terms upon the payment of a $2.5 million extension fee, payable upon each extension. During the option period, the Subsidiary will lease the property subject to the Lease Agreement from SINA.

         In connection with and immediately prior to the Acquisition, the Company issued the following: (1) 21,000 shares of its Class A common stock, par value $.01 per share ("Class A Common") and (2) 424,990 shares of its Class B common stock, par value $.01 per share ("Class B Common"), for a total consideration of $42.5 million. Holders of Class A Common are entitled to one vote per share in all matters to be voted on by stockholders of the Company. Holders of Class B Common have no vote, except as otherwise expressly required by law.

         The Company financed the Acquisition and paid related fees and expenses with (1) proceeds from the issuance of common stock, (2) a $17.5 million note issued by the Company to SINA (the "Seller Note"), (3) borrowings by the Subsidiary guaranteed by the Company under a $90 million credit agreement (the "Credit Facility") and (4) RIH's available cash (collectively, the "Acquisition Financing").

         The Seller Note pays interest at a rate of 12.5% per annum. The interest is payable semi-annually, 50% in cash and 50% in additional subordinated notes. The Seller Note is subordinated to the term loans under the Credit Facility and has a 7-year term. There will be no amortization of any principal on this loan.

         The Credit Facility is comprised of $80 million in term loans (Term Loan A for $25 million and Term Loan B for $55 million) and a $10 million revolving credit facility. The loans under the Credit Facility are secured by substantially all of the Company's, the Subsidiary's and, directly or indirectly, RIH's assets, including a pledge of all of the capital stock of the Subsidiary and RIH, mortgages on all material real property owned or leased by the Subsidiary or RIH and the accounts receivable, inventory, equipment and intangibles of the Subsidiary or RIH. The revolving credit facility will mature on April 25, 2006, Term Loan A will mature on the last business day of December 2005, and Term Loan B will mature on the last business day of March 2007. The principal payments of the term loans will be paid on a quarterly basis, commencing June 29, 2001. Interest on borrowings outstanding shall be either at LIBOR or an alternative base rate, plus an applicable margin in each case. In the future the applicable margins may be changed, based on the Subsidiary's leverage ratio, as defined in the credit agreement.

         The Credit Facility contains a number of covenants, that among other things, restrict the ability of the Company, the Subsidiary, and their respective subsidiaries, to incur additional indebtedness, create liens on assets, dispose of assets, make investments, loans, or advances, engage in mergers or consolidations, pay dividends, engage in certain transactions with affiliates, change their respective line of business and otherwise restrict certain corporate activities. In addition, under the Credit Facility, the Subsidiary, and its subsidiaries, are required to maintain specified financial ratios, satisfy specified financial tests, including interest coverage and leverage tests, and are limited on capital expenditures. The Credit Facility contains events of default customary for facilities of this nature.

         The Company and the Subsidiary also entered into an employment agreement with Nicholas L. Ribis, a shareholder of the Company, on April 25, 2001. Under this agreement, the Company agreed to grant Mr. Ribis an option to purchase 1,105 shares of Class A Common at a price of $0.0475 per share and 22,368 shares of Class B Common at $100 per share, of which 555 shares of Class A Common and 11,188 shares of Class B Common vested on April 25, 2001 and 55 shares of Class A Common and 1,118 shares of Class B Common vest on each of April 25, 2002, 2003, 2004, 2005, and 2006. Additionally, 55 shares of Class A Common and 1,118 shares of Class B Common vest on each of April 25, 2002, 2003, 2004, 2005, and 2006, subject to the Subsidiary satisfying certain performance targets. Upon termination of this agreement under certain circumstances, the Company shall have the right to purchase and Mr. Ribis shall have the right to sell, any shares of capital stock of the Company held by Mr. Ribis.

         The options issued to Mr. Ribis will be accounted for under the fair value method of accounting on the date the shares become vested. Accordingly, assuming no change in the fair market value of the Company's common stock, the Company will record compensation expense over the life of the agreement of approximately $436,000 for the options granted Mr. Ribis that vest over time and an additional $145,000 for the options that vest based on satisfying certain performance targets. Further, the common shares purchased by Mr. Ribis will be classified separately from stockholders' equity as "Redeemable common stock" in the balance sheet of the Company to reflect the rights granted Mr. Ribis to require the Company to repurchase his shares upon termination of his employment agreement under certain circumstances.

2.       USE OF ESTIMATES

         The preparation of the balance sheet in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts in the balance sheet and accompanying notes. Actual results could differ from those estimates.

                           COLONY RIH HOLDINGS, INC.
             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

         The pro forma condensed consolidated financial statements of Colony RIH Holdings, Inc. (the "Company") and Colony RIH Acquisitions, Inc. (the "Subsidiary", and, together with the Company, the "Registrants") as of March 31, 2001 and for the three months ended March 31, 2001 and for the year ended December 31, 2000 give effect to: (a) the consummation of an Acquisition (the "Acquisition") pursuant to a Purchase Agreement dated as of October 30, 2000 (the "Acquisition Agreement") with Sun International North America, Inc. ("SINA") and GGRI, Inc. ("GGRI") to acquire all of the capital stock of Resorts International Hotel, Inc. ("RIH"), the Warehouse Assets (as defined in the Purchase Agreement), and all of the capital stock of New Pier Operating Company, Inc. for total consideration of approximately $144.8 million and (b) the financing (the "Acquisition Financing") for the Acquisition, consisting of:
(1) proceeds of $42.5 million from the issuance of common stock, (2) borrowings under a credit agreement (the "Credit Facility") which includes $80 million in term loans ("Term Loans") and a $10 million revolving credit facility (the "Revolving Credit Facility"), (3) a $17.5 million note issued by the Company to SINA (the "Seller Note") and (4) RIH's available cash. These pro forma condensed consolidated financial statements give effect to the transactions as if they occurred, for balance sheet purposes, on March 31, 2001, and for income statement purposes, at the beginning of the periods presented. The pro forma condensed consolidated financial statements should be read in conjunction with the Registrants' audited balance sheets, and notes thereto, and the financial statements, and those notes thereto, of RIH appearing elsewhere in this Registration Statement. The pro forma condensed consolidated financial statements are not necessarily indicative of the results that would have been reported had such transactions actually occurred on the dates specified, nor are they indicative of the Registrants' future results.

         The pro forma adjustments are based upon available information and upon certain assumptions that the Registrants believe are reasonable under the circumstances.

                           COLONY RIH HOLDINGS, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 2001
                             (DOLLARS IN THOUSANDS)

                                                                                  ADJUSTMENTS FOR
                                                                                    PAYMENT OF
                                                             ADJUSTMENTS         TRANSACTION FEES
                                         HISTORICAL        FOR ACQUISITION         AND PURCHASE           PRO FORMA
                                     COMPANY      RIH         FINANCING          METHOD ACCOUNTING       AS ADJUSTED
                                     -------      ---         ---------          -----------------       -----------
ASSETS:

Current Assets
    Cash and cash equivalents       $      -   $   28,817  $       142,000  (a)  $          (4,259) (b)  $    21,758
                                                                                          (144,800) (c)
    Receivables, net                       -        8,454                -                  (1,914) (c)        6,540
    Inventories                            -        2,028                -                       -             2,028
    Deferred income taxes                  -            -                -                   1,487  (c)        1,487
    Prepaid expenses                       -        1,834                -                       -             1,834
                                    --------   ----------  ---------------       -----------------       -----------
    Total current assets                   -       41,133          142,000                (149,486)           33,647
                                    --------   ----------  ---------------       -----------------       -----------

Property and equipment, net                -      254,258                -                (138,597) (c)      115,661

Goodwill, net                              -       94,431                -                 (94,431) (c)            -

Deferred charges and other
assets, net                                -       23,815                -                   2,270  (d)       26,085
                                    --------   ----------  ---------------       -----------------       -----------

    Total assets                    $      -   $  413,637  $       142,000       $        (380,244)      $   175,393
                                    ========   ==========  ===============       =================       ===========

LIABILITIES AND
  SHAREHOLDERS' EQUITY:

Current liabilities
    Current maturities of
    long-term debt                  $      -   $      347  $         8,650  (a)  $               -       $     8,997
    Accounts payable                       -        6,484                -                       -             6,484
    Interest payable to affiliate          -       12,868                -                 (12,868) (c)            -
    Accrued expenses and other
      current liabilities                  -       28,139                -                  (3,064) (c)       25,075
                                    --------   ----------  ---------------       -----------------       -----------
    Total current liabilities              -       47,838            8,650                 (15,932)           40,556

Notes payable to affiliates                -      199,357                -                (199,357) (c)            -

Long-term debt                             -       79,000           90,850  (a)            (79,000) (c)       90,850

Deferred income taxes                      -       35,457                -                 (35,457) (c)        1,487
                                                                                             1,487  (c)

Redeemable common stock                    -            -            2,125  (a)                  -             2,125

Shareholders' equity:
    Common stock                           4        1,000                -                  (1,000) (c)            4
    Capital in excess of par          42,496      123,660           (2,125) (a)           (123,660) (c)       40,371
    Stock subscription receivable    (42,500)           -           42,500  (a)                  -                 -
    Accumulated deficit                    -      (72,675)               -                  72,675  (c)            -
                                    --------   ----------  ---------------       -----------------       -----------
    Total shareholders' equity             -       51,985           40,375                 (51,985)           40,375
                                    --------   ----------  ---------------       -----------------       -----------

TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY             $      -   $  413,637  $       142,000       $        (380,244)      $   175,393
                                    ========   ==========  ===============       =================       ===========


 See accompanying notes to pro forma condensed consolidated financial statements

                           COLONY RIH HOLDINGS, INC.
               PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                   FOR THE THREE MONTHS ENDED MARCH 31, 2001
                             (DOLLARS IN THOUSANDS)

                                                                           ADJUSTMENTS FOR
                                                     RIH                    THE EFFECT OF             PRO FORMA
                                                  HISTORICAL               THE ACQUISITION           AS ADJUSTED
                                                  ----------               ---------------           -----------
REVENUES:
     Gaming                                    $      52,054             $              -             $    52,054
     Rooms                                             3,083                            -                   3,083
     Food and beverage                                 5,386                            -                   5,386
     Other                                             1,106                            -                   1,106
                                               -------------             ----------------             -----------
Gross revenues                                        61,629                            -                  61,629
Less:  promotional allowances                         (5,826)                           -                  (5,826)
                                               -------------             ----------------             -----------
         Total net revenues                           55,803                            -                  55,803

COST AND EXPENSES:
     Gaming                                           33,104                            -                  33,104
     Rooms                                               656                            -                     656
     Food and beverage                                 2,791                            -                   2,791
     Other                                             6,612                            -                   6,612
     Selling, general and administrative               8,078                          466 (e)               8,544
     Depreciation and amortization                     4,376                       (2,634)(f)               1,742
                                               -------------           ------------------             -----------
Total costs and expenses                              55,617                       (2,168)                 53,449
Operating income                                         186                        2,168                   2,354

Other income (expense)
     Interest and other income                           392                            -                     392
     Interest expense                                 (6,088)                       3,267 (g)              (2,821)
                                               -------------           ------------------             -----------
Income (loss) before income taxes                     (5,510)                       5,435                     (75)
Income tax provision                                       -                            -                       -
                                               -------------           ------------------             -----------
Net income (loss)                              $      (5,510)          $            5,435             $       (75)
                                               =============           ==================             ===========


 See accompanying notes to pro forma condensed consolidated financial statements

                           COLONY RIH HOLDINGS, INC.
               PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2000
                             (DOLLARS IN THOUSANDS)

                                                                     ADJUSTMENTS FOR THE EFFECT
                                                     RIH                         OF                    PRO FORMA
                                                  HISTORICAL               THE ACQUISITION            AS ADJUSTED
                                                  ----------               ---------------            -----------
REVENUES:
     Gaming                                    $     224,259             $              -             $   224,259
     Rooms                                            16,412                            -                  16,412
     Food and beverage                                26,039                            -                  26,039
     Other                                             4,973                            -                   4,973
                                               -------------             ----------------             -----------
Gross revenues                                       271,683                            -                 271,683
Less:  promotional allowances                        (25,288)                           -                 (25,288)
                                               -------------             ----------------             -----------
         Total net revenues                          246,395                            -                 246,395

COST AND EXPENSES:
     Gaming                                          146,324                            -                 146,324
     Rooms                                             4,186                            -                   4,186
     Food and beverage                                14,716                            -                  14,716
     Other                                            25,668                            -                  25,668
     Selling, general and administrative              37,727                       (4,708) (h)             33,019
     Depreciation and amortization                    17,034                      (10,170) (i)              6,864
                                               -------------             ----------------             -----------
Total costs and expenses                             245,655                      (14,878)                230,777
Operating income                                         740                       14,878                  15,618

Other income (expense)
     Interest and other income                         1,557                            -                   1,557
     Interest expense                                (24,703)                      12,567 (j)             (12,136)
                                               -------------             ----------------             -----------
Income (loss) before income taxes                    (22,406)                      27,445                   5,039
Income tax provision                                       -                       (2,016) (k)             (2,016)
                                               -------------             ----------------             -----------
Net income (loss)                              $     (22,406)            $         25,429             $     3,023
                                               =============             ================             ===========


 See accompanying notes to pro forma condensed consolidated financial statements

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

          The Company was formed under the laws of the State of Delaware on March 7, 2001 by affiliates of Colony Capital, LLC ("Colony Capital"). The Subsidiary was formed by affiliates of Colony Capital under the laws of the State of Delaware on October 24, 2000. Pursuant to the terms of a Securities Purchase Agreement with Colony Capital, the Subsidiary became a wholly owned subsidiary of the Company on April 25, 2001. The Company and the Subsidiary have not conducted business other than in connection with the Purchase Agreement.

         RIH was formed under the laws of the State of New Jersey and is engaged in the ownership and operation of a hotel/casino in Atlantic City, NJ. As of the date of the Acquisition, RIH became a wholly owned subsidiary of the Subsidiary and continued its current business operations.

         The pro forma condensed consolidated balance sheet as of March 31, 2001 presents adjustments relative to the Acquisition Financing, the cancellation of an existing revolving credit agreement of RIH, the elimination of RIH's senior subordinated unsecured notes, the payment of fees, expenses and other transaction costs relating to the Acquisition and the Acquisition Financing, and the preliminary application of purchase method accounting allocating the purchase price to the assets and liabilities acquired. The preliminary application resulted in a $94.4 million reduction of goodwill and a decrease in property and equipment of $138.6 million.

         The pro forma condensed consolidated statements of income for the three months ended March 31, 2001 and for the year ended December 31, 2000 present adjustments to selling, general and administrative expense relative to contractual changes in arrangements pursuant to the Acquisition, reductions in depreciation and amortization as the result of the recognition of the fair value of property and equipment and the associated reduction of goodwill, changes to interest expense as a result of the Acquisition Financing, and the related effect of the foregoing adjustments on the provision for income taxes. The changes in arrangements resulting in adjustments to selling, general and administrative expense include primarily the elimination of SINA management fees, additional rent paid to SINA for certain undeveloped real estate property not acquired by the Company and additional standalone contractual costs resulting from the transaction. The changes to interest expense reflect: (a) additional interest expense on the Term Loans, Credit Facility and the Seller Note, (b) elimination of interest expense on RIH's existing revolving credit agreement and senior subordinated unsecured notes, (c) amortization of deferred financing costs associated with the Acquisition Financing and (d) elimination of amortization of deferred financing costs associated with the existing revolving credit agreement and senior subordinated unsecured notes.

         In the first quarter of 2001, the Emerging Issues Task Force ("EITF") reached a consensus on certain issues in EITF 00-22 "Accounting for "Points" and Certain Other Time-Based Sales Incentive Offers, and Offers for Free Products or Services to Be Delivered in the Future." EITF 00-22 requires that volume based cash rebates or refunds be shown as a reduction of revenues effective for quarters ending after February 15, 2001. The Company adopted the consensus provisions of EITF 00-22 in the first quarter of 2001. To be consistent with the 2001 presentation, approximately $11.6 million of cash rebates and refunds, previously shown as casino expenses, were reclassified as a reduction of casino revenues in the twelve months ended December 31, 2000. This did not have any effect on previously reported operating income or net income.

         Certain reclassifications have been made to RIH's historical information for the year ended December 31, 2000 to conform with the current year presentation.

ADJUSTMENTS TO THE PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF MARCH 31, 2001

(a) To record proceeds received from stock issuances and borrowings in connection with the Acquisition Financing, including: (1) proceeds of $42.5 million from the issuance of the Company's Class A Common Stock and Class B Common Stock, (2) the execution of a put agreement with a shareholder for $2.1 million and (3) borrowings of $82.0 million under the Credit Facilities and $17.5 million from the Seller Note.

(b) To record the payment of approximately $4.3 million of debt financing and other advisory fees associated with the Acquisition Financing.

(c) To record the payment of the Acquisition's consideration of approximately $144.8 million. To allocate, on a preliminary basis, the total payment of approximately $144.8 million to the assets and liabilities acquired by: (1) recognizing the decrease in the value of receivables of approximately $1.9 million to reflect fair value, (2) recognizing a deferred tax asset and liability of approximately $1.5 million for the tax effect of the difference between the book and tax basis of the net assets acquired, (3) recognizing the decrease of approximately $138.6 million in the value of property and equipment to reflect the fair market value, (4) recognizing the elimination of $94.4 million in existing goodwill as result of the preliminary fair value of the identifiable assets acquired less liabilities assumed exceeding the Acquisition's consideration, (5) recognizing the elimination of interest payable to affiliates of $12.9 million as these will be terminated under the Purchase Agreement, (6) recognizing the net decrease in accrued expenses and other current liabilities of approximately $3.1 million reflecting (a) the elimination of approximately $8.0 million in amounts due to affiliates as these will be terminated under the Purchase Agreement, offset by (b) recognizing $4.9 million in accrued expenses related to the Acquisition, (7) recognizing the elimination of approximately $199.4 million in existing senior subordinated unsecured notes, (8) recognizing the elimination of approximately $79.0 million of indebtedness under the existing revolving credit agreement, (9) recognizing the elimination of existing deferred income taxes of $35.5 million and (10) retiring and canceling RIH's common equity of approximately $52.0 million.

(d) To eliminate approximately $4.5 million of unamortized loan fees and deferred financing costs related to the existing revolving credit facility and senior subordinated unsecured notes, which will be terminated. To record the payment of approximately $6.8 million for loan fees and other deferred financing costs related to the Credit Facilities.

ADJUSTMENTS TO THE PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME FOR THE THREE MONTHS ENDED MARCH 31, 2001

(e) To record additional lease payments of $300,000 to SINA for certain undeveloped real estate under a Lease Agreement, dated April 25, 2001, and additional standalone contractual costs of approximately $166,000.

(f) To recognize the decrease in depreciation and amortization expense of approximately $2.6 million related to: (1) the step-down in value of property and equipment to reflect the fair market value and (2) the elimination of the existing goodwill.

(g) To recognize additional interest expense of approximately $2.5 million related to the anticipated borrowing of $82.0 million under the Credit Facilities and $17.5 million in Seller Notes. To eliminate interest expense of approximately $5.9 million related to the existing revolving credit agreement and senior subordinated unsecured notes. To recognize a reduction in interest expense of approximately $20,000 related to the amortization of the premium recorded on the existing senior subordinated unsecured notes. To recognize the additional interest expense of approximately $330,000 related to the amortization of deferred financing costs incurred with the Credit Facilities. To recognize the decrease of approximately $140,000 of amortization expense related to existing debt issuance costs.

ADJUSTMENTS TO THE PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2000

(h) To recognize (1) the elimination of approximately $6.6 million in management fees paid to SINA that were terminated as part of the Purchase Agreement, (2) additional lease payments of $1.2 million to SINA for certain undeveloped real estate under a Lease Agreement, dated April 25, 2001, and (3) additional standalone contractual costs of approximately $665,000.

(i) To recognize the decrease in depreciation and amortization expense of approximately $10.2 million related to: (1) the step-down in value of property and equipment to reflect the fair market value and (2) the elimination of the existing goodwill.

(j) To recognize additional interest expense of approximately $10.7 million related to the anticipated borrowing of $82.0 million under the Credit Facilities and $17.5 million in Seller Notes. To eliminate interest expense of approximately $24.0 million related to the existing revolving credit agreement and senior subordinated unsecured notes. To recognize a reduction in interest expense of approximately $75,000 related to the amortization of the premium recorded on the existing senior subordinated unsecured notes. To recognize additional interest expense of approximately $1.3 million related to the amortization of deferred financing costs incurred with the Credit Facilities. To recognize the decrease of approximately $531,000 of amortization expense related to existing debt issuance costs.

(k) To recognize the effect of the foregoing adjustments (excluding the adjustments the Company believes will have no effect on income taxes) on the provision for income taxes, based on the Company's effective tax rate.

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
Colony RIH Acquisitions, Inc.

We have audited the accompanying balance sheet of Colony RIH Acquisitions, Inc. as of March 31, 2001. The balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on the balance sheet based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Colony RIH Acquisitions, Inc. at March 31, 2001 in conformity with accounting principles generally accepted in the United States.

                                                          \s\ Ernst & Young LLP

Philadelphia, Pennsylvania
July 6, 2001

                         COLONY RIH ACQUISITIONS, INC.
                                 BALANCE SHEET
                                 MARCH 31, 2001

ASSETS

Due from shareholder                                                                                    $1

LIABILITIES AND SHAREHOLDER'S EQUITY

LIABILITIES                                                                                             $-

SHAREHOLDER'S EQUITY

Common stock, $.01 par value, authorized, 10,000 shares; 100 shares outstanding                          1
                                                                                                         -

                                                                                                       $ -
                                                                                                        --


                             NOTES TO BALANCE SHEET
                                 MARCH 31, 2001

1.       ORGANIZATION AND CAPITAL STRUCTURE

         Colony RIH Acquisitions, Inc. (the "Company"), was formed by affiliates of Colony Capital, LLC ("Colony Capital"), under the laws of the State of Delaware on October 24, 2000. Pursuant to the terms of a Securities Purchase Agreement with Colony Capital, the Company became a wholly owned subsidiary of Colony RIH Holdings, Inc. (the "Parent") on April 25, 2001. The Company and the Parent have not conducted business other than in connection with the Purchase Agreement (as defined herein).

         The Company, Sun International North America, Inc. ("SINA"), and GGRI, Inc. ("GGRI"), entered into a Purchase Agreement, dated as of October 30, 2000, as amended (the "Purchase Agreement"). Pursuant to the Purchase Agreement, the Company acquired all of the capital stock of Resorts International Hotel, Inc. ("RIH"), the Warehouse Assets (as defined in the Purchase Agreement) and all of the capital stock of New Pier Operating Company, Inc. (collectively, the "Acquisition") on April 25, 2001 for total consideration of approximately $144.8 million. The acquisition will be accounted for using the purchase method, and accordingly, the aggregate purchase price, including transaction fees and expenses, will be allocated based on the preliminary estimated fair value of the assets acquired and the liabilities assumed.

         Simultaneously with the closing of the Acquisition, the Company entered into a Lease Agreement, (the "Lease Agreement"), which gives the Company the right to acquire certain undeveloped real estate owned by SINA, adjacent to Resorts Atlantic City, for a purchase price of $40 million. The Lease Agreement has a two-year term which term may be extended for two additional one-year terms upon the payment of a $2.5 million extension fee, payable upon each extension. During the option period, the Company will lease the property subject to the Lease Agreement from SINA.

         The Parent financed the Acquisition and paid related fees and expenses with (1) proceeds from the issuance of common stock, (2) a $17.5 million note issued by the Parent to SINA (the "Seller Note"), (3) borrowings by the Company guaranteed by the Parent under a $90 million credit agreement (the "Credit Facility") and (4) RIH's available cash (collectively, the "Acquisition Financing").

         The Seller Note pays interest at a rate of 12.5% per annum. The interest is payable semi-annually, 50% in cash and 50% in additional subordinated notes. The Seller Note is subordinated to the term loans under the Credit Facility and has a 7-year term. There will be no amortization of any principal on this loan.

         The Credit Facility is comprised of $80 million in term loans (Term Loan A for $25 million and Term Loan B for $55 million) and a $10 million revolving credit facility. The loans under the Credit Facility are secured by substantially all of the Company's, the Parent's and, directly or indirectly, RIH's assets, including a pledge of all of the capital stock of the Company and RIH, mortgages on all material real property owned or leased by the Company or RIH and the accounts receivable, inventory, equipment and intangibles of the Company or RIH. The revolving credit facility will mature on April 25, 2006, Term Loan A will mature on the last business day of December 2005, and Term Loan B will mature on the last business day of March 2007. The principal payments of the term loans will be paid on a quarterly basis, commencing June 29, 2001. Interest on borrowings outstanding shall be either at LIBOR or an alternative base rate, plus an applicable margin in each case. In the future the applicable margins may be changed, based on the Company's leverage ratio, as defined in the credit agreement.

         The Credit Facility contains a number of covenants, that among other things, restricts the ability of the Company, the Parent, and their respective subsidiaries, to incur additional indebtedness, create liens on assets, dispose of assets, make investments, loans, or advances, engage in mergers or consolidations, pay dividends, engage in certain transactions with affiliates, change their respective line of business and otherwise restrict certain corporate activities. In addition, under the Credit Facility, the Company, and its subsidiaries, are required to maintain specified financial ratios, satisfy specified financial tests, including interest coverage and leverage tests, and are limited on capital expenditures. The Credit Facility contains events of default customary for facilities of this nature.

         The Company and the Parent also entered into an employment agreement with Nicholas L. Ribis, a shareholder of the Parent, on April 25, 2001. Under this agreement, the Parent agreed to grant Mr. Ribis an option to purchase 1,105 shares of Class A Common at a price of $0.0475 per share and 22,368 shares of Class B Common at $100 per share, of which 555 shares of Class A Common and 11,188 shares of Class B Common vested on April 25, 2001 and 55 shares of Class A Common and 1,118 shares of Class B Common vest on each of April 25, 2002, 2003, 2004, 2005, and 2006. Additionally, 55 shares of Class A Common and 1,118 shares of Class B Common vest on each of April 25, 2002, 2003, 2004, 2005, and 2006, subject to the Company satisfying certain performance targets. Upon termination of this agreement under certain circumstances, the Parent shall have the right to purchase and Mr. Ribis shall have the right to sell, any shares of capital stock of the Parent held by Mr. Ribis.

         The options issued to Mr. Ribis will be accounted for under the fair value method of accounting on the date the shares become vested. Accordingly, assuming no change in the fair market value of the Parent's common stock, the Company will record compensation expense over the life of the agreement of approximately $436,000 for the options granted Mr. Ribis that vest over time and an additional $145,000 for the options that vest based on satisfying certain performance targets. Further, the common shares purchased by Mr. Ribis will be classified separately from stockholders' equity as "Redeemable common stock" in the balance sheet of the Parent to reflect the rights granted Mr. Ribis to require the Parent to repurchase his shares upon termination of his employment agreement under certain circumstances.

2.       USE OF ESTIMATES

         The preparation of the balance sheet in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts in the balance sheet and accompanying notes. Actual results could differ from those estimates.

                       RESORTS INTERNATIONAL HOTEL, INC.
                                 BALANCE SHEETS
                            MARCH 31, 2001 AND 2000
                        (In Thousands, except par value)
                                  (Unaudited)


                                                                           2001                    2000
                                                                       -------------           -------------
                                 ASSETS

CURRENT ASSETS:
     Cash and cash equivalents                                         $      28,817           $      13,784
     Receivables, net                                                          8,454                   6,736
     Inventories                                                               2,028                   2,093
     Prepaid expenses                                                          1,834                   2,161
                                                                       -------------           -------------
               Total current assets                                           41,133                  24,774
                                                                       -------------           -------------

PROPERTY AND EQUIPMENT, net                                                  254,258                 257,522

GOODWILL, net                                                                 94,431                  97,072

DEFERRED CHARGES AND OTHER ASSETS                                             23,815                  22,724
                                                                       -------------           -------------
               Total assets                                            $     413,637           $     402,092
                                                                       =============           =============

               LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES:
     Obligations under capital lease - current portion                 $         347           $         471
     Accounts payable                                                          6,484                   2,624
     Accrued interest payable to SINA                                         12,868                     800
     Accrued expenses and other current liabilities                           28,139                  21,070
                                                                       -------------           -------------
               Total current liabilities                                      47,838                  24,965
                                                                       -------------           -------------

NOTES PAYABLE TO AFFILIATE                                                   199,357                 199,280
                                                                       -------------           -------------

LONG-TERM DEBT                                                                79,000                  73,101
                                                                       -------------           -------------

DEFERRED INCOME TAXES                                                         35,457                  35,457
                                                                       -------------           -------------

SHAREHOLDER'S EQUITY:
     Common stock - $1 par value, 1,000 shares issued and outstanding          1,000                   1,000
     Capital in excess of par                                                123,660                 123,660
     Accumulated deficit                                                     (72,675)                (55,371)
                                                                       -------------           -------------
               Total shareholder's equity                                     51,985                  69,289
                                                                       -------------           -------------
               Total liabilities and shareholder's equity              $     413,637           $     402,092
                                                                       =============           =============


The accompanying notes are an integral part of these financial statements.

                       RESORTS INTERNATIONAL HOTEL, INC.
                            STATEMENTS OF OPERATIONS
                 FOR THE QUARTERS ENDED MARCH 31, 2001 AND 2000
                                 (In Thousands)
                                  (Unaudited)

                                                                           2001                       2000
                                                                     -----------------         -----------------

REVENUES:
     Gaming                                                          $          52,054         $          49,563
     Rooms                                                                       3,083                     3,551
     Food and beverage                                                           5,386                     5,966
     Other                                                                       1,106                       991
                                                                     -----------------         -----------------
               Gross revenues                                                   61,629                    60,071

     Less - Promotional allowances                                              (5,826)                   (5,509)
                                                                     -----------------         -----------------
               Net revenues                                                     55,803                    54,562
                                                                     -----------------         -----------------

COST AND EXPENSES:
     Gaming                                                                     33,104                    34,621
     Rooms                                                                         656                     1,023
     Food and beverage                                                           2,791                     3,748
     Other                                                                       6,612                     6,214
     Selling, general and administration                                         8,078                     9,301
     Depreciation and amortization                                               4,376                     4,549
                                                                     -----------------         -----------------
               Total costs and expenses                                         55,617                    59,456
                                                                     -----------------         -----------------
               Income (loss) from operations                                       186                    (4,894)

     INTEREST AND OTHER INCOME                                                     392                       363

     INTEREST EXPENSE                                                           (6,088)                   (6,081)
                                                                     -----------------         -----------------
               Net  loss                                             $          (5,510)        $         (10,612)
                                                                     =================         =================


The accompanying notes are an integral part of these financial statements.

                       RESORTS INTERNATIONAL HOTEL, INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE QUARTERS ENDED MARCH 31, 2001 AND 2000
                                 (In Thousands)
                                  (Unaudited)

                                                                                       2001            2000
                                                                                    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Reconciliation of net loss to net cash (used in) provided by operating activities-
     Net loss                                                                       $    (5,510)   $   (10,612)
         Adjustments to reconcile net loss to net cash (used in) provided by operating activities-
                  Depreciation and amortization                                           4,146          4,331
                  Amortization of debt premiums, discounts and issue costs                  159            145
                  Provision for doubtful receivables                                        446            281
                  Provision for discount on CRDA obligations, net                           226            214
                  Net (increase) decrease in receivables                                    242           (497)
                  Net decrease in inventories and prepaid expenses                           78            254
                  Net (increase) decrease in deferred charges and other assets               85            (60)
                  Net increase (decrease) in accounts payable and accrued
                      liabilities                                                         1,758         (2,941)
                  Net increase (decrease) in interest payable to affiliates               7,568         (4,500)
                                                                                    -----------    -----------
                      Net cash (used in) provided by operating activities                 9,198        (13,385)
                                                                                    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of property and equipment                                                    (929)        (2,603)
     CRDA deposits and bond purchases                                                      (670)          (646)
                                                                                    -----------    -----------
                      Net cash used in investing activities                              (1,599)        (3,249)
                                                                                    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Advances from SINA                                                                     -           16,434
     Other debt repayments                                                                 (235)          (557)
                                                                                    -----------    -----------
                      Net cash provided by financing activities                            (235)        15,877
                                                                                    -----------    -----------
                      Net increase (decrease) in cash and cash equivalents                7,364           (757)

CASH AND CASH EQUIVALENTS, beginning of period                                           21,453         14,541
                                                                                    -----------    -----------

CASH AND CASH EQUIVALENTS, end of period                                            $    28,817    $    13,784
                                                                                    ===========    ===========


The accompanying notes are an integral part of these financial statements.

                       RESORTS INTERNATIONAL HOTEL, INC.
                         NOTES TO FINANCIAL STATEMENTS
                 FOR THE QUARTERS ENDED MARCH 31, 2001 AND 2000
                                 (In Thousands)


1.       MERGER AND BASIS OF ACCOUNTING

Resorts International Hotel, Inc. ("RIH") owns and operates Resorts Atlantic City, a casino/hotel complex located in Atlantic City, New Jersey. During the period covered by this statement, RIH was a wholly owned subsidiary of GGRI, Inc. ("GGRI"), which is a wholly owned subsidiary of Sun International North America, Inc. ("SINA"). SINA is a wholly owned subsidiary of Sun International Hotels Limited ("SIHL").

SINA has entered into a definitive agreement to sell the outstanding capital stock of RIH, New Pier Company Inc., which owns the rights to develop a pier adjacent to Resorts Casino Hotel, and certain assets in Atlantic City owned by SINA to an affiliate of Colony Capital LLC ("Colony") for a purchase price of $140 million, such purchase price to accrue interest at an annual rate of 6% during the period from September 30, 2000 until closing. In addition, Colony has a two-year option to acquire the undeveloped real estate adjacent to Resorts Atlantic City for a purchase price of $40 million (the "Option Agreement"), which option can be extended for an additional two years under certain circumstances. The sale is subject to certain customary conditions, including approval by the New Jersey Casino Control Commission, and is also subject to Colony receiving certain financing in order to consummate the transaction. The parties expect to close the transaction early in 2001.

SIHL has agreed to provide RIH with the necessary financial support to sustain its operations in the normal course of business through December 31, 2001 except that, should the sale of RIH to Colony be consummated, SIHL will not provide financial support subsequent to that transaction.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RIH provides allowances for doubtful accounts arising from casino, hotel and other services, which are based upon a specific review of certain outstanding receivables. In determining the amounts of the allowances, RIH is required to make certain estimates and, assumptions and actual results may differ from those assumptions.

Revenue Recognition

RIH records as gaming revenue the net win from gaming activities which represents the difference between amounts wagered and amounts won by patrons. Revenues from hotel and

NOTES TO FINANCIAL STATEMENTS
March 31, 2001 and 2000
(In Thousands)

related services and from theater ticket sales are recognized at the time the related service is performed.

Promotional Allowances

The retail value of hotel accommodations, food, beverage and other services provided to customers without charge is included in gross revenues and deducted as promotional allowances. The estimated departmental costs of providing such promotional allowances are included in gaming costs and expenses as follows-

                                               2001           2000
                                          -------------  -------------

       Rooms                              $       2,180  $       2,096
       Food and beverage                          3,870          3,630
       Entertainment and other                      661            812
                                          -------------  -------------
                                          $       6,711  $       6,538
                                          =============  =============

Cash Equivalents

RIH considers all of its short-term money market securities purchased with original maturities of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value due to the short maturity of these instruments. At March 31, 2001 and 2000, RIH's cash equivalents included reverse repurchase agreements (Federal government securities purchased under agreements to resell those securities) of $15,885 and $3,675, respectively, under which RIH had not taken delivery of the underlying securities.

Inventories

Inventories of provisions, supplies and spare parts are valued at the lower of cost (first-in, first-out) or market.

Property and Equipment

Property and equipment are stated at cost and are depreciated over their estimated useful lives reported below using the straight-line method. Interest costs incurred during the construction period are capitalized in accordance with Statement of Financial Accounting Standards No. 34, "Capitalization of Interest Costs."

       Land improvements                                     14 years
       Hotels and other buildings                            40 years
       Furniture, fixtures and equipment                  2 - 5 years

The provisions of Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets" requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate

NOTES TO FINANCIAL STATEMENTS
March 31, 2001 and 2000
(In Thousands)

that the carrying amount of an asset may not be fully recoverable. As a result of its review, the Company does not believe that any asset impairment exists with respect to its long-lived assets.

Goodwill

Goodwill is amortized on a straight-line basis over 40 years. Amortization of goodwill included in the accompanying statements of operations amounted to $660 in 2001 and 2000.

Income Taxes

RIH and SINA's other domestic subsidiaries file consolidated Federal income tax returns with SINA.

Deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities at enacted tax rates that will be in effect for the years in which the differences are expected to reverse. A valuation allowance is recognized based on estimates of the likelihood that some portion or all of the deferred tax assets will not be realized. Note 12 gives components of RIH's net deferred tax liability. Although RIH is a member of a consolidated group for Federal income tax purposes, RIH calculates its income tax provision on a separate return basis for financial reporting purposes.

Certain indentures described in Note 8 provide for a tax sharing agreement between RIH and SINA which limits RIH's tax payments to SINA to reimbursements of cash payments made by SINA for income or alternative minimum taxes arising from the earnings or operations of RIH.

3.       RECEIVABLES

Components of receivables were as follows at March 31-


                                                                                     2001           2000
                                                                                 ------------   ------------
       Gaming                                                                    $      9,641   $      7,343
       Less:  allowance for doubtful accounts                                          (3,292)        (2,582)
                                                                                 ------------   ------------
                                                                                        6,349          4,761
       Non-gaming:
          Hotel and related                                                               427            380
          Other                                                                         1,762          1,602
                                                                                 ------------   ------------
                                                                                        2,189          1,982
       Less:  allowance for doubtful accounts                                             (84)            (7)
                                                                                 ------------   ------------
                                                                                        2,105          1,975
                                                                                 ------------   ------------

                                                                                 $      8,454   $      6,736
                                                                                 ============   ============

NOTES TO FINANCIAL STATEMENTS
March 31, 2001 and 2000
(In Thousands)


4.       PROPERTY AND EQUIPMENT

Components of property and equipment were as follows at March 31-

                                                                                     2001           2000
                                                                                 ------------   ------------
       Land and land rights                                                      $     83,147   $     83,147
       Land improvements                                                                1,044          1,003
       Hotels and other buildings                                                     170,769        165,661
       Furniture, fixtures and equipment                                               42,699         41,488
       Construction in progress                                                           432          1,723
                                                                                 ------------   ------------
                                                                                      298,091        293,022
       Less- Accumulated depreciation                                                 (43,833)       (35,500)
                                                                                 ------------   ------------
       Net property and equipment                                                $    254,258   $    257,522
                                                                                 ============   ============


5.       DEFERRED CHARGES AND OTHER ASSETS

Components of deferred charges and other assets were as follows at March 31-

                                                                                     2001           2000
                                                                                 ------------   ------------
       CRDA deposits and bonds, net (Note 13)                                    $     17,092   $     15,619
       Ac Convention Center Donation (Note 13)                                          1,919          1,811
       Debt issuance costs, net                                                         4,538          5,081
       Other                                                                              266            213
                                                                                 ------------   ------------
                                                                                 $     23,815   $     22,724
                                                                                 ============   ============


Debt issuance costs are amortized over the terms of the related indebtedness using the effective interest method. Amortization of debt issuance costs, debt premiums and accretion of discounts amounted to $159 and $145, and is included within interest expense in the accompanying statements of operations for the years ended March 31, 2001 and 2000, respectively.

6.       ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Components of accrued expenses and other current liabilities were as follows at March 31 -

                                                                                     2001           2000
                                                                                 ------------   ------------
       Utilities                                                                $        553    $        428
       CRDA obligation                                                                   698             662
       Legal and related costs                                                           283           1,056
       Insurance and related costs                                                     1,483           1,188
       Interest                                                                        3,068             -
       Payroll                                                                         8,225           7,551
       Unredeemed chip liability                                                       1,258             997

NOTES TO FINANCIAL STATEMENTS
March 31, 2001 and 2000
(In Thousands)

                                                                                     2001           2000
                                                                                 ------------   ------------
       Customer deposits                                                                 151             148
       Due to affiliates                                                               7,893           3,343
       Other                                                                           4,527           5,697
                                                                                ------------    ------------
                                                                                $     28,139    $     21,070
                                                                                ============    ============


7.       OBLIGATIONS UNDER CAPITAL LEASE

RIH entered into obligations under capital lease to finance the purchase of slot machines. Borrowings under these arrangements totaled approximately $347 and $356 as of March 31, 2001 and 2000, respectively. The interest portion of the capital lease obligations is not material.

8.       NOTES PAYABLE TO AFFILIATE

The components of notes payable to affiliate were as follows at March 31 -

                                                                                     2001           2000
                                                                                 ------------   ------------
       9% Senior Subordinated Notes, due 2007                                        200,000         200,000
       Unamortized discount                                                             (643)           (720)
                                                                                ------------    ------------
                                                                                $    199,357    $    199,280
                                                                                ============    ============


Due to the interest rates and terms thereof, the carrying values of the long-term debt at March 31, 20001 and 2000 approximate their fair values.

In February 1999, SIHL and SINA (the "Issuers") issued $200,000 principal amount of 9% Senior Subordinated Notes due 2007 (the "Senior Notes") which, after costs, resulted in net proceeds of approximately $194,000. These proceeds were loaned to RIH in exchange for a $200,000 promissory note (the "RIH Note") with terms that mirror the terms of the Senior Notes, and RIH's guarantee of the Senior Notes. Interest on both the Senior Notes and the RIH Note is payable on March 15 and September 15 in each year. These payments commenced September 15, 1997 with an interest payment of $9,550. The indenture for the Senior Notes (the "Senior Indenture") contains covenants, including limitations on the ability of the Issuers and the Guarantors (including RIH) to, among other things: (i) incur additional indebtedness, (ii) incur certain liens, (iii) engage in certain transactions with affiliates and (iv) pay dividends and make certain other restricted payments. See Note 10.

9.       LONG-TERM DEBT

During August 1999, SIHL entered into a term credit facility (the "Credit Facility") with a syndicate of banks led by The Bank of Nova Scotia and Societe Generale under which RIH is a borrower along with SIHL and Sun International Bahamas Limited, a wholly-owned subsidiary of SIHL. The Credit Facility allows for borrowings up to $375,000. Loans under the Credit Facility bear interest at
(i) the higher of (a) The Bank of Nova Scotia's base rate or (b) the Federal Funds rate, as defined,

NOTES TO FINANCIAL STATEMENTS
March 31, 2001 and 2000
(In Thousands)


in either case plus an additional 0.750% to 1.625% based on a debt to earnings ratio during the period, as defined (the "Debt Ratio") or (iii) The Bank of Nova Scotia's reserve-adjusted LIBOR rate plus 1.50% to 2.25% based on the Debt Ratio. Loans under the Credit Facility may be prepaid and reborrowed at any time and are due in full on August 12, 2002. Through March 31, 2001, funds borrowed on the facility by RIH amounted to $79,000.

10.      RELATED PARTY TRANSACTIONS

RIH recorded the following expenses from SINA and its other subsidiaries during-

                                                                                           2001         2000
                                                                                       -----------   -----------
       Expenses:
          Interest and amortization of discounts on notes payable to SINA              $     4,520   $     4,518
          Management fees                                                                      -           1,859
          Amortization of debt issuance costs                                                  140           127
          Property rentals to SINA                                                             -              81
          Billboard rental to affiliate                                                        -              13
                                                                                       -----------   -----------
                                                                                       $     4,660   $     6,598
                                                                                       ===========   ===========

SINA charged RIH a management fee of three percent of gross revenues for administrative and other services. During the first quarter of 2001, this fee was not charged to RIH from SINA in accordance with the purchase agreement between SINA and Colony (see Note 1).


11.      RETIREMENT PLANS

RIH has a defined contribution plan in which substantially all non-union employees are eligible to participate. Employees of certain other affiliated companies are also eligible to participate in this plan. RIH and other subsidiaries of SINA make contributions to the plan based on a percentage of eligible employee contributions. RIH'S contribution expense for this plan was $168 and $178 for the quarters ended March 31, 2001 and 2000, respectively.

Union employees are covered by various multi-employer pension plans to which contributions are made by RIH and other unrelated employers. RIH's pension expense for these plans was $447 and $286 for the quarters ended March 31, 2001 and 2000, respectively.

12.      INCOME TAXES

The components of the deferred tax liabilities are as follows at March 31-

                                                                               2001           2000
                                                                           ------------   ------------
       Deferred tax liabilities:
          Basis differences on property and equipment                      $    (44,300)  $    (44,300)
          Other                                                                  (1,500)        (1,500)
                 Total deferred tax liabilities                                 (45,800)       (45,800)
       Deferred tax assets:
          NOL carryforwards                                                      86,800         82,600
          Book reserves not yet deductible for tax                               11,900         12,100


NOTES TO FINANCIAL STATEMENTS
March 31, 2001 and 2000
(In Thousands)


                                                                               2001           2000
                                                                           ------------   ------------
          Basis differences on notes payable to affiliate                             -              -
          Tax credit carryforwards                                                  800            800
          Other                                                                   6,900          6,100
                                                                           ------------   ------------
                 Total deferred tax assets                                      106,400        101,600
       Valuation allowance for deferred tax assets                              (96,057)       (91,257)
                                                                           ------------   ------------
       Deferred tax assets, net of valuation allowance                           10,343         10,343
                                                                           ------------   ------------
       Net deferred tax liabilities                                        $    (35,457)  $    (35,457)
                                                                           ============   ============


The effective income tax rate on income (loss) before extraordinary item varies from the statutory Federal income tax rate as a result of the following factors-

                                                                               2001           2000
                                                                           ------------   ------------
       Statutory Federal income tax rate                                      (35.0%)        (35.0%)

       NOL and temporary differences for which no taxes were provided or
          benefits recognized                                                  28.0%          32.2%

       Nondeductible provisions and expenses                                    7.0%           2.8%

       Other                                                                    -              -
                                                                           ------------   ------------
       Effective tax rate                                                       0.0%           0.0%
                                                                           ============   ============

For Federal tax purposes, RIH had NOL carryforwards of approximately $248 million at March 31, 2001 which expire as follows: $24 million in 2003, $50 million in 2004, $91 million in 2005, $1 million in 2009, $7 million in 2011, $46 million in 2012, $25 million in 2019 and $4 million in 2020. $173,000 of these NOL carryforwards was produced prior to a change in ownership of the consolidated group of which RIH is a part; therefore, these loss carryforwards are limited in their availability of offset against future taxable income. For Federal tax purposes, this limitation is considered to be owned by a common parent and would not be available to RIH unless the parent made an affirmative election to allocate some of the limitation to RIH. Such election would not be made until such time as RIH ceases to be a member of the group.

For financial reporting purposes, in years when RIH has taxable income, the tax provision is computed as if RIH were entitled to a full allocation of the group's limitation. This has the effect of reducing RIH's current tax provision; any remaining current tax provision of RIH is fully offset by a deferred tax benefit based on the reversal of temporary differences. For tax purposes, because RIH files a consolidated tax return with SINA and SINA's other subsidiaries, it is able to utilize the current period losses and NOL carryforwards of the entire group; thus, in years when RIH generates taxable income, its usage of its own NOLs is substantially less than the taxable income it generates.

RIH did not recognize an income tax benefit during the quarters ended March 31, 2001 and 2000 due to the history of recurring losses and the uncertainty surrounding the realization of the benefits in future income tax returns.

NOTES TO FINANCIAL STATEMENTS
March 31, 2001 and 2000
(In Thousands)


At March 31, 2001, RIH had approximately $109 million of NOL carryforwards in the state of New Jersey which expire as follows: $1 million in 2001, $4 million in 2003, $43 million in 2004, $44 million in 2006 and $17 million in 2007.

Also at March 31, 2001, RIH had Federal income tax credit carryforwards of approximately $400, which are restricted as to use and expire $100 per year between 2006 and 2009, and Federal AMT tax credits of approximately $400 which carry forward indefinitely.

13.      COMMITMENTS AND CONTINGENCIES

Litigation

RIH is a defendant in certain litigation. In the opinion of management, based upon advice of counsel, the aggregate liability, if any, arising from such litigation will not have a material adverse effect on the accompanying financial statements.

License Renewal

On January 19, 2000, the New Jersey Casino Control Commission (the "CCC") renewed RIH's license to operate its casino hotel complex in Atlantic City. A casino license is not transferable, and must be renewed every four years by filing an application which must be acted upon by the CCC no later than 30 days prior to the expiration of the license there in force.

CRDA Investment Obligation

The New Jersey Casino Control Act, as amended, requires RIH to purchase bonds issued by the Casino Reinvestment Development Authority (CRDA) or make other investments authorized by the CRDA, in an amount equal to 1.25% of RIH's gross gaming revenue, as defined.

The CRDA bonds have interest rates ranging from 3.6% to 7.0% and have repayment terms of between 20 and 50 years. RIH records charges to expense to reflect the below-market interest rate payable on the bonds it may have to purchase to fulfill its investment obligation at the date the obligation arises. The charges in 2001 and 2000 for discounts on obligations arising in those years were $698 and $662, respectively. The discount on CRDA bonds purchased is amortized to interest income over the life of the bonds using the effective interest method.

From time to time RIH has donated certain funds it has had on deposit with the CRDA in return for either relief from its obligation to purchase CRDA bonds or credits against future CRDA deposits.

At March 31, 2001, RIH owned $7,701 face value of bonds issued by the CRDA and had $20,256 on deposit with the CRDA. These bonds and deposits, net of an estimated discount, charged to expense to reflect the below-market interest rate payable on the bonds, are included in deferred charges and other assets in RIH's Balance Sheet. Deferred changes and other assets in RIH's Balance Sheet also reflects $1,919 in additional deposits, which have been earmarked for the refurbishment of the Atlantic City Convention Center. This amount is capitalized and will be amortized on a straight line basis over a 15 year period when the Convention Center is reopened for

NOTES TO FINANCIAL STATEMENTS
March 31, 2001 and 2000
(In Thousands)


operations. RIH has committed $8,668 of its current and future CRDA deposit obligations for this project.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Resorts International Hotel, Inc.:

We have audited the accompanying balance sheets of Resorts International Hotel, Inc. (a New Jersey corporation) as of December 31, 2000 and 1999, and the related statements of operations, shareholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Resorts International Hotel, Inc. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.


                                          /s/ ARTHUR ANDERSEN LLP


Roseland, New Jersey
January 19, 2001

                       RESORTS INTERNATIONAL HOTEL, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999
                       (In Thousands, except share data)



                                         ASSETS                                                2000           1999
                                                                                            ------------   ------------
CURRENT ASSETS:
    Cash and cash equivalents                                                               $     21,453   $     14,541
    Receivables, net                                                                               9,142          6,520
    Inventories                                                                                    2,006          2,490
    Prepaid expenses                                                                               1,934          2,017
    Due from SINA                                                                                      -         13,091
                                                                                            ------------   ------------
                 Total current assets                                                             34,535         38,659

PROPERTY AND EQUIPMENT, net                                                                      257,778        258,516

GOODWILL, net                                                                                     95,091         97,733

DEFERRED CHARGES AND OTHER ASSETS                                                                 23,567         22,343
                                                                                            ------------   ------------
                 Total assets                                                               $    410,971   $    417,251
                                                                                            ============   ============

                           LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES:
    Obligations under capital lease - current portion                                       $        581   $        944
    Accounts payable                                                                               5,405          6,348
    Accrued interest payable to SINA                                                               5,300          5,300
    Accrued expenses and other current liabilities                                                28,396         16,927
                                                                                            ------------   ------------
                 Total current liabilities                                                        39,682         29,519
                                                                                            ------------   ------------

NOTES PAYABLE TO AFFILIATE                                                                       199,337        199,262
                                                                                            ------------   ------------

LONG-TERM DEBT                                                                                    79,000         73,112
                                                                                            ------------   ------------

DEFERRED INCOME TAXES                                                                             35,457         35,457
                                                                                            ------------   ------------

SHAREHOLDER'S EQUITY:
    Common stock - $1 par value, 1,000 shares issued and outstanding                               1,000          1,000
    Capital in excess of par                                                                     123,660        123,660
    Accumulated deficit                                                                         (67,165)        (44,759)
                                                                                            ------------   ------------
                 Total shareholder's equity                                                       57,495         79,901
                                                                                            ------------   ------------
                 Total liabilities and shareholder's equity                                 $    410,971   $    417,251
                                                                                            ============   ============


The accompanying notes are an integral part of these balance sheets.

                       RESORTS INTERNATIONAL HOTEL, INC.
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                                 (In Thousands)



                                                                                               2000           1999
                                                                                           ------------   ------------
REVENUES:
    Gaming                                                                                 $    224,259   $    210,758
    Rooms                                                                                        16,412         15,160
    Food and beverage                                                                            26,039         25,512
    Other                                                                                         4,973          8,076
                                                                                           ------------   ------------
                 Gross revenues                                                                 271,683        259,506

    Less - Promotional allowances                                                               (25,288)       (26,632)
                                                                                           ------------   ------------
                 Net revenues                                                                   246,395        232,874
                                                                                           ------------   ------------

COST AND EXPENSES:
    Gaming                                                                                      146,324        141,803
    Rooms                                                                                         4,186          2,929
    Food and beverage                                                                            14,716         15,401
    Other                                                                                        25,668         28,762
    Selling, general and administration                                                          37,727         35,568
    Depreciation and amortization                                                                17,034         16,737
    Preopening                                                                                        -          5,398
                                                                                           ------------   ------------
                 Total costs and expenses                                                       245,655        246,598
                                                                                           ------------   ------------
                 (Loss) income from operations                                                      740        (13,724)

    INTEREST AND OTHER INCOME                                                                     1,557          1,360

    INTEREST EXPENSE                                                                            (24,703)       (20,999)
                                                                                           ------------   ------------
                 Net loss                                                                  $    (22,406)  $    (33,363)
                                                                                           ============   ============


The accompanying notes are an integral part of these financial statements.

                       RESORTS INTERNATIONAL HOTEL, INC.
                       STATEMENTS OF SHAREHOLDER'S EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                                 (In Thousands)



                                                                                                             Total
                                                                        Capital in       Accumulated     Shareholder's
                                                        Common Stock   Excess of Par       Deficit          Equity
                                                        -----------   --------------   --------------  --------------
BALANCE AT DECEMBER 31, 1998                            $     1,000   $      124,033   $      (11,396) $      113,637

    Net loss                                                      -                -          (33,363)        (33,363)
    Adjustment to capital in excess of par                        -             (373)               -            (373)
                                                        -----------   --------------   --------------  --------------

BALANCE AT DECEMBER 31, 1999                                  1,000          123,660          (44,759)         79,901

    Net loss                                                      -                -          (22,406)        (22,406)
                                                        -----------   --------------   --------------  --------------

BALANCE AT DECEMBER 31, 2000                            $     1,000   $      123,660   $      (67,165) $       57,495
                                                        ===========   ==============   ==============  ==============


The accompanying notes are an integral part of these financial statements.

                       RESORTS INTERNATIONAL HOTEL, INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                                 (In Thousands)

                                                                                                2000           1999
                                                                                           ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Reconciliation of net loss to net cash (used in) provided by operating activities-
    Net loss                                                                               $    (22,406)   $    (33,363)
       Adjustments to reconcile net loss to net cash (used in) provided by operating activities-
              Depreciation and amortization                                                      17,034          16,737
              Provision for doubtful receivables                                                  1,160           1,465
              Provision for discount on CRDA investment obligation, net                             799             587
              Net loss on dispositions of property and equipment                                    716               -
              Changes in assets and liabilities-
                 Receivables                                                                     (3,782)         (2,621)
                 Inventories and prepaid expenses                                                   568          (1,323)
                 Deferred charges and other assets                                                 (408)           (191)
                 Current liabilities                                                              2,577          (1,734)
                                                                                           ------------    ------------
                 Net cash (used in) provided by operating activities                             (3,742)        (20,443)
                                                                                           ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of property and equipment                                                         (11,692)        (41,906)
    Deposits made into CRDA investment obligation account                                        (2,604)         (2,746)
                                                                                           ------------    ------------
                 Net cash used in investing activities                                          (14,296)        (44,652)
                                                                                           ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from long-term debt                                                                  6,000          73,000
    Redemption of affiliated notes                                                                    -          (6,717)
    Advances from SINA                                                                           20,842          (8,011)
    Payments under capital lease obligations                                                     (1,892)         (1,993)
                                                                                           ------------    ------------
                 Net cash provided by (used in) financing activities                             24,950          56,279
                                                                                           ------------    ------------
                 Net decrease in cash and cash equivalents                                        6,912          (8,816)

CASH AND CASH EQUIVALENTS, beginning of year                                                     14,541          23,357
                                                                                           ------------    ------------

CASH AND CASH EQUIVALENTS, end of year                                                     $     21,453    $     14,541
                                                                                           ============    ============


The accompanying notes are an integral part of these financial statements.

                       RESORTS INTERNATIONAL HOTEL, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999
                                 (In Thousands)

1.       MERGER AND BASIS OF ACCOUNTING

Resorts International Hotel, Inc. ("RIH") owns and operates Resorts Atlantic City Casino Hotel, a casino/hotel complex located in Atlantic City, New Jersey. RIH is a wholly owned subsidiary of GGRI, Inc. ("GGRI"), which is a wholly owned subsidiary of Sun International North America, Inc. ("SINA"). SINA is a wholly-owned subsidiary of Sun International Hotels Limited ("SIHL").

SINA has entered into a definitive agreement to sell the outstanding capital stock of RIH, New Pier Company Inc., which owns the rights to develop a pier adjacent to Resorts Casino Hotel, and certain assets in Atlantic City owned by SINA to an affiliate of Colony Capital LLC ("Colony") for a purchase price of $140 million, such purchase price to accrue interest at an annual rate of 6% during the period from September 30, 2000 until closing. In addition, Colony has a two-year option to acquire the undeveloped real estate adjacent to Resorts Atlantic City for a purchase price of $40 million (the "Option Agreement"), which option can be extended for an additional two years under certain circumstances. The sale is subject to certain conditions, including approval by the New Jersey Casino Control Commission, and is also subject to Colony receiving certain financing in order to consummate the transaction. The parties expect to close the transaction in 2001.

SIHL has agreed to provide RIH with the necessary financial support to sustain its operations in the normal course of business through December 31, 2001 except that, should the sale of RIH to Colony be consummated, SIHL will not provide financial support subsequent to that transaction.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RIH provides allowances for doubtful accounts arising from casino, hotel and other services, which are based upon a specific review of certain outstanding receivables. In determining the amounts of the allowances, RIH is required to make certain estimates and, assumptions and actual results may differ from those assumptions.

Revenue Recognition

RIH records as gaming revenue the net win from gaming activities which represents the difference between amounts wagered and amounts won by patrons. Revenues from hotel and related services and from theater ticket sales are recognized at the time the related service is performed.

NOTES TO FINANCIAL STATEMENTS
December 31, 2000 and 1999
(In Thousands)

Promotional Allowances

The retail value of hotel accommodations, food, beverage and other services provided to customers without charge is included in gross revenues and deducted as promotional allowances. The estimated departmental costs of providing such promotional allowances are included in gaming costs and expenses as follows-


                                               2000           1999
                                           -------------  -------------

       Rooms                               $       8,407  $       5,536
       Food and beverage                          15,502         14,634
       Entertainment and other                     3,181          6,704
                                           -------------  -------------
                                           $      27,090  $      26,874
                                           =============  =============

Pre-opening expenses

In the first quarter of 1999, RIH adopted Statement of Position 98-5, which states that all pre-opening expenses will be charged to expense as they are incurred. RIH incurred $5,398 in pre-opening expenses related to the opening of the renovated casino during 1999.

Cash Equivalents

RIH considers all of its short-term money market securities purchased with original maturities of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value due to the short-term maturity of these instruments. At December 31, 2000 and 1999, RIH's cash equivalents included reverse repurchase agreements (Federal government securities purchased under agreements to resell those securities) of $7,085 and $722, respectively, under which RIH had not taken delivery of the underlying securities.

Inventories

Inventories of provisions, supplies and spare parts are valued at the lower of cost (first-in, first-out) or market.

Property and Equipment

Property and equipment are stated at cost and are depreciated over their estimated useful lives reported below using the straight-line method. Interest costs incurred during the construction period are capitalized in accordance with Statement of Financial Accounting Standards No. 34, "Capitalization of Interest Costs."

       Land improvements                                      14 years
       Hotels and other buildings                             40 years
       Furniture, fixtures and equipment                   2 - 5 years

NOTES TO FINANCIAL STATEMENTS
December 31, 2000 and 1999
(In Thousands)


The provisions of Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets" requires, among other things, that an entity review its long-lived assets and certain intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. The Company does not believe that any changes have occurred whereby its long-lived assets would be deemed to be impaired.

Goodwill

Goodwill is amortized on a straight-line basis over 40 years. Amortization of goodwill included in the accompanying statements of operations amounted to $2,641 and $2,643 in 2000 and 1999, respectively.

Income Taxes

RIH and SINA's other domestic subsidiaries file consolidated Federal income tax returns with SINA.

Deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities at enacted tax rates that will be in effect for the years in which the differences are expected to reverse. A valuation allowance is recognized based on estimates of the likelihood that some portion or all of the deferred tax assets will not be realized. Note 12 gives components of RIH's net deferred tax liability. Although RIH is a member of a consolidated group for Federal income tax purposes, RIH calculates its income tax provision on a separate return basis for financial reporting purposes.

Certain indentures described in Note 8 provide for a tax sharing agreement between RIH and SINA which limits RIH's tax payments to SINA to reimbursements of cash payments made by SINA for income or alternative minimum taxes arising from the earnings or operations of RIH.

3.       RECEIVABLES

Components of receivables were as follows at December 31-

                                                                                     2000           1999
                                                                                 ------------   ------------
       Gaming                                                                    $      9,787   $      7,439
       Less:  allowance for doubtful accounts                                          (2,892)        (2,606)
                                                                                 ------------   ------------
                                                                                        6,895          4,833
                                                                                 ------------   ------------
       Non-gaming:
          Hotel and related                                                               379            352
          Other                                                                         1,902          1,345
                                                                                 ------------   ------------
                                                                                        2,281          1,697
       Less:  allowance for doubtful accounts                                             (34)           (10)
                                                                                 ------------   ------------
                                                                                        2,247          1,687
                                                                                 ------------   ------------

                                                                                 $      9,142   $      6,520
                                                                                 ============   ============

NOTES TO FINANCIAL STATEMENTS
December 31, 2000 and 1999
(In Thousands)


4.       PROPERTY AND EQUIPMENT

Components of property and equipment were as follows at December 31-

                                                                                     2000           1999
                                                                                 ------------   ------------
       Land and land rights                                                      $     83,147   $     83,147
       Land improvements                                                                1,028          1,003
       Hotels and other buildings                                                     170,821        163,823
       Furniture, fixtures and equipment                                               42,008         40,852
       Construction in progress                                                         1,478          1,520
                                                                                 ------------   ------------
                                                                                      298,482        290,345
       Less- Accumulated depreciation                                                 (40,704)       (31,829)
                                                                                 ------------   ------------
       Net property and equipment                                                $    257,778   $    258,516
                                                                                 ============   ============


Interest costs of $0 and $907 were capitalized in 2000 and 1999, respectively.

5.       DEFERRED CHARGES AND OTHER ASSETS

Components of deferred charges and other assets were as follows at December 31-

                                                                                     2000           1999
                                                                                 ------------   ------------
       CRDA deposits and bonds, net (Note 14)                                    $     16,511   $     15,171
       Ac Convention Center Donation (Note 14)                                          1,902          1,812
       Debt issuance costs, net                                                         4,677          5,208
       Other                                                                              477            152
                                                                                 ------------   ------------
                                                                                 $     23,567   $     22,343
                                                                                 ============   ============


Debt issuance costs are amortized over the terms of the related indebtedness using the effective interest method. Amortization of debt issuance costs, debt premiums and accretion of discounts amounted to $606 and $429, and is included within interest expense in the accompanying statements of operations for the years ended December 31, 2000 and 1999, respectively.

NOTES TO FINANCIAL STATEMENTS
December 31, 2000 and 1999
(In Thousands)


6.       ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Components of accrued expenses and other current liabilities were as follows at December 31 -


                                                                                    2000            1999
                                                                                 ------------   ------------
       Utilities                                                                $        432    $        548
       CRDA obligation                                                                   667             646
       Legal and related costs                                                           293           1,500
       Insurance and related costs                                                     1,339           1,379
       Interest                                                                        1,648             499
       Payroll                                                                         7,548           6,008
       Unredeemed chip liability                                                       1,170           1,309
       Customer deposits                                                                 126             230
       Due to affiliates                                                               7,893             -
       Other                                                                           7,280           4,808
                                                                                 ------------   ------------
                                                                                $     28,396    $     16,927
                                                                                ============    ============

7.       OBLIGATIONS UNDER CAPITAL LEASE

RIH entered into obligations under capital lease to finance the purchase of slot machines. Borrowings under these arrangements totaled approximately $574 and $880 as of December 31, 2000 and 1999, respectively. The interest portion of the capital lease obligations is not material.

8.       NOTES PAYABLE TO AFFILIATE

The components of notes payable to affiliate were as follows at December 31 -

                                                                                    2000           1999
                                                                                 ------------   ------------
       9% Senior Subordinated Notes, due 2007                                   $    200,000    $    200,000
       Unamortized discount                                                             (663)           (738)
                                                                                 ------------   ------------
                                                                                $    199,337    $    199,262
                                                                                ============    ============


Due to the interest rates and terms thereof, the carrying values of the long-term debt at December 31, 2000 and 1999 approximate their fair values.

In February 1999, SIHL and SINA (the "Issuers") issued $200,000 principal amount of 9% Senior Subordinated Notes due 2007 (the "Senior Notes") which, after costs, resulted in net proceeds of approximately $194,000. These proceeds were loaned to RIH in exchange for a $200,000 promissory note (the "RIH Note") with terms that mirror the terms of the Senior Notes, and RIH's guarantee of the Senior Notes. Interest on both the Senior Notes and the RIH Note is payable on March 15 and September 15 in each year. These payments commenced September 15, 1997 with an interest payment of $9,550. The indenture for the Senior Notes (the "Senior Indenture") contains covenants, including limitations on the ability of the Issuers and the Guarantors (including RIH) to, among other things: (i) incur additional indebtedness, (ii) incur certain liens, (iii) engage in certain

NOTES TO FINANCIAL STATEMENTS
December 31, 2000 and 1999
(In Thousands)


transactions with affiliates and (iv) pay dividends and make certain other restricted payments. See Note 10.


9.       LONG-TERM DEBT

During August 1999, SIHL entered into a term credit facility (the "Credit Facility") with a syndicate of banks led by The Bank of Nova Scotia and Societe Generale under which RIH is a borrower along with SIHL and Sun International Bahamas Limited, a wholly-owned subsidiary of SIHL. The Credit Facility allows for borrowings up to $375,000. Loans under the Credit Facility bear interest at
(i) the higher of (a) The Bank of Nova Scotia's base rate or (b) the Federal Funds rate, as defined, in either case plus an additional 0.750% to 1.625% based on a debt to earnings ratio during the period, as defined (the "Debt Ratio") or (iii) The Bank of Nova Scotia's reserve-adjusted LIBOR rate plus 1.50% to 2.25% based on the Debt Ratio. Loans under the Credit Facility may be prepaid and reborrowed at any time and are due in full on August 12, 2002. Through December 31, 2000, funds borrowed on the facility by RIH amounted to $79,000. See Note 10.

10.      RELATED PARTY TRANSACTIONS

RIH recorded the following expenses from SINA and its other subsidiaries during-

                                                                                         2000            1999
                                                                                       -----------   -----------
       Expenses:
          Interest and amortization of discounts on notes payable to SINA              $    18,075   $    16,598
          Interest and amortization of premiums on notes payable to
              other affiliate                                                                  -             393
          Management fee                                                                     6,573         8,093
          Marketing services                                                                 1,210         1,690
          Amortization of debt issuance costs                                                  531           390
          Property rentals from SINA                                                           244           325
          Billboard rental from affiliate                                                       38            50
                                                                                       -----------   -----------
                                                                                       $    26,671   $    27,539
                                                                                       ===========   ===========


SINA charges RIH a management fee of three percent of gross revenues for administrative and other services. In addition to the management fee, charges for insurance costs are allocated to RIH based on relative amounts of operating revenue, payroll, property value, or other appropriate measures.

In connection with the proposed sale to Colony (see Note 1) RIH would not be liable for payment of related party balances, including borrowing from SIHL or SINA.

11.      RETIREMENT PLANS

RIH has a defined contribution plan in which substantially all non-union employees are eligible to participate. Employees of certain other affiliated companies are also eligible to participate in this plan. RIH and other subsidiaries of SINA make contributions to the plan based on a percentage of

NOTES TO FINANCIAL STATEMENTS
December 31, 2000 and 1999
(In Thousands)


eligible employee contributions. RIH's contribution expense for this plan was $665 and $676 for the years 2000 and 1999, respectively.

Union employees are covered by various multi-employer pension plans to which contributions are made by RIH and other unrelated employers. RIH's pension expense for these plans was $1,192 and $1,216 for the years 2000 and 1999, respectively.

12.      INCOME TAXES

The components of the deferred tax liabilities were as follows at December 31-

                                                                                2000           1999
                                                                           ------------   ------------
       Deferred tax liabilities:
          Basis differences on property and equipment                      $    (44,300)  $    (44,300)
          Other                                                                  (1,500)        (1,500)
                                                                           ------------   ------------
                 Total deferred tax liabilities                                 (45,800)       (45,800)
                                                                           ------------   ------------
       Deferred tax assets:
          NOL carryforwards                                                      86,800         82,600
          Book reserves not yet deductible for tax                               11,900         12,100
          Tax credit carryforwards                                                  800            800
          Other                                                                   6,900          6,100
                                                                           ------------   ------------
                 Total deferred tax assets                                      106,400        101,600
       Valuation allowance for deferred tax assets                              (96,057)       (91,257)
       Deferred tax assets, net of valuation allowance                           10,343         10,343
                                                                           ------------   ------------
       Net deferred tax liabilities                                        $    (35,457)  $    (35,457)
                                                                           ============   ============


The effective income tax rate varies from the statutory Federal income tax rate as a result of the following factors-

                                                                               2000           1999
                                                                           ------------   ------------
       Statutory Federal income tax rate                                       35.0%          35.0%
       NOL and temporary differences for which no taxes were provided or
          benefits recognized                                                 (28.0%)        (32.2%)
       Nondeductible provisions and expenses                                   (7.0%)         (2.8%)
                 Effective tax rate                                             0.0%           0.0%


For Federal tax purposes, RIH had NOL carryforwards of approximately $248 million at December 31, 2000 which expire as follows: $24 million in 2003, $50 million in 2004, $91 million in 2005, $1 million in 2009, $7 million in 2011, $46 million in 2012, $25 million in 2019 and $4 million in 2020. $173,000 of these NOL carryforwards was produced prior to a change in ownership of the consolidated group of which RIH is a part; therefore, these loss carryforwards are limited in their availability of offset against future taxable income.

For financial reporting purposes, in years when RIH has taxable income, the tax provision is computed as if RIH were entitled to a full allocation of the group's limitation. This has the effect of

NOTES TO FINANCIAL STATEMENTS
December 31, 2000 and 1999
(In Thousands)


reducing RIH's current tax provision; any remaining current tax provision of RIH is fully offset by a deferred tax benefit based on the reversal of temporary differences. For tax purposes, because RIH files a consolidated tax return with SINA and SINA's other subsidiaries, it is able to utilize the current period losses and NOL carryforwards of the entire group; thus, in years when RIH generates taxable income, its usage of its own NOLs is substantially less than the taxable income it generates.

RIH provided a full valuation allowance related to the income tax benefit associated with the operating leases during the years ended December 31, 2000 and 1999 due to the uncertainty surrounding the realization of such benefits.

At December 31, 2000, RIH had approximately $109 million of NOL carryforwards in the state of New Jersey which expire as follows: $1 million in 2001, $4 million in 2003, $43 million in 2004, $44 million in 2006 and $17 million in 2007.

Also at December 31, 2000, RIH had Federal income tax credit carryforwards of approximately $400, which are restricted as to use and expire $100 per year between 2006 and 2009, and Federal AMT tax credits of approximately $400 which carry forward indefinitely.

13.      SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow disclosures were as follows-

                                                                                          2000         1999
                                                                                        ---------   ---------
       Non-cash investment and financing transactions:
          Adjustment to capital in excess of par                                        $     -     $     373
          Refinancing of obligations under capital leases                               $     -     $   1,444
          Property and equipment acquired under capital lease obligations               $   1,417   $     814


14.      COMMITMENTS AND CONTINGENCIES

Litigation

RIH is a defendant in certain litigation. In the opinion of management, based upon advice of counsel, the aggregate liability, if any, arising from such litigation will not have a material adverse effect on the accompanying financial statements.

License Renewal

On January 19, 2000, the New Jersey Casino Control Commission (the "CCC") renewed RIH's license to operate its casino hotel complex in Atlantic City. A casino license is not transferable, and must be renewed every four years by filing an application which must be acted upon by the CCC no later than 30 days prior to the expiration of the license there in force.

CRDA Investment Obligation

NOTES TO FINANCIAL STATEMENTS
December 31, 2000 and 1999
(In Thousands)



The New Jersey Casino Control Act, as amended, requires RIH to purchase bonds issued by the Casino Reinvestment Development Authority (CRDA) or make other investments authorized by the CRDA, in an amount equal to 1.25% of RIH's gross gaming revenue, as defined.

The CRDA bonds have interest rates ranging from 3.6% to 7.0% and have repayment terms of between 20 and 50 years. RIH records charges to expense to reflect the below-market interest rate payable on the bonds it may have to purchase to fulfill its investment obligation at the date the obligation arises. The charges in 2000 and 1999 for discounts on obligations arising in those years were $816 and $601, respectively. The discount on CRDA bonds purchased is amortized to interest income over the life of the bonds using the effective interest method.

From time to time RIH has donated certain funds it has had on deposit with the CRDA in return for either relief from its obligation to purchase CRDA bonds or credits against future CRDA deposits.

At December 31, 2000, RIH owned $7,537 face value of bonds issued by the CRDA and had $19,754 on deposit with the CRDA. These bonds and deposits, net of an estimated discount, charged to expense to reflect the below-market interest rate payable on the bonds, are included in deferred charges and other assets in RIH's balance sheet. Deferred changes and other assets in RIH's balance sheet also reflects $1,902 in additional deposits, which have been earmarked for the refurbishment of the Atlantic City Convention Center. This amount is capitalized and will be amortized on a straight line basis over a 15 year period when the Convention Center is reopened for operations. RIH has committed $8,668 of its current and future CRDA deposit obligations for this project.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

         We have audited in accordance with auditing standards generally accepted in the United States, the financial statements of Resorts International Hotel, Inc. included in this Form 10 and have issued our report thereon dated January 19, 2001. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying schedule is the responsibility of the management of Resorts International Hotel, Inc. and is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.



                                                        /s/ ARTHUR ANDERSEN LLP

Roseland, New Jersey
January 19, 2001

Schedule II

                       RESORTS INTERNATIONAL HOTEL, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 2000
                                 (In Thousands)


                                                         Balance at      Charged to
                                                        Beginning of     Costs and     Other Changes       Balance at
                                                           Period         Expenses     (Deductions)       End of Period
                                                       -------------    -------------  ------------       -------------
YEAR ENDED DECEMBER 31, 1999

      Allowances for doubtful accounts...............  $       2,402    $       1,465  $     (1,251)(a)   $       2,616
      Valuation allowance for CRDA investments         $      12,725    $         601  $     (3,349)(b)   $       9,977

YEAR ENDED DECEMBER 31, 2000

      Allowances for doubtful accounts...............  $       2,616    $       1,160  $       (850)(a)   $       2,926
      Valuation allowance for CRDA investments.        $       9,977    $         816  $        (13)      $      10,780

(a)  Write-off uncollectible amounts.

(b)  Includes the write-off of $3,336 of Vermont Plaza Bonds.

(c)  Includes the amortization of the valuation allowance for cross investments.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Resorts International Hotel, Inc.:

We have audited the accompanying balance sheets of Resorts International Hotel, Inc. (a New Jersey corporation) as of December 31, 1999 and 1998, and the related statements of operations, shareholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Resorts International Hotel, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.



                                          /s/ ARTHUR ANDERSEN LLP



Roseland, New Jersey
January 19, 2000

                       RESORTS INTERNATIONAL HOTEL, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998
                       (In Thousands, except share data)


                                         ASSETS                                                1999           1998
                                                                                           ------------    ------------
CURRENT ASSETS:
    Cash and cash equivalents                                                              $     14,541    $     23,357
    Receivables, net                                                                              6,520           5,364
    Inventories                                                                                   2,490           1,492
    Prepaid expenses                                                                              2,017           1,692
    Due from SINA                                                                                13,091           5,080
                                                                                           ------------    ------------
                 Total current assets                                                            38,659          36,985

PROPERTY AND EQUIPMENT, net                                                                     258,516         228,333

GOODWILL, net                                                                                    97,733         100,749

DEFERRED CHARGES AND OTHER ASSETS                                                                22,343          20,555
                                                                                           ------------    ------------
                 Total assets                                                              $    417,251    $    386,622
                                                                                           ============    ============

                          LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES:
    Obligations under capital lease - current portion                                      $        944    $      2,235
    Accounts payable                                                                              6,348           4,699
    Accrued interest payable to SINA                                                              5,300           5,483
    Accrued expenses and other current liabilities                                               16,927          19,171
                                                                                           ------------    ------------
                 Total current liabilities                                                       29,519          31,588
                                                                                           ------------    ------------

NOTES PAYABLE TO AFFILIATE                                                                      199,262         205,940
                                                                                           ------------    ------------

LONG-TERM DEBT                                                                                   73,112               -
                                                                                           ------------    ------------

DEFERRED INCOME TAXES                                                                            35,457          35,457
                                                                                           ------------    ------------

SHAREHOLDER'S EQUITY:
    Common stock - $1 par value, 1,000 shares issued and outstanding                              1,000           1,000
    Capital in excess of par                                                                    123,660         124,033
    Accumulated deficit                                                                         (44,759)        (11,396)
                                                                                           ------------    ------------
                 Total shareholder's equity                                                      79,901         113,637
                                                                                           ------------    ------------
                 Total liabilities and shareholder's equity                                $    417,251    $    386,622
                                                                                           ============    ============


The accompanying notes are an integral part of these balance sheets.

                       RESORTS INTERNATIONAL HOTEL, INC.
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                                 (In Thousands)

                                                                                               1999            1998
                                                                                           ------------   ------------
REVENUES:
    Gaming                                                                                 $    210,758   $    219,854
    Rooms                                                                                        15,160         16,148
    Food and beverage                                                                            25,512         26,692
    Other                                                                                         8,076         11,460
                                                                                           ------------   ------------
                 Gross revenues                                                                 259,506        274,154

    Less - Promotional allowances                                                               (26,632)       (28,295)
                                                                                           ------------   ------------
                 Net revenues                                                                   232,874        245,859
                                                                                           ------------   ------------

COST AND EXPENSES:
    Gaming                                                                                      141,803        131,673
    Rooms                                                                                         2,929          3,454
    Food and beverage                                                                            15,401         16,638
    Other                                                                                        28,762         30,509
    Selling, general and administration                                                          35,568         37,513
    Depreciation and amortization                                                                16,737         14,722
    Preopening                                                                                    5,398              -
                                                                                           ------------   ------------
                 Total costs and expenses                                                       246,598        234,509
                                                                                           ------------   ------------
                 (Loss) income from operations                                                  (13,724)        11,350

    INTEREST AND OTHER INCOME                                                                     1,360          2,595

    INTEREST EXPENSE                                                                            (20,999)       (19,456)
                                                                                           ------------   ------------
                 Net loss                                                                  $    (33,363)  $     (5,511)
                                                                                           ============   ============


The accompanying notes are an integral part of these financial statements.

                       RESORTS INTERNATIONAL HOTEL, INC.
                       STATEMENTS OF SHAREHOLDER'S EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                                 (In Thousands)


                                                                                                             Total
                                                                         Capital in      Accumulated     Shareholder's
                                                        Common Stock   Excess of Par       Deficit          Equity
                                                        -----------   --------------   --------------  --------------
BALANCE AT DECEMBER 31, 1997                            $     1,000   $      124,033   $       (5,885) $      119,148

    Net loss                                                      -                -           (5,511)         (5,511)
                                                        -----------   --------------   --------------  --------------
BALANCE AT DECEMBER 31, 1998                                  1,000          124,033          (11,396)        113,637

    Net loss                                                      -                -          (33,363)        (33,363)
    Adjustment to capital in excess of par                        -             (373)               -            (373)
                                                        -----------   --------------   --------------  --------------

BALANCE AT DECEMBER 31, 1999                            $     1,000   $      123,660   $      (44,759) $       79,901



The accompanying notes are an integral part of these financial statements.

                       RESORTS INTERNATIONAL HOTEL, INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                                 (In Thousands)


                                                                                               1999            1998
                                                                                           ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Reconciliation of net loss to net cash (used in) provided by operating activities-
    Net loss                                                                               $    (33,363)   $     (5,511)
       Adjustments to reconcile net loss to net cash (used in) provided by operating activities-
              Depreciation and amortization                                                      16,737          14,722
              Provision for doubtful receivables                                                  1,465             662
              Provision for discount on CRDA investment obligation, net                             587             572
              Changes in assets and liabilities-
                 Receivables                                                                     (2,621)         (1,196)
                 Inventories and prepaid expenses                                                (1,323)            146
                 Deferred charges and other assets                                                 (191)             36
                 Current liabilities                                                             (1,734)            988
                                                                                           ------------    ------------
                 Net cash (used in) provided by operating activities                            (20,443)         10,419
                                                                                           ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of property and equipment                                                         (41,906)        (21,837)
    Deposits made into CRDA investment obligation account                                        (2,746)         (2,955)
                                                                                           ------------    ------------
                 Net cash used in investing activities                                          (44,652)        (24,792)
                                                                                           ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Borrowings from affiliates, net                                                                   -           5,098
    Proceeds from long-term debt                                                                 73,000               -
    Redemption of affiliated notes                                                               (6,717)              -
    Advances from SINA                                                                           (8,011)         (7,473)
    Payments under capital lease obligations                                                     (1,993)         (3,145)
                                                                                           ------------    ------------
                 Net cash provided by (used in) financing activities                             56,279          (5,520)
                                                                                           ------------    ------------
                 Net decrease in cash and cash equivalents                                       (8,816)        (19,893)

CASH AND CASH EQUIVALENTS, beginning of year                                                     23,357          43,250
                                                                                           ------------    ------------

CASH AND CASH EQUIVALENTS, end of year                                                     $     14,541    $     23,357
                                                                                           ============    ============

The accompanying notes are an integral part of these financial statements.

                       RESORTS INTERNATIONAL HOTEL, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998
                                 (In Thousands)


1.       MERGER AND BASIS OF ACCOUNTING

Resorts International Hotel, Inc. ("RIH") owns and operates Resorts Atlantic City Casino Hotel, a casino/hotel complex located in Atlantic City, New Jersey. RIH is a wholly owned subsidiary of GGRI, Inc. ("GGRI"), which is a wholly owned subsidiary of Sun International North America, Inc. ("SINA").

On December 16, 1996 (the "Effective Date"), SINA became a wholly owned subsidiary of Sun International Hotels Limited ("SIHL"), a corporation organized under the laws of the Commonwealth of The Bahamas, through a merger transaction (the "Merger") approved by shareholders of SINA.

The Merger was accounted for as a purchase and, through push-down accounting, RIH adjusted its net assets to reflect its portion of the cost of SIHL's investment in SINA. In doing so, RIH's assets and liabilities were adjusted to their estimated fair values based on independent appraisals, evaluations, estimations and other studies. All of SINA's consolidated goodwill, which resulted from the excess of SIHL's investment in SINA over the fair value of SINA's net assets, was attributed to RIH, SINA's only subsidiary with significant operations as of the Effective Date.

On February 26, 1999, the United States Bankruptcy Court for the District of Delaware issued an order granting a motion filed by SINA. As a result of the motion, SIHL canceled certain ordinary shares outstanding but never issued (which through push down accounting were also considered part of shareholder's equity at RIH) valued at approximately $373 as a result of old SINA noteholders not excluding their notes to receive equity securities in SINA prior to the expiration date (see Note 13).

In January 2000, SIHL received a proposal from Sun International Investment Limited to acquire in a merger transaction all ordinary shares of SIHL not already owned by Sun International Investments Limited or its shareholders for $24 per share in cash.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RIH provides allowances for doubtful accounts arising from casino, hotel and other services, which are based upon a specific review of certain outstanding receivables. In determining the amounts of the allowances, RIH is required to make certain estimates and, assumptions and actual results may differ from those assumptions.

NOTES TO FINANCIAL STATEMENTS
December 31, 1999 and 1998
(In Thousands)

Revenue Recognition

RIH records as gaming revenue the net win from gaming activities which represents the difference between amounts wagered and amounts won by patrons. Revenues from hotel and related services and from theater ticket sales are recognized at the time the related service is performed.

Promotional Allowances

The retail value of hotel accommodations, food, beverage and other services provided to customers without charge is included in gross revenues and deducted as promotional allowances. The estimated departmental costs of providing such promotional allowances are included in gaming costs and expenses as follows-

                                                1999           1998
                                            -------------  -------------
       Rooms                                $       5,536  $       5,655
       Food and beverage                           14,634         13,448
       Entertainment and other                      6,704          5,570
                                            -------------  -------------
                                            $      26,874  $      24,673
                                            =============  =============


Preopening expenses

In the first quarter of 1999, RIH adopted statement of Position 98-5, which states that all pre-opening expenses will be charged to expense as they are incurred. RIH incurred $5,398 in pre opening expenses related to the opening of the renovated casino during 1999.

Cash Equivalents

RIH considers all of its short-term money market securities purchased with original maturities of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value due to the short maturity of these instruments. At December 31, 1999 and 1998, RIH's cash equivalents included reverse repurchase agreements (Federal government securities purchased under agreements to resell those securities) of $722 and $12,212, respectively, under which RIH had not taken delivery of the underlying securities.

Inventories

Inventories of provisions, supplies and spare parts are valued at the lower of cost (first-in, first-out) or market.

Property and Equipment

Property and equipment are stated at cost and are depreciated over their estimated useful lives reported below using the straight-line method. Interest costs incurred during the construction

NOTES TO FINANCIAL STATEMENTS
December 31, 1999 and 1998
(In Thousands)


period are capitalized in accordance with Statement of Financial Accounting Standards No. 34, "Capitalization of Interest Costs."

       Land improvements                                       14 years
       Hotels and other buildings                              40 years
       Furniture, fixtures and equipment                    2 - 5 years


The provisions of Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets" requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. As a result of its review, the Company does not believe that any asset impairment exists with respect to its long-lived assets.

Goodwill

Goodwill is amortized on a straight-line basis over 40 years. Amortization of goodwill included in the accompanying statements of operations amounted to $2,643 and $2,651 in 1999 and 1998, respectively.

Income Taxes

RIH and SINA's other domestic subsidiaries file consolidated Federal income tax returns with SINA.

Deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities at enacted tax rates that will be in effect for the years in which the differences are expected to reverse. A valuation allowance is recognized based on estimates of the likelihood that some portion or all of the deferred tax assets will not be realized. Note 12 gives components of RIH's net deferred tax liability. Although RIH is a member of a consolidated group for Federal income tax purposes, RIH calculates its income tax provision on a separate return basis for financial reporting purposes.

Certain indentures described in Note 8 provide for a tax sharing agreement between RIH and SINA which limits RIH's tax payments to SINA to reimbursements of cash payments made by SINA for income or alternative minimum taxes arising from the earnings or operations of RIH.

3.       RECEIVABLES

Components of receivables were as follows at December 31-

NOTES TO FINANCIAL STATEMENTS
December 31, 1999 and 1998
(In Thousands)

                                                                                     1999           1998
                                                                                 ------------   ------------
       Gaming                                                                    $      7,439   $      5,700
       Less:  allowance for doubtful accounts                                          (2,606)        (2,401)
                                                                                 ------------   ------------
                                                                                        4,833          3,299
       Non-gaming:
          Hotel and related                                                               352            568
          Other                                                                         1,345          1,498
                                                                                 ------------   ------------
                                                                                        1,697          2,066
       Less:  allowance for doubtful accounts                                             (10)            (1)
                                                                                 ------------   ------------
                                                                                        1,687          2,065
                                                                                 ------------   ------------
                                                                                 $      6,520   $      5,364
                                                                                 ============   ============

4.       PROPERTY AND EQUIPMENT


Components of property and equipment were as follows at December 31-

                                                                                     1999           1998
                                                                                 ------------   ------------
       Land and land rights                                                      $     83,147   $     83,147
       Land improvements                                                                1,003          1,001
       Hotels and other buildings                                                     163,823        123,096
       Furniture, fixtures and equipment                                               40,852         28,492
       Construction in progress                                                         1,520         13,823
                                                                                 ------------   ------------
                                                                                      290,345        249,559
       Less- Accumulated depreciation                                                 (31,829)       (21,226)
                                                                                 ------------   ------------
       Net property and equipment                                                $    258,516   $    228,333
                                                                                 ============   ============


Interest costs of $907 and $75 were capitalized in 1999 and 1998, respectively.

5.       DEFERRED CHARGES AND OTHER ASSETS

Components of deferred charges and other assets were as follows at December 31-

                                                                                     1999           1998
                                                                                 ------------   ------------
       CRDA deposits and bonds, net (Note 14)                                    $     15,171   $     14,830
       Ac Convention Center Donation (Note 14)                                          1,812              -
       Debt issuance costs, net                                                         5,208          5,598
       Other                                                                              152            127
                                                                                 ------------   ------------
                                                                                 $     22,343   $     20,555
                                                                                 ============   ============

Debt issuance costs are amortized over the terms of the related indebtedness using the effective interest method. Amortization of debt issuance costs, debt premiums and accretion of discounts amounted to $429 and $511, and is included within interest expense in the accompanying statements of operations for the years ended December 31, 1999 and 1998, respectively.

NOTES TO FINANCIAL STATEMENTS
December 31, 1999 and 1998
(In Thousands)


6.       ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Components of accrued expenses and other current liabilities were as follows at December 31 -

                                                                                     1999           1998
                                                                                 ------------   ------------
       Utilities                                                                $        548    $        567
       CRDA obligation                                                                   646           1,704
       Legal and related costs                                                         1,500             832
       Insurance and related costs                                                     1,379           1,450
       Interest                                                                          499               -
       Payroll                                                                         6,008           7,146
       Unredeemed chip liability                                                       1,309           1,274
       Customer deposits                                                                 230             272
       Other                                                                           4,808           5,926
                                                                                 ------------   ------------
                                                                                $     16,927    $     19,171
                                                                                ============    ============

7.       OBLIGATIONS UNDER CAPITAL LEASE

RIH entered into obligations under capital lease to finance the purchase of slot machines. Borrowings under these arrangements totaled approximately $880 and $2,235 as of December 31, 1999 and December 31, 1998, respectively. The interest portion of the capital lease obligations is not material and the long-term portion ($112 at December 31, 1999) is included within long-term debt in the accompanying balance sheet.

8.       NOTES PAYABLE TO AFFILIATE

The components of notes payable to affiliate were as follows at December 31 -

                                                                                     1999          1998
                                                                                 ------------   ------------
       11% Mortgage Notes, due 2003                                             $          -    $      5,352
       Unamortized premium                                                                 -             246
                                                                                 ------------   ------------
                                                                                           -           5,598
                                                                                 ------------   ------------
       11.375% Junior Mortgage Notes, due 2004                                             -           1,095
       Unamortized premium                                                                 -              54
                                                                                 ------------   ------------
                                                                                           -           1,149
                                                                                 ------------   ------------
       9% Senior Notes, due 2007                                                     200,000         200,000
       Unamortized discount                                                             (738)           (807)
                                                                                 ------------   ------------
                                                                                     199,262         199,193
                                                                                 ------------   ------------
                                                                                $    199,262    $    205,940
                                                                                ============    ============

Due to the interest rates and terms thereof, the carrying values of the long-term debt at December 31, 1999 approximate their fair values.

Resorts International Hotel Financing, Inc. ("RIHF"), a wholly owned financing subsidiary of SINA, issued $125,000 of 11% Mortgage Notes due 2003 (the "Mortgage Notes") and $35,000 of 11.375% Junior Mortgage Notes due 2004 (the "Junior Mortgage Notes") and RIH issued the RIH Promissory Note and the RIH Junior Promissory Note (collectively, the "RIH Notes"). RIH

NOTES TO FINANCIAL STATEMENTS
December 31, 1999 and 1998
(In Thousands)


issued the RIH Notes to SINA. SINA then transferred the RIH Notes to RIHF in exchange for the Mortgage Notes and the Junior Mortgage Notes, and RIH amended and restated the RIH Notes making them payable to RIHF.

In February 1997, RIHF offered (the "Offer") to purchase its outstanding Mortgage Notes and Junior Mortgage Notes. In connection with the Offer, RIHF sought the consent of the holders (the "Consents") to amend the relevant indentures to, among other things, release the collateral for the Mortgage Notes and Junior Mortgage Notes. Pursuant to the Offer, RIHF acquired $119,645 principal amount of Mortgage Notes and $21,001 principal amount of Junior Mortgage Notes, for a total purchase price (including payments relating to the Consents) of $153,712. At December 31, 1998, $5,352 principal amount of Mortgage Notes and $1,095 principal amount of Junior Mortgage Notes remained outstanding, which, as a result of the amendments to the indentures, became unsecured obligations of RIHF. The remaining Junior Mortgage Notes continue to trade as part of units consisting of $1 principal amount of Junior Mortgage Notes and .1928 of an ordinary share of SIHL. During August 1999, the balance of the mortgage notes and junior mortgage notes were redeemed utilizing proceeds from the credit facility (see Note 9).

In connection with the Offer, SIHL and SINA (the "Issuers") issued $200,000 principal amount of 9% Senior Subordinated Notes due 2007 (the "Senior Notes") which, after costs, resulted in net proceeds of approximately $194,000. These proceeds were loaned to RIH in exchange for a $200,000 promissory note (the "New RIH Note") with terms that mirror the terms of the Senior Notes, and RIH's guarantee of the Senior Notes. RIH transferred to RIHF (i) $153,712 in cash which RIHF used to pay the purchase price (including payments related to the Consents), excluding accrued interest, for the Mortgage Notes and Junior Mortgage Notes tendered to RIHF pursuant to the Offer and (ii) $12,899 Junior Mortgage Notes owned by RIH. In exchange for this, the $125,000 and $35,000 promissory notes from RIH to RIHF (the "RIH Notes"), the terms of which mirror the terms of the Mortgage Notes and Junior Mortgage Notes, respectively, were canceled and RIH issued new promissory notes to RIHF in the amounts of, and with terms that mirror, the remaining Mortgage Notes and Junior Mortgage Notes. The excess of the cash and carrying value of the Junior Mortgage Notes tendered by RIH to RIHF over the net decrease in carrying value, excluding accrued interest, of the affiliated notes from RIH to RIHF, plus estimated costs of the Offer, which were borne by RIH, resulted in an extraordinary loss of $5,000. RIH also recorded a deferred tax benefit of $2,043 related to this extraordinary item. Interest on both the Senior Notes and the New RIH Note is payable on March 15 and September 15 in each year. These payments commenced September 15, 1997 with an interest payment of $9,550. The indenture for the Senior Notes (the "Senior Indenture") contains covenants, including limitations on the ability of the Issuers and the Guarantors (including RIH) to, among other things: (i) incur additional indebtedness, (ii) incur certain liens,
(iii) engage in certain transactions with affiliates and (iv) pay dividends and make certain other restricted payments.

9.       LONG-TERM DEBT

During August 1999, SIHL entered into a term credit facility (the "Credit Facility") with a syndicate of banks led by The Bank of Nova Scotia and Societe Generale under which RIH is a

NOTES TO FINANCIAL STATEMENTS
December 31, 1999 and 1998
(In Thousands)


borrower along with SIHL and Sun International Bahamas Limited, a wholly-owned subsidiary of SIHL. The Credit Facility allows for borrowings up to $375,000. Loans under the Credit Facility bear interest at (i) the higher of (a) The Bank of Nova Scotia's base rate or (b) the Federal Funds rate, as defined, in either case plus an additional 0.750% to 1.625% based on a debt to earnings ratio during the period, as defined (the "Debt Ratio") or (iii) The Bank of Nova Scotia's reserve-adjusted LIBOR rate plus 1.50% to 2.25% based on the Debt Ratio. Loans under the Credit Facility may be prepaid and reborrowed at any time and are due in full on August 12, 2002. Through December 31, 1999, funds borrowed on the facility by RIH amounted to $73,000.

10.      RELATED PARTY TRANSACTIONS

RIH recorded the following expenses from SINA and its other subsidiaries during-

                                                                                           1999          1998
                                                                                       -----------   -----------
       Expenses:
          Interest and amortization of discounts on notes payable to SINA              $    16,598   $    17,987
          Interest and amortization of premiums on notes payable to RIHF                       393           679
          Management fee                                                                     8,093         8,671
          Marketing services                                                                 1,690            79
          Amortization of debt issuance costs                                                  390           494
          Property rentals to SINA                                                             325           325
          Billboard rental to affiliate                                                         50            50
                                                                                       -----------   -----------
                                                                                       $    27,539   $    28,285
                                                                                       ===========   ===========


SINA charges RIH a management fee of three percent of gross revenues for administrative and other services. In addition to the management fee, charges for insurance costs are allocated to RIH based on relative amounts of operating revenue, payroll, property value, or other appropriate measures.

11.      RETIREMENT PLANS

RIH has a defined contribution plan in which substantially all non-union employees are eligible to participate. Employees of certain other affiliated companies are also eligible to participate in this plan. RIH and other subsidiaries of SINA make contributions to the plan based on a percentage of eligible employee contributions. RIH'S contribution expense for this plan was $676 and $744 for the years 1999 and 1998, respectively.

Union employees are covered by various multi-employer pension plans to which contributions are made by RIH and other unrelated employers. RIH's pension expense for these plans was $1,216 and $1,149 for the years 1999 and 1998, respectively.

NOTES TO FINANCIAL STATEMENTS
December 31, 1999 and 1998
(In Thousands)


12.      INCOME TAXES

The components of the deferred tax liabilities are as follows at December 31-


                                                                               1999            1998
                                                                           ------------   --------------
       Deferred tax liabilities:
          Basis differences on property and equipment                      $    (44,300)  $      (44,000)
          Other                                                                  (1,500)          (1,500)
                                                                           ------------   --------------
                 Total deferred tax liabilities                                 (45,800)         (45,500)
                                                                           ------------   --------------

       Deferred tax assets:
          NOL carryforwards                                                      82,600           76,600
          Book reserves not yet deductible for tax                               12,100           13,600
          Basis differences on notes payable to affiliate                             -              400
          Tax credit carryforwards                                                  800              800
          Other                                                                   6,100            5,800
                                                                           ------------   --------------
                 Total deferred tax assets                                      101,600           97,200
       Valuation allowance for deferred tax assets                              (91,257)         (87,157)
                                                                           ------------   --------------
       Deferred tax assets, net of valuation allowance                           10,343           10,043
                                                                           ------------   --------------
       Net deferred tax liabilities                                        $    (35,457)  $      (35,457)
                                                                           ============   ==============


The effective income tax rate on income (loss) before extraordinary item varies from the statutory Federal income tax rate as a result of the following factors-

                                                                               1999            1998
                                                                           ------------    ------------
       Statutory Federal income tax rate                                       35.0%           35.0%

       NOL and temporary differences for which no taxes were provided or
          benefits recognized                                                 (32.2%)          (7.3%)

       Nondeductible provisions and expenses                                   (2.8%)         (27.4%)

       Other                                                                    -              (0.3%)
                                                                           ------------    ------------
       Effective tax rate                                                       0.0%            0.0%
                                                                           ============    ============


For Federal tax purposes, RIH had NOL carryforwards of approximately $236,000 at December 31, 1999 which expire as follows: $24,000 in 2003, $50,000 in 2004, $91,000 in 2005, $1,000 in 2009, $7,000 in 2011, $46,000 in 2012 and $17,000 in
2019. $173,000 of these NOL carryforwards was produced prior to a change in ownership of the consolidated group of which RIH is a part; therefore, these loss carryforwards are limited in their availability of offset against future taxable income. For Federal tax purposes, this limitation is considered to be owned by a common parent and would not be available to RIH unless the parent made an affirmative election to allocate some of the limitation to RIH. Such election would not be made until such time as RIH ceases to be a member of the group.

For financial reporting purposes, in years when RIH has taxable income, the tax provision is computed as if RIH were entitled to a full allocation of the group's limitation. This has the effect of reducing RIH's current tax provision; any remaining current tax provision of RIH is fully

NOTES TO FINANCIAL STATEMENTS
December 31, 1999 and 1998
(In Thousands)


offset by a deferred tax benefit based on the reversal of temporary differences. For tax purposes, because RIH files a consolidated tax return with SINA and SINA's other subsidiaries, it is able to utilize the current period losses and NOL carryforwards of the entire group; thus, in years when RIH generates taxable income, its usage of its own NOLs is substantially less than the taxable income it generates.

RIH did not recognize an income tax benefit during the years ended December 31, 1999 and 1998 due to the history of recurring losses and the uncertainty surrounding the realization of the benefits in future income tax returns.

At December 31, 1999, RIH had approximately $65,000 of NOL carryforwards in the state of New Jersey which expire as follows: $1,000 in 2001, $4,000 in 2003, $43,000 in 2004 and $17,000 in 2006.

Also at December 31, 1999, RIH had Federal income tax credit carryforwards of approximately $400, which are restricted as to use and expire $100 per year between 2006 and 2009, and Federal AMT tax credits of approximately $400 which carry forward indefinitely.

13.      SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosures required by Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," are presented below-


                                                                              1999         1998
                                                                           ---------    ----------
       Non-cash investment and financing transactions:

       Adjustment to capital in excess of par                              $     373    $        -

       Refinancing of obligations under capital leases                         1,444             -

       Property and equipment acquired under capital lease obligations           814         5,098


14.      COMMITMENTS AND CONTINGENCIES

Litigation

RIH is a defendant in certain litigation. In the opinion of management, based upon advice of counsel, the aggregate liability, if any, arising from such litigation will not have a material adverse effect on the accompanying financial statements.

License Renewal

On January 19, 2000, the New Jersey Casino Control Commission (the "CCC") renewed RIH's license to operate its casino hotel complex in Atlantic City. A casino license is not transferable,

NOTES TO FINANCIAL STATEMENTS
December 31, 1999 and 1998
(In Thousands)

and must be renewed every four years by filing an application which must be acted upon by the CCC no later than 30 days prior to the expiration of the license there in force.

CRDA Investment Obligation

The New Jersey Casino Control Act, as amended, requires RIH to purchase bonds issued by the Casino Reinvestment Development Authority (CRDA) or make other investments authorized by the CRDA, in an amount equal to 1.25% of RIH's gross gaming revenue, as defined.

The CRDA bonds have interest rates ranging from 3.6% to 7.0% and have repayment terms of between 20 and 50 years. RIH records charges to expense to reflect the below-market interest rate payable on the bonds it may have to purchase to fulfill its investment obligation at the date the obligation arises. The charges in 1999 and 1998 for discounts on obligations arising in those years were $601 and $586, respectively. The discount on CRDA bonds purchased is amortized to interest income over the life of the bonds using the effective interest method.

From time to time RIH has donated certain funds it has had on deposit with the CRDA in return for either relief from its obligation to purchase CRDA bonds or credits against future CRDA deposits.

At December 31, 1999, RIH owned $8,152 face value of bonds issued by the CRDA and had $16,995 on deposit with the CRDA. These bonds and deposits, net of an estimated discount, charged to expense to reflect the below-market interest rate payable on the bonds, are included in deferred charges and other assets in RIH's Balance Sheet. Deferred changes and other assets in RIH's Balance Sheet also reflects $1,812 in additional deposits, which have been earmarked for the refurbishment of the Atlantic City Convention Center. This amount is capitalized and will be amortized on a straight line basis over a 15 year period when the Convention Center is reopened for operations. RIH has committed $8,668 of its current and future CRDA deposit obligations for this project.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

         We have audited in accordance with auditing standards generally accepted in the United States, the financial statements of Resorts International Hotel, Inc. included in this Form 10 and have issued our report thereon dated January 19, 2000. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying schedule is the responsibility of the management of Resorts International Hotel, Inc. and is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.



                                                        /s/ ARTHUR ANDERSEN LLP

Roseland, New Jersey
January 19, 2000

Schedule II

                       RESORTS INTERNATIONAL HOTEL, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999
                                 (In Thousands)


                                                         Balance at      Charged to
                                                        Beginning of     Costs and    Other Changes        Balance at
                                                           Period         Expenses     (Deductions)       End of Period
                                                       -------------    -------------  ------------       -------------
YEAR ENDED DECEMBER 31, 1998
      Allowances for doubtful accounts...............  $       3,023    $         662  $     (1,283)(a)   $       2,402
      Valuation allowance for CRDA investments         $      12,287    $         586  $       (148)      $      12,725

YEAR ENDED DECEMBER 31, 1999
      Allowances for doubtful accounts...............  $       2,402    $       1,465  $     (1,251)(a)   $       2,616
      Valuation allowance for CRDA investments         $      12,725    $         601  $     (3,349)(b)   $       9,977


(a)  Write-off uncollectible amounts.

(b) Includes the amortization of the valuation allowance for cross investments and the reversal of the allowance upon the redemption of bonds.

(c)  Includes the write-off of $3,336 of Vermont Plaza Bonds.